QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 17, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RYAN BECK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other Jurisdiction of Incorporation or Organization)	6211 (Primary Standard Industrial Classification Code Number)	41-2094319 (I.R.S. Employer Identification Number)

18 Columbia Turnpike, Florham Park, NJ 07932 (973) 549-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ben A. Plotkin
Chairman and Chief Executive Officer
Ryan Beck Holdings, Inc.
18 Columbia Turnpike
Florham Park, NJ 07932
(973) 549-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Ronald H. Janis, Esq. Pitney Hardin LLP 7 Times Square New York, NY 10036 (212) 297-5800	Lee A. Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Class A common stock, $0.001 par value per share	—	—	$100,000,000	$10,700

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

(2)
Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 17, 2006

Preliminary prospectus

shares

Ryan Beck Holdings, Inc.

Class A common stock

This is an initial public offering of shares of Class A common stock of Ryan Beck Holdings, Inc. We are selling            shares of our Class A common stock. The estimated initial public offering price is between $    and $    per share.

We intend to apply for quotation of the Class A common stock on the NASDAQ National Market under the trading symbol "RBCO."

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts	$	$

Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of 30 days to purchase from us up to            additional shares of Class A common stock to cover over-allotments, if any.

Investing in shares of our Class A common stock involves risk. See "Risk factors" beginning on page 8.

Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share, but the aggregate voting power of the Class A common stock is limited to 53% of the combined voting power of our common stock. The Class B common stock will represent, in the aggregate, 47% of the combined voting power of our common stock. Immediately following this offering, BankAtlantic Bancorp will hold    % of our Class A common stock and all of our Class B common stock, representing approximately    % of the aggregate voting power of our common stock and approximately    % of the overall economic interest in us (or     % if the underwriters' exercise their over-allotment option in full).

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about            , 2006.

JPMorgan	Ryan Beck & Co.

                        , 2006.

Corporate Locations

As of March 31, 2006

i

ii

        In making your investment decision, you should rely only on the information contained in this prospectus and the related registration statement. See "Where you can find additional information." We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise indicated:

  •
  The information in this prospectus assumes the underwriters' over-allotment option is not exercised;

  •
  The information in this prospectus excludes            shares of our Class A common stock reserved for issuance pursuant to existing options, and            shares of our Class A common stock reserved for issuance under our common stock option and equity incentive plan;

  •
  The number of financial consultants, employees, companies covered and similar information are presented as of December 31, 2005; and

  •
  The number of locations is presented as of March 31, 2006.

iii

Prospectus summary

        This summary highlights selected information contained in this prospectus but may not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk factors," "Forward-looking statements" and our financial data and related notes, before making an investment decision.

        In this prospectus, unless we indicate otherwise or the context otherwise requires, any references to "we," "our" and "us" refer to Ryan Beck Holdings, Inc., a holding company incorporated under the laws of the State of New Jersey, and its consolidated subsidiaries, including Ryan Beck, which we use to refer to Ryan Beck & Co., Inc., our broker-dealer and investment banking subsidiary.

Overview

        We provide financial advice and solutions to individuals, institutions and corporate clients through our approximately 1,100 employees in 43 locations in 14 states. For individual investors, our private client group provides a full range of financial services, including wealth planning and management, retirement and estate planning, education funding and portfolio reviews. Our institutional clients benefit from the market making, underwriting and distribution services of our capital markets group, which offers trading, institutional sales and syndicate activities, as well as research. Through our investment banking group, we provide capital raising and financial advisory services to financial institutions and middle market companies in selected industry sectors.

        We focus on building long-term relationships with our clients and on leveraging the experience and knowledge of our professionals to serve our clients' needs. We have an established expertise in serving financial institutions such as community banks and thrifts, regional banks, other financial institutions specializing in trust services, custodial services and wealth management, mutual holding companies and providers of diversified financial services. Our capital markets and investment banking groups also target middle market and emerging growth companies with valuations typically ranging from $20 million to $1 billion. Our private client group serves the needs of individuals with $500,000 to $5 million in assets available for investing. Our goal is to be a primary financial advisor to each of our clients.

        We derive our revenues primarily from three business segments:

  •
  Private client.    Our private client group offers services including wealth planning and management, retirement and estate planning, education funding and portfolio reviews for both equity and fixed-income investors. We utilize an "open architecture" approach that gives our financial consultants autonomy to offer clients a wide range of products and services. We emphasize outstanding execution and a high level of personalized, sophisticated service. We employ a chief market strategist who provides economic and global market commentary.

  •
  Capital markets.    Our capital markets group operates through its equity capital markets, taxable capital markets and municipal capital markets departments. Through these three departments we offer research, trading, institutional sales and syndicate services. We make a market in the equity securities of approximately 875 issuers. Our research department employs 13 publishing analysts who cover approximately 214 companies in seven industry sectors, which generally parallel the focus of our investment banking group.

  •
  Investment banking.    Our investment banking activities focus on financings, merger and acquisition advisory services and valuation, opinion and other advisory services. We have a well established expertise in serving financial institutions, and we have recently broadened our industry coverage to focus on middle market and emerging growth companies in additional sectors, including:

    •
    consumer products and services, including specialty retail and restaurants;

    •
    business services;

    •
    aerospace, defense and homeland security;

    •
    real estate, including real estate investment trusts; and

    •
    selected growth sectors, including niche manufacturers, providers of unique products, services or technology and selected areas of the healthcare industry.

Our competitive strengths

  •
  People and culture.    We believe our experienced professionals are critical to our success. We emphasize personalized, sophisticated advice and a high level of customer service in all of our businesses. In our investment banking business, we believe the experience of our senior investment bankers is an important competitive advantage. We believe our professionals are united by a desire to be a part of a firm admired for excellence and integrity and dedicated to providing sound, practical advice tailored to our clients' needs. We believe that our many long-term client relationships are a testament to our distinctive culture and our clients' satisfaction with our services and advice.

  •
  Common platform and local service.    We have created a firm consisting of a group of diverse but interdependent businesses working together for the benefit of our clients. Our professionals deliver personalized local service through our 43 locations. We believe that the integrated services provided by our private client group, capital markets and investment banking businesses deliver outstanding execution, in-depth research and insight into the most important issues affecting our clients. We believe we offer our clients the expert knowledge and personalized service of a boutique with the full-service capabilities of a national firm. We also believe that our investment in infrastructure and operational support services has enabled us to build an operational base that will support our planned growth.

Our growth strategy

        Under the leadership of our current management team, we have grown and diversified our revenues through both organic growth and strategic hires. In 2002, we acquired certain assets and assumed certain liabilities of Gruntal & Co., a broker-dealer with a private client group presence primarily in the eastern half of the United States. The transaction led to substantial increases in our equity, revenues and employees. Since the Gruntal transaction, we have continued our growth and diversification through strategic hiring and other growth initiatives.

        We typically have several acquisition or expansion opportunities that are in some level of evaluation, due diligence, or negotiation at any time. Our acquisition strategy is primarily focused on targeting local and regional firms or groups of professionals. Our goal is to grow our revenue base, better leverage our fixed cost infrastructure and support our geographic expansion. We follow stringent acquisition criteria, requiring each acquisition to fit within our target industry groups or product areas and have an acceptable regulatory risk profile. We expect that an acquisition should start to become accretive to our earnings no later than one year after the acquisition.

        The table below shows our growth in several key areas during the last five years:

	December 31, 2005	January 1, 2001
Financial consultants	428	70
Investment bankers	35	12
Institutional sales persons	34	21
Traders	44	24
Customer accounts	135,000	27,000
Customer assets	$18.2 billion	$4.0 billion
Total revenues	$253.3 million	$54.3 million

        We intend to continue to diversify and grow our business by acquisitions, by developing our long-term relationships and by expanding our client base and product offerings through organic growth. Our growth strategies for each of our business segments include:

  •
  Growing our private client group business through hiring additional financial consultants, improving productivity and expanding fee-based services.    We intend to increase our revenues in our private client group by selectively hiring proven individuals and groups as well as improving the productivity of our existing financial consultants. To develop a more predictable revenue stream, we are focused on expanding our fee-based advisory products and services.

  •
  Increasing the strength of our capital markets business.    Our research is focused on under-covered companies and providing actionable ideas to our investor base. We intend to continue to grow our capital markets group by expanding our expertise into additional industries and deepening our coverage of our existing industries. We intend to focus on our most profitable relationships, including hedge funds and institutional clients ranging from large mutual funds to sector specific money managers, as well as our historic relationships with financial institutions. Successful growth in this area will require us to provide a high level of customer service and cost-effective trade execution.

  •
  Diversifying our expertise and leveraging relationships to grow our investment banking business.    Our growth strategy in investment banking is focused on expansion into other targeted industry segments and leveraging our core investment banking expertise into a broader and more diversified business model. We intend to recruit experienced investment bankers with expertise in our targeted industry segments. We will continue to work to enhance our referral network to identify new clients and to focus on personalized customer service and outstanding transaction execution to generate repeat business from existing clients.

History

        Since the founding of Ryan Beck in 1946, we have evolved from a small New Jersey-based municipal bond house to a national provider of private client brokerage, capital markets and investment banking services. In the 1970s, we began to trade and distribute the securities of community banks as well as provide investment banking services to those organizations. In 1986, we completed an initial public offering and became a public company.

        In 1998, we were acquired by BankAtlantic Bancorp, Inc., a Florida-based thrift holding company, which was an investment banking client of ours. BankAtlantic Bancorp is a public company whose stock trades on the New York Stock Exchange under the symbol "BBX." The acquisition provided us with access to capital, stability of ownership and the ability to continue to operate as an autonomous subsidiary. Recognizing the difference in cultures between a bank and a broker-dealer, the operations of BankAtlantic Bancorp and Ryan Beck have largely remained separate. BankAtlantic employees do not currently serve as our directors or officers. We also maintain independent technology, personnel, finance, facilities, operations and related functions. As a subsidiary of BankAtlantic Bancorp, we have complied with certain provisions of the Sarbanes-Oxley Act as it impacted BankAtlantic Bancorp, including the provisions regarding internal controls and procedures.

Why we are going public

        We expect that our transition to a public company will enhance our ability to execute our growth and diversification strategy. We believe that as a public company we will have better visibility and broader access to capital. We also expect that it will enhance our ability to attract and retain high quality professionals by enabling us to offer them equity-based incentives linked directly to the success of our business.

Ryan Beck Holdings, Inc.

        Our principal executive location is 18 Columbia Turnpike, Florham Park, New Jersey 07932, and our general telephone number is (973) 549-4000. Ryan Beck Holdings, Inc. was formed in 2003 to serve as the holding company for Ryan Beck. Ryan Beck is a member of the National Association of Securities Dealers, or NASD, and is registered with the Securities and Exchange Commission, or SEC. Ryan Beck acts as an "introducing" broker, meaning that our client accounts are held by, and our trading activity is cleared through, Pershing LLC (a subsidiary of The Bank of New York), which acts as our "clearing broker." We maintain an internet site at http://www.ryanbeck.com. Our website and the information contained on that site, or connected to that site, are not incorporated into or a part of this prospectus.

The offering

Shares of Class A common stock offered by us	shares(1)
Shares of common stock outstanding immediately after the offering
Class A common stock	shares(2)
Class B common stock	shares
Total	shares(2)
Shares of common stock to be held by BankAtlantic Bancorp immediately after the offering
Class A common stock	shares
Class B common stock	shares
Total	shares
Percentage of the outstanding common stock to be held by BankAtlantic Bancorp immediately after the offering	Voting power % Economic interest %
Over-allotment option	shares of Class A common stock to be offered by us if the underwriters exercise the over-allotment option in full.
Use of proceeds
We estimate that our net proceeds from this offering, after deducting estimated underwriting discounts and offering expenses, will be approximately $ million, assuming an initial offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. We intend to use $ million of the net proceeds to repay $ million in intercompany indebtedness that we will owe to BankAtlantic Bancorp at the closing of the offering. This indebtedness will be incurred to fund a dividend to BankAtlantic Bancorp that we expect to declare and pay immediately prior to the closing of this offering. We intend to use the remaining $ of net proceeds to fund additional growth and for working capital purposes. See "Use of proceeds" for more information regarding our use of the proceeds from this offering.
Dividend policy	We do not anticipate paying any dividends on our Class A or Class B common stock in the foreseeable future. See "Dividend policy."

Voting rights
Each share of Class A common stock is entitled to one vote, but the total voting power of the Class A common stock is limited to an aggregate 53% of the combined voting power of our common stock. The Class B common stock will represent, in the aggregate, 47% of the combined voting power of our common stock. The fixed voting percentages will be eliminated, and shares of Class B common stock will be entitled to only one vote per share, from and after the date that there are less than shares of Class B common stock outstanding (which amount is approximately one-half the number of shares of Class B common stock that will be outstanding immediately following the offering). See "Management—Certain relationships and related transactions—Relationship with BankAtlantic Bancorp" and "Description of capital stock."
Controlling shareholder
Currently, BankAtlantic Bancorp owns all of our common stock. After consummation of the offering, BankAtlantic Bancorp will continue to own a controlling voting interest and a majority economic interest in us. For information regarding the relationship between us and BankAtlantic Bancorp, see "Management—Certain relationships and related transactions—Relationship with BankAtlantic Bancorp."
Risk factors	For a discussion of certain considerations relevant to an investment in our Class A common stock, see "Risk factors."
Proposed NASDAQ National Market symbol of our Class A common stock	RBCO

(1)
Does not include the            shares of Class A common stock subject to issuance if the underwriters elect to exercise their over-allotment option.

(2)
Does not include the            shares of Class A common stock subject to issuance if the underwriters elect to exercise their over-allotment option or             shares reserved for issuance under our common stock option and equity incentive plan.

Summary consolidated financial information

        The table below sets forth summary financial data for the periods indicated. The data has been derived from our audited consolidated financial statements for the three years ended December 31, 2005, 2004 and 2003, included elsewhere in the prospectus. It is important that you read this information together with "Management's discussion and analysis of financial condition and results of operations," and our consolidated financial statements and notes to those consolidated financial statements beginning on page F-1.

Year ended December 31, (in thousands, except earnings per share and employee data)	2005	2004	2003
Consolidated statement of operations data:
Revenues
Principal transactions, net	$100,287	$90,416	$93,409
Commissions	83,073	82,575	77,056
Investment banking	45,527	48,245	29,839
Interest and dividends	14,511	11,351	10,438
Other	9,913	10,568	10,634

Total revenues	253,311	243,155	221,376

Expenses
Compensation and benefits	165,323	158,867	147,359
Non-compensation expense (1)	61,150	55,114	57,219

Total expenses	226,473	213,981	204,578

Income before income taxes and minority interest	26,838	29,174	16,798
Income tax expense	10,095	11,692	6,924
Minority interest	87	—	—

Net income from continuing operations	$16,656	$17,482	$9,874

Basic earnings per share	$0.68	$0.72	$0.41
Diluted earnings per share	$0.65	$0.69	$0.40
Other data
Dividends per share	$—	$0.20	$—
Financial data
Total assets	$234,379	$190,778	$175,233
Total stockholder's equity	$100,615	$84,451	$71,826
Non-financial data
Total employees	1,051	1,016	1,038

(1)
Includes communications, occupancy, equipment rental and depreciation, floor brokerage, exchange and clearing fees, professional fees, advertising and market development, interest and other expenses.

Risk factors

        You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares of Class A common stock could decline, and you may lose part or all of your investment.

Risks related to our business

We engage in the securities business which subjects us to the specific risks of that business.

        The securities business is by its nature subject to various risks, particularly in volatile or illiquid markets, including the risk of losses resulting from the underwriting or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the execution of securities transactions and litigation. Our business and profitability are affected by many other factors, including:

  •
  the volume, size and timing of securities transactions;

  •
  the demand for investment banking services;

  •
  the level and volatility of interest rates;

  •
  the availability of credit;

  •
  the volatility of equity and debt securities held in inventory;

  •
  legislation affecting the business and financial communities; and

  •
  the economy in general.

        Conditions in the financial markets and the economy generally have a direct and material impact on our results of operations and financial condition. For example, our investment banking revenue, in the form of underwriting discounts and financial advisory fees, is directly related to the volume and value of the transactions in which we are involved. When uncertain or unfavorable market or economic conditions exist, the volume and size of capital-raising transactions and acquisitions and dispositions typically decrease, thereby reducing the demand for our investment banking services and increasing price competition.

        A downturn in the financial markets may also result in a decline in the volume and value of trading transactions. This could lead to a decline in the revenue we receive from commissions on the execution of trading transactions and a reduction in the value of our trading positions, commissions and spreads. Sudden sharp declines in market values of securities can result in illiquid markets, making it more difficult to resell securities we own and decreasing our trading activities generally, and the failure of counterparties to perform their obligations, as well as increases in claims and litigation, including arbitration claims from clients.

        Our trading activities include making markets for a number of companies. As part of our market-making activities, we hold securities in inventory to facilitate sales to and purchases from clients. A major portion of our assets and liabilities are securities owned or securities sold but not yet purchased which are accounted for at fair value in our financial statements. The fair value of these trading positions is generally based on listed market prices; however, if listed market prices are not available or if liquidating the positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations, price quotations for similar instruments traded in different markets or management's estimates of amounts to be realized on settlement. As a consequence, volatility in either the stock or fixed-income markets could result in adverse changes in our financial results. Additionally, as a result of our market-making activities, we may be required to hold securities during declining markets.

Our capital markets and investment banking businesses continue to be concentrated in the financial institutions industry.

        Our capital markets and investment banking groups focus to a large extent on the financial institutions industry. The financial institutions industry may experience a downturn independent of general economic and market conditions, or may face market conditions that are disproportionately worse than those impacting the economy and markets generally, which may adversely affect our business. In addition, capital markets and merger activity in the financial institutions industry may fluctuate from period to period for reasons unrelated to economic conditions.

Our financial results may fluctuate substantially from period to period, which may impair our stock price.

        We have experienced, and expect to experience in the future, significant periodic variations in our revenues and results of operations. Historically, we have been substantially dependent on revenues from mutual-to-stock conversion transactions as our primary source of profitability. For each of the last two fiscal years our financial results were materially affected by the completion of this type of transaction, for which we received substantial fees. We can provide no assurances that we will be engaged in similar transactions in the future. Our goal is to become less dependent on these types of transactions. However, if we are unable to successfully achieve this goal, it is unlikely that we will achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.

We have experienced rapid growth over the past several years, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

        We expect our rapid growth to continue, which could place additional demands on our resources and increase our expenses. Our future growth will depend, among other things, on our ability to successfully identify practice groups and individuals to join our firm. It may take more than one year for us to determine whether new professionals will be profitable or effective. During that time, we may incur significant expenses and expend significant time and resources toward training, integration and business development. If we are unable to hire and retain profitable professionals, we will not be able to implement our growth strategy and our financial results may be materially adversely affected.

        Sustaining growth will also require us to commit additional management, operational and financial resources to this growth and to maintain appropriate operational and financial systems to adequately support expansion. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth, and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

We may not be able to retain our key personnel or hire the personnel we need to sustain and grow our business.

        We face intense competition for qualified employees from businesses in the securities industry. Our performance is highly dependent upon our ability to attract, retain and motivate highly-skilled, talented employees. For example, the primary sources of revenue in our private client group segment are commissions and fees earned on customer accounts managed by our financial consultants. These professionals are regularly recruited by other firms and may choose to change firms, in which case their clients may choose to move their assets. Given our relatively small size compared to some of our competitors, the performance of our business may be more adversely affected than our competitors would be if we lose well-performing employees and are unable to attract new ones.

Employee misconduct could harm us and is difficult to detect and deter.

        There have been a number of highly publicized cases involving fraud or other misconduct by employees in the securities industry. We run the risk that employee misconduct could occur within our organization. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. In addition, it may be more difficult for us to detect employee misconduct since our employees are spread out over 43 locations in 14 states. As a result, we may suffer significant reputational harm for any misconduct by our employees.

Our underwriting and market-making activities may place our capital at risk.

        We may incur losses and be subject to reputational harm to the extent that, for any reason, we are unable to sell securities we purchased as an underwriter at the price level anticipated in a public offering. In addition, as an underwriter, we are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other documents relating to offerings we underwrite. As a market maker, we may own large positions in specific securities. These undiversified holdings expose us to the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

Use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure.

        We may use futures, options and swaps to hedge our inventory of securities and to manage interest rate risk. We do not use derivative instruments for speculative purposes. However, there are risks inherent in our use of these products, including counterparty exposure and termination risk. Counterparty exposure refers to the risk that the amount of collateral in our possession on any given day may not be sufficient to fully cover the current value of the swaps to which we are a party if a counterparty were to suddenly default. This risk exists despite the fact that all of our swaps may be collateralized.

        While we continue to refine our risk management techniques, strategies and assessment methods on an ongoing basis, we may not be fully effective in mitigating our risk exposure in all economic market environments or against all types of risk, including risks that we fail to identify or anticipate. Some of our strategies for managing risk are based upon statistical and other analysis of observed historical market behavior. Any failures in our risk management techniques and strategies to accurately quantify our risk exposure could limit our ability to manage risks. In addition, any risk management failures could cause our losses to be significantly greater than we have previously experienced. Further, our quantified modeling does not take all risks into account. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses.

Regulatory capital requirements and our holding company structure may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations.

        Ryan Beck, our broker-dealer subsidiary, is subject to the SEC's uniform net capital rule, Rule 15c3-1, which sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. As we are a holding company, we depend on dividends and other payments from Ryan Beck to fund all payments on our obligations, including any debt obligations, and to fund any dividends we decide to pay in the future. These regulatory restrictions may impede our access to funds. In addition, underwriting commitments require a charge against net capital and, accordingly, Ryan Beck's ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the applicable net capital regulations. Ryan Beck will also be subject to certain notification requirements related to withdrawals of excess net capital. See "Business—Regulation."

We are subject to strict government regulations and the failure to comply could result in disciplinary actions.

        The securities industry in the United States is subject to extensive regulations under both federal and state laws. Broker-dealers and investment advisors are subject to regulations covering all aspects of their business. Recently, the securities industry has experienced a great deal of negative exposure due to alleged underwriting negligence, conflicts of interest, research improprieties and mutual fund trading improprieties. As a result, regulatory agencies and the U.S. government have intervened in an attempt to resolve these various issues. In addition, the SEC, the NASD, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees.

        Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a system to ensure compliance with these laws and rules, as well as our ability to attract and retain qualified compliance personnel. The demands placed upon our personnel and financial resources may be too significant for us to quickly adapt to a changing regulatory environment and may impact our ability to provide or expand our services. Any disciplinary or other action imposed upon us due to claimed noncompliance in the future could have a material adverse effect on our business, financial condition and operating results.

        In addition, our operations and profitability may be affected by additional legislation, changes in rules promulgated by the SEC, the NASD, other self-regulatory organizations, and state securities commissions, or changes in the interpretation or enforcement of existing laws and rules including, but not limited to, existing regulations which restrict communications between our research analysts and our other departments. We cannot assure you that such future regulations will not require us to implement additional compliance policies and that such policies will not materially increase our compliance expenses or otherwise adversely affect our business, financial condition and operating results.

Our business exposes us to significant risks of legal liability, which could lead to substantial damages and restrictions on our business going forward.

        We face significant legal risks and the possibility of exposure to claims for significant amounts in damages. We face potential liability under securities laws and regulations in connection with our investment banking and other corporate finance transactions. Companies in our industry also are increasingly subject to claims for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. Our experience has been that adversarial proceedings against financial services firms typically increase in a market downturn. In addition, legal or regulatory matters involving our directors, officers or employees in their individual capacities may create exposure for us because we may be obligated to, or may choose to, indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law. Exposures from and expenses incurred related to any of these types of actions or proceedings could have a negative impact on our results of operations and financial condition. For further information regarding pending legal proceedings, see "Business—Legal proceedings."

We are an introducing broker-dealer clearing through Pershing LLC, a subsidiary of The Bank of New York, and we rely on Pershing for important services.

        We rely on Pershing to provide comprehensive brokerage execution, clearance, data processing, and financial products and services to our clients. Pershing holds our client assets in custody. We have a contract with Pershing to provide these services.

        In the event that Pershing fails to adequately perform these services or if the relationship between Pershing and us is terminated, we may experience a significant disruption in our operations, including our ability to timely and accurately process our clients' transactions or maintain complete and accurate records of those transactions, and our financial results may be materially adversely affected.

        As an introducing broker-dealer clearing through Pershing, we rely on our clearing firm to finance our inventories of securities. At December 31, 2005 we had a net payable to Pershing of $24.5 million and available borrowing capabilities of approximately $70.5 million. The amount available fluctuates based upon the size and composition of our inventories of securities. If Pershing is not able to fund our inventories, our business would be seriously impaired.

Our data processing, financial and accounting systems are critical components of our operations, and failure of those systems may disrupt our business, cause financial loss and constrain our growth.

        We typically transact thousands of securities trades on a daily basis across multiple markets, both for our account and for our clients' accounts. Our data processing, financial and accounting systems are essential to this task. A system malfunction impeding the processing of our transactions or our clients' transactions could result in financial loss, liability to clients, regulatory intervention and constraints on our ability to grow. We outsource a substantial portion of our critical data processing activities, including trade processing and back-office data processing. In addition to our clearing arrangement with Pershing, we also contract with other third parties for our market data services, which broadcast news, quotes, analytics and other relevant information to our employees. We contract with other vendors to produce and mail our customer statements. If any of these service providers fails to adequately perform such services or if our relationship with that service provider is terminated, we may experience a significant disruption in our operations, including our ability to timely and accurately process our transactions or our clients' transactions or maintain complete and accurate records of those transactions.

        In addition, we must be able to protect our data processing, financial and accounting systems and network infrastructure against physical damage, security breaches and service disruptions caused by the internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our data processing, financial and accounting systems and network infrastructure, which may result in significant liability to us for breach of client privacy requirements and deter potential customers. Although we, with the help of third-party service providers, will continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful.

An inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition.

        Access to funds is essential to our business. In the future we may need to incur debt or issue equity in order to fund our working capital requirements, as well as to make acquisitions and other investments. In recent years, we have not borrowed from or had lines of credit with BankAtlantic Bancorp and do not expect to have a borrowing facility from BankAtlantic Bancorp in the future. Our access to funding sources could be hindered by many factors. Those factors that are specific to our business include the possibility that lenders could develop a negative perception of our long-term or short-term financial prospects if we incur large trading losses or legal liabilities or if the level of our business activity decreases due to a market downturn. Similarly, our access may be impaired if regulatory authorities take significant action against us, or if our employees engage in material unauthorized or illegal activity.

We may not be able to compete successfully with other companies in the securities industry.

        The securities industry is extremely competitive and our overall business will be adversely affected if we are unable to compete successfully. In our private client group business, we compete generally on the basis of such factors as quality of advice and service, reputation, price, product selection and financial resources. In recent years, we have experienced significant price competition in many areas of our business including pressure on trading spreads and commissions. We believe that price competition in these and other areas will continue as some of our competitors seek to obtain market share by reducing fees, commissions or spreads. Many of these companies are larger than we are, have greater financial resources and may be more willing to lend money to businesses in connection with providing them with financial advisory services. In our capital markets and investment banking businesses, we compete against larger national and international firms with much larger capital bases that allow them to underwrite larger offerings and hold much larger trading positions.

        Further, consolidation in the securities industry fostered in part by changes in the regulatory framework in the U.S. has also increased competition, bolstering the capital base, product diversification and geographic reach of some of our competitors. Finally, the emergence of alternative securities and futures trading systems via the internet and other media has offered a potentially less expensive alternative to our services. If this trend toward using alternative trading systems continues to grow, it may adversely affect our commission and trading revenue, reduce our participation in the trading markets and our ability to access market information, and result in the creation of new and stronger competitors.

We will incur increased legal, accounting and other costs as a result of being a public company.

        As a public company, we will be subject to the reporting and record-keeping requirements of the Securities Exchange Act of 1934, including the filing of annual, quarterly and current reports with respect to our business and financial condition, the Sarbanes-Oxley Act and the corporate governance rules of the NASDAQ National Market, or NASDAQ. We expect these regulations to increase our legal and financial compliance costs and to make some activities more time-consuming. Our public company status may also make it more expensive for us to obtain directors and officers liability insurance. All of the foregoing may cause our operating costs to be higher than the historical costs associated with these areas reflected in our financial statements.

Risks related to our relationship with BankAtlantic Bancorp

We will remain controlled by BankAtlantic Bancorp, whose interests may be different from those of our other shareholders.

        Upon completion of this offering, our existing shareholder, BankAtlantic Bancorp, Inc., will beneficially own            % of the outstanding shares of our Class A common stock and 100% of the outstanding shares of our Class B common stock. Each share of Class A common stock is entitled to one vote, but the total voting power of the Class A common stock is limited to an aggregate 53% of the combined voting power of our common stock. The Class B common stock will represent, in the aggregate, 47% of the combined voting power of our common stock. The fixed voting percentages will be eliminated, and shares of Class B common stock will be entitled to only one vote per share, from and after the date that there are less than            shares of Class B common stock outstanding (which amount is approximately one-half the number of shares of Class B common stock that will be outstanding immediately following the offering). Immediately following the offering, BankAtlantic Bancorp will hold            % of the aggregate voting power of our common stock and             % of the overall economic interest in us (    %, if the underwriters' over-allotment option is exercised in full).

        BankAtlantic Bancorp (and/or any persons who subsequently acquire shares of Class B common stock) will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional common stock or other equity securities, our repurchase or redemption of common stock or preferred stock, and our payment of dividends. Similarly, BankAtlantic Bancorp (and/or any persons who subsequently acquire shares of Class B common stock) will have the power to determine the outcome of most matters submitted to a vote of our shareholders, including the power to prevent our acquisition or any other change in control, and could take other actions that might be favorable to BankAtlantic Bancorp (and/or any persons who subsequently acquire shares of Class B common stock) and unfavorable to our other shareholders.

BankAtlantic Bancorp (and/or any persons who subsequently acquire shares of Class B common stock) can reduce its economic interest in us and still maintain voting control. Conversion of shares of Class B common stock by BankAtlantic Bancorp would further dilute the voting power of the public holders of the Class A common stock.

        Following the offering, the Class A common stock and Class B common stock will generally vote together as a single class, with the Class A common stock possessing a fixed 53% of the aggregate voting power of all of our common stock and the Class B common stock possessing a fixed 47% of such aggregate voting power. Following the offering, our Class B common stock will represent approximately            % of the overall economic interest in us and 47% of the aggregate voting power of our common stock. Further issuances of shares of Class A common stock will widen the disparity between the economic interest represented by the Class B common stock and its voting power. As a result, the voting power of the Class B common stock may not bear a direct relationship to the economic interest represented by the shares.

        Moreover, our certificate of incorporation provides that these relative voting percentages will remain fixed until such time as there are less than            shares of Class B common stock outstanding, which is approximately 50% of the number of shares that will be outstanding immediately following the offering, even if BankAtlantic Bancorp transfers all or a portion of its shares of Class B common stock or if additional shares of Class A common stock are issued. BankAtlantic Bancorp (and/or any persons who subsequently acquire shares of Class B common stock) could convert up to 50% of its shares of Class B common stock to shares of Class A common stock and significantly reduce its economic interest in us while still maintaining its majority voting power. If BankAtlantic Bancorp (and/or any persons who subsequently acquire shares of Class B common stock) were to take this action, it would also widen the disparity between the economic interest represented by the Class B common stock and its voting power. Any conversion of shares of Class B common stock into shares of Class A common stock would further dilute the voting interests of the holders of the Class A common stock.

Future dispositions of common stock by BankAtlantic Bancorp may depress the market price of our Class A common stock.

        Subject to applicable federal securities laws and the restrictions described below, after completion of this offering, BankAtlantic Bancorp may dispose of any or all of the shares of the Class A common stock beneficially owned by it, which includes shares of Class A common stock owned directly and shares of Class A common stock that it could acquire upon conversion of the Class B common stock it holds. Dispositions by BankAtlantic Bancorp of substantial amounts of Class A common stock (including shares sold after conversion by BankAtlantic Bancorp of shares of Class B common stock) in the public market or to its shareholders, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our Class A common stock. BankAtlantic Bancorp is not subject to any obligation, contractual or otherwise, to retain or dispose of its controlling interest, except that we and BankAtlantic Bancorp, our directors, executive officers and certain other employees have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Class A common stock (or, in the case of BankAtlantic Bancorp, Class B common stock) or any of our securities which are substantially similar to shares of our Class A common stock (or, in the case of BankAtlantic Bancorp, Class B common stock) for a period of 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc., subject to certain limitations and limited extensions. See "Underwriting." As a result, we cannot predict the period of time during which BankAtlantic Bancorp will maintain its beneficial ownership of our common stock after the expiration of the 180-day lock-up period. See "Shares eligible for future sale."

        Any such decline in the market price of our Class A common stock due to the foregoing factors also might make it more difficult for us to sell equity securities in the future at a time when we needed additional capital for our business.

Risks related to the offering and our Class A common stock

There is no existing market for our Class A common stock, and once our Class A common stock begins trading, the market price of these shares may fluctuate widely.

        There is currently no public market for our Class A common stock and we cannot predict whether an active market for our Class A common stock will develop.

        We cannot predict the prices at which our Class A common stock may trade after the offering. The market price of our Class A common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

  •
  changes in expectations as to our future financial performance and the future performance of the securities industry in general, including financial estimates and recommendations by securities analysts;

  •
  differences between our actual financial and operating results and those expected by investors and analysts;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings, or a perception by investors and analysts that we might take such actions;

  •
  changes in the regulatory framework of the securities industry;

  •
  changes in general economic or market conditions; and

  •
  realization of any of the risks described in this section.

        Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our Class A common stock.

A majority of the proceeds we receive in this offering will be used to repay intercompany indebtedness used to fund a dividend to BankAtlantic Bancorp and will not be invested in our business.

        We intend to use approximately $                        million of the net proceeds from this offering to repay intercompany indebtedness used to fund a dividend to BankAtlantic Bancorp. Accordingly, we will receive only a small portion of the proceeds of this offering and the larger portion of the proceeds will not be used to grow our business and increase our profitability.

We may issue additional shares of Class A common stock or other securities in the future.

        There is generally no restriction on our ability to issue debt or equity securities which are pari passu or have a preference over our Class A common stock. Authorized but unissued shares of our capital stock are available for issuance from time to time in the discretion of our board of directors, including issuances in connection with acquisitions. Any such issuances may be dilutive to our earnings per share or to our shareholders' ownership position.

        We do not anticipate that we will seek shareholder approval in connection with any future issuances of our stock unless we are required by law or the rules of any stock exchange on which our securities are listed. Other than regulatory limitations, there are no limitations on our ability to incur additional debt or issue additional notes or debentures.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

        We intend to retain any future earnings to fund our operations and growth. Accordingly, we do not anticipate paying cash dividends in the foreseeable future. You must rely on sales of your shares of Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our Class A common stock.

Public investors will suffer immediate and substantial dilution in the tangible book value of the shares of Class A common stock purchased in this offering.

        The initial public offering price per share of our Class A common stock is higher than our as adjusted net tangible book value per share. Accordingly, if you purchase Class A common stock in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of            million shares of Class A common stock by us at an assumed initial public offering price of $                        per share (the midpoint of the price range set forth on the cover page of this prospectus), you will incur immediate dilution of approximately $                        in the as adjusted net tangible book value per share if you purchase shares in this offering (or approximately $            per share if the underwriters' over-allotment option is exercised in full). We also have outstanding stock options to purchase Class A common stock with exercise prices that are below the estimated initial public offering price of the Class A common stock. To the extent that these options are exercised, there will be further dilution.

Provisions of New Jersey law may prevent or delay an acquisition of our company, which could decrease the market value of our Class A common stock.

        New Jersey law contains provisions that are intended to deter abusive takeover tactics by making them unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.

Forward-looking statements

        This prospectus contains forward-looking statements. Forward-looking statements are not statements of historical fact and may involve a number of risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events and estimates of amounts not yet determinable. We have used the words "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "aim," "strive," "predict," "could," "may" and other words and terms of similar meaning, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and the business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. In particular, the factors which could affect these forward-looking statements include, among other things:

  •
  our ability to implement our growth and diversification strategy;

  •
  the overall environment for interest rates;

  •
  risk associated with equity investments;

  •
  the demand for public offerings;

  •
  activity in the secondary securities markets;

  •
  competition among financial services firms for business and personnel;

  •
  our ability to recruit and retain financial consultants and other employees;

  •
  volatility of the securities markets;

  •
  available technologies;

  •
  the effect of government regulation and of general economic conditions on our own business and on the business in the industry areas on which we focus our investment banking activities;

  •
  fluctuating quarterly operating results; and

  •
  the availability of capital to us.

        You should keep in mind that any forward-looking statements made by us in this prospectus or elsewhere speak only as of the date on which we make them. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus.

Use of proceeds

        We estimate that the net proceeds from our sale of the                        shares of Class A common stock we are offering will be approximately $                        million, assuming an initial public offering price of $                        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and offering expenses. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be $                        , after deducting estimated underwriting discounts and offering expenses.

        We intend to use $    million of the net proceeds to repay $            million in intercompany indebtedness that we will owe to BankAtlantic Bancorp at the closing of the offering.

        The intercompany indebtedness will be incurred to fund a dividend to BankAtlantic Bancorp that we expect to declare and pay immediately prior to the closing of this offering. The indebtedness will be evidenced by a note which will mature                        and bear interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus            basis points per year.

        We intend to use the remaining $                        of net proceeds to fund additional growth and for working capital purposes.

Dividend policy

        We do not intend to pay cash dividends on our Class A or Class B common stock in the foreseeable future. Under our certificate of incorporation which will take effect immediately prior to the closing, shares of Class A and Class B common stock will receive cash dividends and distributions on a pari passu basis. However, we currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Our board of directors is free to change our dividend policy at any time and will make any such future determination regarding the payment of dividends based upon various factors then existing, including:

  •
  our financial condition, operating results and current and anticipated cash needs;

  •
  general economic and business conditions;

  •
  our strategic plans and business prospects;

  •
  legal, contractual and regulatory restrictions on our ability to pay dividends; and

  •
  other factors that our board of directors may consider to be relevant.

        We are a holding company and do not conduct any business operations of our own. As a result, we will be dependent upon cash dividends and distributions and other transfers from Ryan Beck to make any dividend payments with respect to our common stock, if we choose to do so in the future.

Capitalization

        The following table presents our capitalization on an actual basis at December 31, 2005 and our capitalization as adjusted at that date giving effect to the sale by us of            million shares of Class A common stock at an assumed initial public offering price of $    per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts, offering expenses and the use of the net proceeds from the offering as described under "Use of proceeds."

        The capitalization table below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," our historical consolidated financial statements, and the notes to those financial statements, included elsewhere in this prospectus.

As of December 31, 2005 (in thousands, except per share data)	Actual		As adjusted
Long-term debt	$		$
Shareholders' equity:
Common stock, $0.001 par value per share, 75,000,000 shares authorized, 24,465,000 shares issued and 24,375,000 shares outstanding on a historical basis and no shares issued and outstanding on an as adjusted basis after this offering				—
Class A common stock, $0.001 par value per share, shares authorized, no shares issued and outstanding on a historical basis and shares issued and outstanding on an as adjusted basis after this offering		—
Class B common stock, $0.001 par value per share, shares authorized, no shares issued and outstanding on a historical basis and shares issued and outstanding on an as adjusted basis after this offering		—
Additional paid-in-capital
Retained earnings
Total shareholders' equity
Total capitalization	$		$

Dilution

        Immediately prior to the completion of the offering, we intend to pay a dividend of $    million to BankAtlantic Bancorp.

        Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock to be sold in this offering will exceed the as adjusted net tangible book value per share of Class A common stock after the offering. The net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the aggregate number of shares of our common stock outstanding as of December 31, 2005. After giving effect to the sale of                        shares of Class A common stock in this offering at an assumed initial public offering price of $                        per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and offering expenses, our as adjusted net tangible book value as of December 31, 2005 would have been $                        , or $                        per share of Class A common stock. This represents an immediate increase in net tangible book value of $                        per share to our existing shareholder and an immediate dilution in net tangible book value of $                        per share to new investors.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share at December 31, 2005	$
Increase in net tangible book value per share attributable to this offering
As adjusted net tangible book value per share after this offering
Dilution per share to new investors		$
As adjusted net tangible book value per share after this offering assuming full exercise of the underwriters' over-allotment option		$
Dilution per share to new investors assuming full exercise of the underwriters' over-allotment option		$

        The information set forth above excludes            shares of our Class A common stock reserved for issuance pursuant to existing options at a weighted exercise price of $    per share, and            shares of our Class A common stock reserved for issuance under our new equity incentive plan.

Selected consolidated financial data

        The following table presents our selected consolidated financial data for the periods and dates indicated. The information set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2005, 2004 and 2003, and the other financial data as of December 31, 2005 and 2004, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2002 and 2001, and the other financial data as of December 31, 2003, 2002 and 2001, are derived from our unaudited consolidated financial statements (or, in the case of the other financial data as of December 31, 2003, our audited consolidated financial statements) not included in this prospectus.

Year ended December 31, (in thousands, except earnings per share and employee data)	2005	2004	2003	2002	2001
Consolidated statement of operations data
Revenues
Principal transactions, net	$100,287	$90,416	$93,409	$41,568	$18,930
Commissions	83,073	82,575	77,056	56,610	12,181
Investment banking	45,527	48,245	29,839	16,695	10,098
Interest and dividends	14,511	11,351	10,438	4,989	1,942
Other	9,913	10,568	10,634	8,496	1,558

Total revenues	253,311	243,155	221,376	128,358	44,709

Expenses
Compensation and benefits	165,323	158,867	147,359	93,909	34,042
Non-compensation expense(1)	61,150	55,114	57,219	40,590	14,896

Total expenses	226,473	213,981	204,578	134,499	48,938

Income (loss) before income taxes and minority interest	26,838	29,174	16,798	(6,141)	(4,229)
Income tax expense (benefit)	10,095	11,692	6,924	(2,476)	(1,553)
Minority interest	87	—	—	—	—

Net income (loss) from continuing operations(2)	$16,656	$17,482	$9,874	$(3,665)	$(2,676)

Basic earnings (loss) per share	$0.68	$0.72	$0.41	$(0.15)	$(0.11)
Diluted earnings (loss) per share	$0.65	$0.69	$0.40	$(0.15)	$(0.11)
Other data
Dividends per share	$—	$0.20	$—	$—	$—
Financial data
Total assets	$234,379	$190,778	$175,233	$107,819	$83,787
Total stockholder's equity	$100,615	$84,451	$71,826	$39,275	$22,727
Non-financial data
Total employees	1,051	1,016	1,038	1,075	247

(1)
Includes communications, occupancy, equipment rental and depreciation, floor brokerage, exchange and clearing fees, professional fees, advertising and market development, interest and other expenses.

(2)
In 2002, we acquired certain assets and assumed certain liabilities of Gruntal & Co. In connection with the transaction, Ryan Beck recorded extraordinary income, net of tax, of $23.7 million. This extraordinary item is not recorded within net income (loss) from continuing operations.

Management's discussion and analysis of financial condition
and results of operations

        In addition to historical statements, the following discussion contains forward-looking statements, including with respect to industry outlook and our expectations regarding the performance of our business. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the section entitled "Risk factors." Our actual results may differ materially from those projected in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk factors," "Forward-looking statements" and "Selected consolidated financial data," and our audited consolidated financial statements and related notes, included in this prospectus.

Overview

        Many factors affect our revenue and profitability, including economic and market conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, legislative and regulatory developments and competition. A favorable business environment is characterized by many factors, including a stable geopolitical climate, transparent financial markets, low inflation, low interest rates, low unemployment, strong business profitability and high business and investor confidence. These factors influence levels of equity security issuance and merger and acquisition activity generally and in our target sectors, as well as trading volumes and valuations in secondary financial markets, which impact our various segments. Commission rates, market volatility and other factors also may cause our sales and trading revenue to vary from period to period. Because these business environment issues are unpredictable and beyond our control, our earnings may fluctuate significantly from year to year and quarter to quarter. These earnings fluctuations are also impacted by the cost and investment of new businesses and expansion initiatives. We are also subject to various legal and regulatory actions that impact our business and financial results.

        In recent periods, our financial results have been impacted by these broader market conditions. For example, during the period from 2001 to 2002, the equity markets were generally characterized by declining stock prices and trading volumes, reduced capital markets issuances, decreased volume of merger and acquisition transactions and subdued investor confidence. Beginning in 2003, corporate earnings and operating performance and investor confidence improved, leading to more merger and acquisition activity, increased capital markets issuances and stronger trading volume. Commencing in the second quarter of 2005, interest rate increases and other factors adversely affected trading volumes in fixed-income securities, financial institution merger and acquisition transactions and capital markets issuances.

        In addition to the impact of broader market conditions, our sales and trading business has experienced increased competition, which has in turn led to pricing pressures on commissions. The entrance of new competitors such as electronic communication networks into the brokerage sector has resulted in a steady decline in commission rates over the past five years.

        We have added to our base of experienced financial consultants, increased our number of locations, expanded our client service offerings and extended our industry focus and research coverage as part of our strategy to grow and diversify our revenues.

Revenues

Principal transactions

        Our sales and trading revenues include commissions paid by clients in connection with transactions where we are acting on a principal basis, which we refer to as sales credits. Sales and trading revenues also include net trading gains and losses from principal transactions, which primarily include our acting as a market-maker in over-the-counter common equity securities and our trading of fixed-income securities. Sales credits associated with underwritten offerings are reported in this line item when sold through our financial consultants and institutional sales personnel. The majority of our trading gains and losses result from our market-making activities in listed and over-the-counter securities and taxable and non-taxable fixed-income securities, in addition to minimal proprietary trading activity. Principal transactions include appreciation or depreciation on the investments made in connection with our deferred compensation plans.

Commissions

        Our sales and trading business generates commission revenue from securities trading for the accounts of private and institutional investor clients. Commission income is recorded on a trade date basis. Commissions are earned on equity and fixed-income transactions, on sales of mutual funds, insurance and annuities and fee-based investment management accounts.

Investment banking

        Our investment banking services include financings, merger and acquisition advisory services and valuation, opinion and other advisory services.

        Underwriting revenues earned in connection with securities offerings include management fees, underwriting fees and selling concessions. We record underwriting revenues at the time the underwriting is completed. In syndicated underwritten transactions, management estimates our share of the transaction-related expenses incurred by the syndicate, and we recognize revenue net of such expense. When we receive the final settlement, typically within 90 days following the completion of a transaction, we adjust these amounts to reflect the actual transaction-related expenses and our resulting underwriting fee. We receive a higher proportion of total fees in underwritten transactions in which we act as a lead manager. We earn agency placement revenues in non-underwritten financing transactions such as sale of stock for mutual thrifts converting to the stock form of ownership and private placements. Depending on the terms of the engagement, we record agency placement revenues at the time we enter into an engagement letter and/or when the transaction is completed. Expenses associated with generating agency placement revenues are recognized primarily as marketing and business development expense, net of client reimbursements, when related revenue is recognized or the engagement is otherwise concluded.

        Our advisory revenues include fees earned in connection with advising companies on mergers and acquisitions and providing fairness opinions, valuations and other advisory services. A substantial portion of these revenues are conditioned upon successful completion of the applicable transaction. We record advisory revenues when the transactions or the services (or, if applicable, separate components thereof) to be performed are substantially complete, the fees are determinable and collection is reasonably assured. Expenses associated with generating these fees are recognized primarily as marketing and business development expense, net of client reimbursements, when the related revenue is recognized or the engagement is otherwise concluded.

        Because our investment banking revenues are generally recognized when we complete each transaction or have performed the agreed-upon services, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

Interest and dividends

        Interest and dividend income primarily consists of income earned on securities held in trading accounts for our sales and trading business. In addition, pursuant to the terms of our clearing agreement with Pershing, we receive a portion of the net interest charged to customers on their margin balances.

Other

        Other revenue includes a portion of revenue received from Pershing and a third-party asset management firm on customer money market balances and other service fees earned in connection with brokerage activities.

Expenses

        A significant portion of our expense base is variable, including commission expense within compensation and benefits, floor brokerage, exchange and clearing fees and advertising and market development expenses. Our largest expense is compensation expense, which includes commissions, base salaries, bonuses and amortization of long-term incentive compensation awards. We also incur variable clearing-related expenses as a fully disclosed broker-dealer clearing through Pershing. Expenses related to market data are incurred by all of our revenue areas. These expenses do not vary significantly based upon market conditions but increase proportionately with the growth of revenue-producing employees. We expect that advertising and market development expense will increase as we grow our business. Other expenses, such as our real estate and information technology infrastructure, are generally fixed, although they increase with branch location openings.

        The historical financial information presented in this prospectus does not reflect certain increased expenses that will occur in our cost structure and operations due to our separation from BankAtlantic Bancorp, including the expense of being a publicly traded, stand-alone entity. In addition, we may incur additional insurance costs as a public company. We have historically operated independently from BankAtlantic Bancorp and have not paid material amounts to it for any operational or other support services. We do not expect that to change following completion of this offering.

Compensation and benefits expense

        Our employees' compensation and benefits are our largest expenses; this includes commissions, salaries, bonuses, amortization of deferred compensation and forgivable loans, benefits, employment taxes and other compensation costs. As is the widespread practice in our industry, we pay discretionary bonuses on an annual basis, which for senior employees typically make up a large portion of their total compensation. We accrue for the estimated amount of these bonus payments over the applicable service period. Bonus payments impact our cash position and liquidity in the periods in which they are paid. Compensation and benefits include transitional compensation, which consists principally of enhanced payouts, amortization of upfront loans and amortization of deferred compensation, for the first 12 months after the date of hiring.

Non-compensation expense

        Communications.    These expenses include costs for telecommunication and data communication, primarily for obtaining third-party market data. We also incur expenses related to electronic trading network connections and to other third-party service providers for enhancements to our trading platform.

        Occupancy, equipment rental and depreciation.    These expenses primarily consist of rent and utilities. Also included are equipment depreciation and occupancy and premises taxes.

        Floor brokerage, exchange and clearing fees.    These expenses include floor brokerage and trade execution costs that fluctuate depending on the volume of trades completed.

        Professional fees.    These expenses include accounting and audit fees, legal fees and settlements and consulting fees.

        Advertising and market development.    These expenses include costs such as business travel and entertainment, and advertising costs.

        Interest expense.    This expense includes interest charged on borrowings we incur to fund our trading account balances.

        Other.    These expenses include insurance, recruiter fees, postage and stationery supplies.

Income tax expense

        The income tax provision reflected in this prospectus is presented as if we operated on a stand-alone basis, consistent with the liability method prescribed by Financial Accounting Standards Board, or FASB, Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is more likely than not that the benefits of net deductible temporary differences and net operating loss carryforwards will not be realized. Management has not provided for a valuation allowance since it is more likely than not that the benefits of the deferred tax assets will be realized. We are currently a member of the BankAtlantic Bancorp U.S. tax group.

        Our effective tax rates for the years ended December 31, 2005, 2004 and 2003 were 37.6%, 40.1% and 41.2%, respectively. See Note 7 to our audited consolidated financial statements for additional information.

For the year ended December 31, 2005 compared to the same 2004 period:

        Our net income from continuing operations declined 4.7% to $16.7 million for 2005 from $17.5 million for 2004, primarily as a result of decreased investment banking revenues, increased expenditures associated with the increase in capital markets personnel and a reduction in average production per financial consultant. This decrease was partially offset by an increase in principal transactions associated with a large mutual-to-stock conversion and an increase in interest and dividends reflecting higher yields on our fixed income inventory as short-term interest rates rose over this period.

	Year ended December 31,		Period-to-period
(in thousands, except percentages, earnings per share and employee and location data)
	2005	2004	$ Change	% Change
Revenues
Principal transactions, net	$100,287	$90,416	$9,871	10.9%
Commissions	83,073	82,575	498	0.6
Investment banking	45,527	48,245	(2,718)	(5.6)
Interest and dividends	14,511	11,351	3,160	27.8
Other	9,913	10,568	(655)	(6.2)

Total revenues	253,311	243,155	10,156	4.2

Expenses
Compensation and benefits	165,323	158,867	6,456	4.1
Communications	13,554	12,527	1,027	8.2
Occupancy, equipment rental and depreciation	15,816	15,429	387	2.5
Floor brokerage, exchange and clearing fees	9,118	9,835	(717)	(7.3)
Professional fees	6,706	5,481	1,225	22.3
Advertising and market development	5,418	4,734	684	14.4
Interest expense	3,419	924	2,495	270.0
Other	7,119	6,184	935	15.1

Total expenses	226,473	213,981	12,492	5.8

Income before income taxes and minority interest	26,838	29,174	(2,336)	(8.0)
Income tax	10,095	11,692	(1,597)	(13.7)
Minority interest	87	—	87	n/a

Net income	$16,656	$17,482	$(826)	(4.7)%

Basic earnings per share	$0.68	$0.72
Diluted earnings per share	$0.65	$0.69
Dividends per share	$—	$0.20
Total employees:
Private client group	717	740
Capital markets	144	94
Investment banking	40	29
Corporate	150	153
Total locations	43	39

        Principal transactions revenues increased 10.9% to $100.3 million for 2005 from $90.4 million for 2004. This increase was primarily due to a large mutual-to-stock conversion during the second quarter of 2005 in which principal gross sales credits of approximately $16.7 million were recorded. This increase was partially offset by a decrease in gross sales credits associated with fixed-income business of $3.9 million to $18.5 million for 2005 from $22.4 million for 2004.

        Commission revenues were relatively unchanged at $83.1 million for 2005 versus $82.6 million for 2004. For 2005, average production per financial consultant was $352,000 versus $359,000 in 2004. The reduction in average production per financial consultant was partially offset by the activities of new institutional sales personnel hired throughout 2005. The additional institutional sales personnel contributed to the growth of $2.5 million in commission revenue in 2005.

        Investment banking revenues decreased 5.6% to $45.5 million for 2005 from $48.2 million for 2004. The decrease was largely attributable to a decline in mergers and acquisitions and advisory business during 2005 of $13.7 million. The decrease was primarily offset by an $11.6 million increase in fees for financings within the financial institutions department.

        Interest and dividends income increased 27.8% to $14.5 million for 2005 from $11.4 million for 2004. This increase primarily resulted from an increase in interest income received on fixed-income securities in 2005. This increase correlates with the overall increase in inventory positions and interest rates that occurred throughout 2005.

        Other income decreased 6.2% to $9.9 million for 2005 from $10.6 million for 2004. The decrease was primarily due to a decrease in customer money market balances, with respect to which we receive a portion of revenue from Pershing and a third-party asset management firm.

        Compensation and benefits increased 4.1% to $165.3 million for 2005 from $158.9 million for 2004. This increase was primarily attributable to expansion and related hiring, most significantly in our capital markets group. Compensation and benefits include transitional compensation, principally enhanced payouts, amortization of upfront loans and amortization of deferred compensation for the first twelve months after the date of hiring. Transitional compensation represented approximately $3.2 million of total employee compensation and benefits for the year ended December 31, 2005.

        Communications expense increased 8.2% to $13.6 million for 2005 from $12.5 million for 2004. This increase was primarily due to the addition of branch locations and the increase in capital markets personnel in 2005.

        Occupancy, equipment rental and depreciation expenses increased 2.5% to $15.8 million for 2005 from $15.4 million for 2004. This increase was primarily due to the additional locations opened to accommodate our growth in 2005.

        Floor brokerage, exchange and clearing fees decreased 7.3% to $9.1 million for 2005 from $9.8 million for 2004. This was a result of a 7% decrease in transactions processed in 2005.

        Professional fees increased 22.3% to $6.7 million for 2005 from $5.5 million for 2004. This was primarily due to settlements of litigation, increases in settlement reserves, increases in legal expenses, fees associated with additional internal and external audit services, and consulting fees associated with various administrative projects.

        Advertising and market development expense increased 14.4% to $5.4 million for 2005 from $4.7 million for 2004. This increase was primarily attributable to an increase in travel and entertainment expenses due to the expansion of our equity capital markets business during 2005.

        Interest expense increased 270.0% to $3.4 million for 2005 from $924,000 for 2004. The increase was primarily due to financing costs associated with the firm's increased inventory position at higher short-term interest rates in 2005.

        Other expenses increased 15.1% to $7.1 million for 2005 from $6.2 million for 2004. This increase was due primarily to recruiter fees associated with our capital markets expansion.

For the year ended December 31, 2004 compared to the same 2003 period:

        Our net income from continuing operations increased 77.1% to $17.5 million for 2004 from $9.9 million for 2003. This was primarily a result of higher investment banking revenues as well as increased commission revenues generated from our private client group. These increases were partially offset by a decrease in trading income associated with our deferred compensation assets and an increase in discretionary bonus compensation due to our increased profitability.

	Year ended December 31,		Period-to-period
(in thousands, except percentages, earnings per share and employee and location data)
	2004	2003	$ Change	% Change
Revenues
Principal transactions, net	$90,416	$93,409	$(2,993)	(3.2)%
Commissions	82,575	77,056	5,519	7.2
Investment banking	48,245	29,839	18,406	61.7
Interest and dividends	11,351	10,438	913	8.7
Other	10,568	10,634	(66)	(0.6)

Total revenues	243,155	221,376	21,779	9.8

Expenses
Compensation and benefits	158,867	147,359	11,508	7.8
Communications	12,527	13,782	(1,255)	(9.1)
Occupancy, equipment rental and depreciation	15,429	12,707	2,722	21.4
Floor brokerage, exchange and clearing fees	9,835	9,225	610	6.6
Professional fees	5,481	10,467	(4,986)	(47.6)
Advertising and market development	4,734	3,290	1,444	43.9
Interest expense	924	1,283	(359)	(28.0)
Other	6,184	6,465	(281)	(4.3)

Total expenses	213,981	204,578	9,403	4.6

Income before income taxes	29,174	16,798	12,376	73.7
Income tax	11,692	6,924	4,768	68.9

Net income from continuing operations	$17,482	$9,874	$7,608	77.1%

Basic earnings per share	$0.72	$0.41
Diluted earnings per share	$0.69	$0.40
Dividends per share	$0.20	—
Total employees:
Private client group	740	776
Capital markets	94	86
Investment banking	29	30
Corporate	153	146
Total locations	39	34

        Principal transactions revenue decreased 3.2% to $90.4 million for 2004 from $93.4 million for 2003. This was a result of reductions in trading income associated with our deferred compensation assets, as well as decreases in equity gross sales credits of $3.1 million to $45.1 million for 2004 from $48.2 million in 2003. These decreases were partially offset by an increase in fixed-income sales credits of $1.7 million to $33.0 million for 2004 from $31.3 million for 2003.

        Commission revenues increased 7.2% to $82.6 million for 2004 from $77.1 million for 2003. The improvement was largely due to an increase in gross revenues per financial consultant to $359,000 for 2004 from $335,000 for 2003. This increase was offset by a decrease in commission revenues from institutional sales personnel of approximately $1.1 million.

        Investment banking revenues increased 61.7% to $48.2 million for 2004 from $29.8 million for 2003. The improvement was largely attributable to the increase in mergers and acquisitions and advisory business in 2004 of $19.1 million in the financial institutions department. This increase was offset by a $2.1 million decrease in fees for financings within the financial institutions department.

        Interest and dividend income increased 8.7% to $11.4 million for 2004 from $10.4 million for 2003. The improvement in interest income primarily resulted from an increase in interest income from trading accounts during 2004.

        Other income was relatively unchanged at $10.6 million for 2004 versus $10.6 million for 2003. Other income primarily consisted of revenue received on customer money market balances.

        Compensation and benefits increased 7.8% to $158.9 million for 2004 from $147.4 million for 2003. The increase was primarily due to the increase in discretionary bonus compensation which was correlated to our improved investment banking revenues in 2004. In addition, salary expense and forgivable loan expense increased due to standard salary adjustments and an increase in financial consultant recruiting.

        Communications expense decreased 9.1% to $12.5 million for 2004 from $13.8 million for 2003. This decrease was primarily due to the elimination of duplicate vendors and services carried over from the Gruntal transaction.

        Occupancy, equipment rental and depreciation expenses increased 21.4% to $15.4 million for 2004 from $12.7 million for 2003. This increase was primarily due to the additional locations opened in 2004 and the increased costs associated with the relocation of our corporate headquarters, which included our largest retail branch and our trading floor.

        Floor brokerage, exchange and clearing fees increased 6.6% to $9.8 million for 2004 from $9.2 million for 2003. This was a result of an increase in transactions processed of 10.1% in 2004.

        Professional fees decreased 47.6% to $5.5 million for 2004 from $10.5 million for 2003. The decrease was primarily due to a reversal of $1.6 million in legal settlement reserves in 2004 and a decrease in legal expenses in 2004, both resulting from the favorable resolution of successor liability issues arising from the Gruntal transaction. Partially offsetting this decrease was the increase in professional fees associated with higher internal audit costs related to our participation in BankAtlantic Bancorp's compliance with the Sarbanes-Oxley Act.

        Advertising and market development expense increased 43.9% to $4.7 million for 2004 from $3.3 million for 2003. The increase was mainly attributable to expenses associated with the launch of our first formal advertising campaign designed to expand our exposure through print and television media.

        Interest expense decreased 28.0% to $924,000 for 2004 from $1.3 million for 2003. This was primarily due to reduced loan interest expense due to the repayment of a subordinated loan from BankAtlantic Bancorp in the third quarter of 2003.

        Other expenses decreased 4.3% to $6.2 million for 2004 from $6.5 million for 2003. The decrease was primarily due to a reversal in 2004 of mutual fund breakpoint reserves recorded in 2003 in accordance with a formula mandated by the NASD.

Segment presentation

        We measure financial performance by operating segment. Our operating segments, which consist of our private client, capital markets and investment banking groups, are determined based upon factors such as the type of customers, the nature of products and services provided, and the distribution channels used to provide these products and services.

        Segment pre-tax operating income (loss) is derived from our business unit profitability reporting systems by specifically correlating customer relationships and their related revenues and expenses. Expenses directly managed by the business unit are accounted for within each segment's pre-tax operating income (loss). Our segments have different compensation plans and non-compensation cost structures which impact the operating margin of the three segments differently during periods of increasing or decreasing business activity and revenue.

        General and administrative expenses incurred by centrally managed corporate support functions are included within corporate and other, which we do not consider an operating segment. The presentation reflects our current management structure and, accordingly, all periods are presented on a comparable basis.

        Balance sheet management is separately maintained and not allocated to segments for decision making purposes. See Note 14 to our audited consolidated financial statements for additional information.

Private client group

        Our financial consultants offer traditional brokerage products and unique investment opportunities created by our investment banking, syndicate and proprietary product activities. Our services include wealth planning and management, retirement and estate planning, education funding and portfolio reviews for both fixed-income and equity investors. We utilize an "open architecture" approach that gives our financial consultants autonomy to offer clients a range of available products and services.

        We target investors with approximately $500,000 to $5 million in assets available for investing, predominantly in the eastern half of the United States. In 2005, we opened four new branches, three in Pennsylvania and one in Florida. Our goal is to provide personalized, sophisticated service to a segment of the population which we believe is often overlooked by our larger competitors. We are committed to providing tailored investment solutions and preserving and growing our clients' wealth.

        The following table provides the private client group's segment performance for the periods presented:

	For the Years Ended December 31,			Change 2005 vs. 2004		Change 2004 vs. 2003
(in thousands, except percentages and employee data)
	2005	2004	2003	$	%	$	%
Revenues:
Principal transactions, net	$55,046	$62,750	$62,270	$(7,704)	(12.3)%	$480	0.8%
Commissions	75,029	76,617	67,013	(1,588)	(2.1)%	9,604	14.3%
Interest and dividends	9,175	8,905	8,217	270	3.0%	688	8.4%
Other	9,128	9,524	9,471	(396)	(4.2)%	53	0.6%

Total revenue (A)	148,378	157,796	146,971	(9,418)		10,825

Income before taxes: (B)	$18,862	$24,926	$18,254	$(6,064)		$6,672

Operating margin (B/A)	12.7%	15.8%	12.4%

Financial consultants	428	435	471

Total employees	717	740	776

        The private client group's total revenues decreased to $148.4 million in 2005 from $157.8 million in 2004. This was primarily due to a decrease in transactions processed from approximately 737,000 for 2004 to approximately 643,000 for 2005. In addition, revenue from principal transactions involving fixed-income securities decreased $3.9 million to $18.5 million for 2005 from $22.4 million for 2004, which was partially offset by a slight increase of approximately $500,000 in equity sales credits revenue. Based primarily on transactions executed, gross revenue per financial consultant also decreased to $352,000 for 2005 from $359,000 for 2004. The private client group's total revenues increased to $157.8 million for 2004 from $147.0 million for 2003. This was due primarily to increased customer activity with transactions processed increasing to 737,000 for 2004 from 669,000 for 2003. In addition, based primarily on transactions executed, gross revenue per financial consultant increased to $359,000 for 2004 from $335,000 for 2003. Revenue received on assets under management also increased approximately $2.6 million to $21.2 million for 2004 from $18.6 million for 2003.

        Segment operating margin for the private client group decreased to 12.7% in 2005 from 15.8% in 2004. This was primarily attributable to a decline in revenue and increases in compensation expenses from regular salary adjustments and financial consultant recruiting. These increases were partially offset by decreases in commission expense and discretionary compensation due to the decrease in financial consultant revenue and private client group profitability. Segment operating margin increased to 15.8% in 2004 from 12.4% in 2003. This was primarily attributable to increased revenue generation in 2004. Legal reserves and communications expense also decreased as a result of settlement of litigation and the elimination of duplicate vendor contracts, both in connection with the Gruntal transaction. These decreases were partially offset by increases in floor brokerage and clearing fees and commission expense associated with greater transaction volume in 2004.

Capital markets

        Our capital markets group offers research, trading, institutional sales and syndicate services to our clients. It also supports the industry coverage and product origination of our investment banking group and provides proprietary products and investment ideas for customers of our private client group. We continue to build capital market capabilities that can be cross-utilized by both our investment banking group and private client group.

        The following table provides the capital markets group's performance for the periods presented:

				Change 2005 vs. 2004		Change 2004 vs. 2003
	For the Years Ended December 31,
(in thousands, except percentages and employee data)
	2005	2004	2003	$	%	$	%
Revenues:
Principal transactions, net	$31,504	$24,675	$27,023	$6,829	27.7%	$(2,348)	(8.7)%
Investment banking	4,644	4,529	8,172	115	2.5%	(3,643)	(44.6)%
Commissions	7,999	4,219	6,095	3,780	89.6%	(1,876)	(30.8)%
Interest and dividends	3,465	1,963	2,021	1,502	76.5%	(58)	(2.9)%

Total revenue (A)	47,612	35,386	43,311	12,226		(7,925)

Income before taxes: (B)	$4,122	$3,100	$8,818	$1,022		$(5,718)

Operating margin (B/A)	8.7%	8.8%	20.4%

Total employees	144	94	86

        The capital markets group's total revenues increased to $47.6 million in 2005 from $35.4 million in 2004. Principal transactions revenue increased to $31.5 million in 2005 from $24.7 million in 2004 primarily as a result of a large mutual-to-stock conversion during the second quarter of 2005 that generated sales credits of approximately $8.8 million. Commission revenue increased to $8.0 million in 2005 from $4.2 million in 2004 primarily as a result of the increased capital markets personnel hired during 2005. In addition, interest and dividend income increased to $3.5 million in 2005 from

$2.0 million in 2004 primarily as a result of higher interest rates, which impacted the firm's fixed-income inventory. The capital markets group's total revenues decreased to $35.4 million in 2004 from $43.3 million in 2003. Principal transactions revenue decreased to $24.7 million in 2004 from $27.0 million in 2003 primarily as a result of reductions in revenue associated with our proprietary trading activity. Trading revenue on fixed-income securities decreased approximately $2 million in 2004 versus 2003, with revenue on equity trading remaining relatively flat during the same time period. Investment banking revenue decreased to $4.5 million in 2004 from $8.2 million in 2003 primarily as a result of decreased underwriting business associated with our syndicate and public finance departments and the inclusion in 2003 results of a large mutual-to-stock conversion that generated sales credits of approximately $1.6 million. Commission revenue decreased to $4.2 million in 2004 from $6.1 million in 2003 primarily as a result of headcount reductions in institutional sales personnel and research personnel.

        Segment operating margin was relatively unchanged at 8.7% in 2005 compared to 8.8% in 2004. The increase in pre-tax operating income was primarily due to increased revenue associated with the significant hiring of research, sales and trading personnel that occurred throughout 2005. This significant growth also contributed to an increase in both fixed and variable expenses associated with this hiring. Compensation and benefits, communication, occupancy and advertising and market development expenses all increased due to the 53% increase in capital markets headcount in 2005. Between 2004 and 2005, our equity research expense increased 40% from $5.1 million to $7.2 million. Segment operating margin decreased to 8.8% in 2004 from 20.4% in 2003. The decrease in pre-tax operating margin was primarily due to decreased investment banking revenue, while non-compensation operating expenses were relatively unchanged in 2004 compared to 2003. Compensation and benefits were down approximately $2.3 million in 2004 compared to 2003.

Investment banking

        We have a well-established investment banking practice that services clients in several industry sectors. Our investment banking group provides the knowledge and personalized service of a boutique with the capabilities of a full-service firm. We are focused on building client relationships early in a company's growth cycle so we can develop a long-term client relationship and have multiple opportunities for repeat business. We believe our private client distribution system is a competitive advantage. Moreover, we have maintained a dominant market position in handling demutualization transactions for thrifts. In the middle market sector, we have developed a reputation for successfully managing micro-capitalization public offerings and providing issuers with capital and currency to exploit market opportunities.

        The following table provides the investment banking group's performance for the periods presented:

	For the Years Ended December 31,			Change 2005 vs. 2004		Change 2004 vs. 2003
(in thousands, except percentages and employee data)
	2005	2004	2003	$	%	$	%
Revenues:
Investment banking (A)	$50,042	$43,394	$25,403	$6,648	15.3%	$17,991	70.8%

Income before taxes: (B)	$30,003	$26,555	$13,630	$3,448		$12,925

Operating margin (B/A)	60.0%	61.2%	53.7%
Total employees	40	29	30

        Much of our investment banking revenue is derived from our financial institutions practice. Of total investment banking revenues, 91%, 93% and 89% were derived from our financial institutions department in 2005, 2004 and 2003.

        The investment banking group's revenues increased to $50.0 million in 2005 from $43.4 million in 2004. This was primarily due to a large mutual-to-stock conversion, which generated investment banking revenue of $23.8 million, that was completed in the second quarter of 2005. Offsetting the increase was a $13.7 million decrease in merger and acquisition and advisory fee revenue from 2004. Investment banking revenues increased to $43.4 million in 2004 from $25.4 million in 2003 primarily due to an increase in merger and acquisition and advisory fee revenue of $19.1 million from 2003. Offsetting this increase was a $2.1 million decrease in financing fees from 2003 within the financial institutions department.

        Segment operating margin was 60.0% in 2005 compared to 61.2% in 2004. Segment operating margin increased to 61.2% in 2004 from 53.7% in 2003. This was driven by increased revenue while non-compensation operating expenses were relatively unchanged in 2004 versus 2003.

Corporate

        Corporate support functions include administration, finance and accounting, operations, human resources, legal and compliance, information technology and facilities. Customer account processing is outsourced to our clearing broker, Pershing, on a fully-disclosed basis. This arrangement permits us to maintain a more variable expense base. We believe we have a scalable, cost-effective and flexible corporate support structure that allows us to maintain excellent service and sustain future growth.

        The following table provides corporate segment performance for the periods presented:

	For the Years Ended December 31,			Change 2005 vs. 2004		Change 2004 vs. 2003
(in thousands, except percentages and employee data)
	2005	2004	2003	$	%	$	%
(Loss) before taxes	$(26,149)	$(25,407)	$(23,904)	$(742)	(2.9)%	$(1,503)	(6.3)%

Total employees	150	153	146

        Corporate operating loss increased to $26.1 million in 2005 from $25.4 million in 2004. The primary reason was the first full year of operation of our new corporate headquarters, which led to an increase in direct expenses. In addition, there was an increase in professional and legal fees associated with litigation and with consulting services for various administrative projects. Corporate operating loss increased to $25.4 million in 2004 from $23.9 million in 2003. The increase was primarily due to an increase in corporate headcount which resulted in increased compensation and benefits. This increase was partially offset by a decrease in legal settlement reserves associated with the Gruntal transaction as well as a reversal of mutual fund breakpoint reserves in 2004.

Liquidity and capital resources

        We have generally satisfied our capital and liquidity needs from cash generated from net income and the ability to borrow from our clearing broker. Our assets consist primarily of cash and assets readily convertible into cash. Securities owned are carried on our financial statements at market value and are generally readily marketable. As of December 31, 2005, of our total assets of $234.4 million, $185.6 million were cash and securities owned.

        Our primary sources of funds during the year ended December 31, 2005 were clearing broker borrowings, proceeds from the sale of securities owned, proceeds from securities sold but not yet purchased, partial repayment of a note to us from the buyer of The GMS Group, LLC, or GMS, as described below, and fees from customers. These funds were primarily utilized to pay operating expenses and fund capital expenditures. As part of the Gruntal transaction in 2002, we acquired all of the membership interests in GMS. During 2003, we sold GMS for $22.6 million, receiving cash proceeds of $9.0 million and a $13.6 million promissory note. The note is secured by the membership interests in GMS and requires GMS to maintain certain capital and financial ratios, along with other covenants. The buyer has made $10.3 million of principal repayments on the promissory note to date, which reduced the balance to $3.3 million at December 31, 2005.

        In the ordinary course of business, we borrow, under an agreement with Pershing, by pledging securities owned as collateral primarily to finance our trading inventories. The amount and terms of the borrowings are subject to the lending policies of Pershing and can be changed at Pershing's discretion. Additionally, the amount financed is also impacted by the market value of the securities owned. At December 31, 2005 we had a net payable to Pershing of $24.5 million and available borrowing capabilities of approximately $70.5 million.

        Ryan Beck is subject to the net capital provision of Rule 15c3-1 under the Securities Exchange Act, which requires the maintenance of minimum net capital. Additionally, Ryan Beck, as a market maker, is subject to supplemental requirements of Rule 15c3-1(a) 4, which provides for the computation of net capital to be based on the number of and price of issues in which markets are made by us, not to exceed $1.0 million. At December 31, 2005 and 2004, Ryan Beck's regulatory net capital was $41.2 million and $35.3 million, respectively, which was $40.2 million and $34.3 million, respectively, in excess of its required net capital of $1.0 million at these dates.

        Ryan Beck operates under the provisions of paragraph (k)(2)(ii) of Rule 15c3-3 under the Securities Exchange Act as a fully disclosed introducing broker and, accordingly, customer accounts are carried on the books of the clearing broker. However, Ryan Beck safekeeps and redeems municipal bond coupons for the benefit of its customers. Accordingly, Ryan Beck is subject to certain of the provisions of Rule 15c3-3 relating to possession or control and customer reserve requirements and was in compliance with such provisions at December 31, 2005 and 2004.

Cash flows

        Year ended December 31, 2005.    Cash increased $1.8 million to $5.3 million at December 31, 2005 as compared to $3.5 million at December 31, 2004. Cash provided by operating activities was $2.2 million, and included an increase in amounts due to clearing broker of $41.1 million, and net income adjusted for non-cash items of $23.0 million, offset by an increase in securities owned of $54.9 million. Cash provided by investing activities was $0.2 million, primarily attributed to the repayment of principal amounts from notes receivable of $3.0 million offset by purchase of premises and equipment of $2.8 million. Cash used in financing activities of $0.6 million was the result of a cash overdraft balance of $2.1 million, offset by capital contributions from minority interest holders in the limited partnership of $2.0 million.

        Year ended December 31, 2004.    Cash decreased $1.7 million to $3.5 million at December 31, 2004 as compared to $5.2 million at December 31, 2003. Cash provided by operating activities was $4.9 million and included an increase in accrued compensation and benefits of $11.7 million, as well as an increase in amounts due from clearing broker of $25.2 million, and net income adjusted for non-cash items of $24.9 million. Cash used in investing activities was $0.2 million primarily attributed to the purchase of premises and equipment of $5.9 million offset by the repayment of principal amounts from notes receivable of $5.6 million. Cash used in financing activities was $6.4 million, primarily the result of a $5.0 million dividend paid to BankAtlantic Bancorp as well as a cash overdraft of $1.5 million.

        Year ended December 31, 2003.    Cash increased $2.2 million to $5.2 million at December 31, 2003 as compared to $3.0 million at December 31, 2002. Cash provided by operating activities was $0.3 million and included an increase of $10.3 million in amounts due to clearing broker, net income adjusted for non-cash items of $15.5 million, an increase in accrued compensation of $12.0 million and an increase in securities owned of $43.2 million. Cash provided by investing activities was $9.9 million, primarily attributed to the net cash proceeds from the sale of GMS and Cumberland Advisors, Inc. of $10.0 million, partially offset by the purchase of premises and equipment of $1.9 million. Cash used in financing activities was $8.0 million, primarily attributed to the repayment of a subordinated loan to BankAtlantic Bancorp of $5.0 million.

Off-balance-sheet arrangements, contractual obligations and loan commitments

        We enter into various transactions involving derivatives and other off-balance-sheet financial instruments. These financial instruments include futures, mortgage-backed to-be-announced securities, or TBAs, and securities purchased and sold on a when-issued basis, called when-issued securities. These derivative financial instruments, primarily executed as agent, are used to meet the needs of customers, conduct trading activities, and manage market risks and are, therefore, subject to varying degrees of market and credit risk.

        Futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Accordingly, futures contracts generally do not have credit risk except in the event of default of the exchange. The credit risk for TBAs, options and when-issued securities is limited to the unrealized market valuation gains recorded in our consolidated statement of financial condition. Market risk is substantially dependent upon the value of the underlying financial instruments and is affected by market forces such as volatility and changes in interest rates. We generally utilize U.S. treasury bond and note futures as economic hedges against our municipal bond trading portfolio. The financial futures are recorded at fair value with changes in fair value included in earnings. At December 31, 2005, we sold 245 U.S. treasury contracts with a notional amount of $26.5 million. There were no open financial futures contracts at December 31, 2004. At December 31, 2005 and 2004 there were no derivatives designated as accounting hedges.

        The table below summarizes our contractual obligations at December 31, 2005:

	Payments due by period
Contractual obligations (in thousands)	Total	1 year	Less than 1-3 years	4-5 years	After 5 years
Operating lease obligations	$61,142	$10,753	$19,566	$13,002	$17,821
Purchase obligations	7,871	4,813	3,058	—	—
Securities sold but not yet purchased	35,177	35,177	—	—	—

Total contractual cash obligations	$104,190	$50,743	$22,624	$13,002	$17,821

Qualitative and quantitative disclosures about market risk

Market risk

        Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market making and investment activities. Market risk is inherent in financial instruments.

        We trade in equity and taxable and tax-exempt debt securities as an active participant in both listed and over-the-counter markets. We typically maintain securities in inventory to facilitate our market making activities and customer order flow. We may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business to manage our exposures.

        In connection with our trading business, management also reviews reports relating to the risk profile of specific trading activities. Typically, these reports evaluate market conditions and review transaction details and securities positions. Reporting activities include price verification procedures, position reconciliations and reviews of transaction booking. Through this analysis, we seek to maintain trading strategies within acceptable risk tolerance parameters. We generally do not commit material capital to facilitate individual client trading. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

        Management monitors risk in its trading activities by establishing limits and reviewing daily trading results, inventory aging, pricing, concentration and securities ratings. We use a variety of tools, including aggregate and statistical methods. Value at risk, or VaR, is the principal statistical method and measures the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Substantially all of our trading inventory is subject to measurement using VaR.

        We use a historical simulation approach to measuring VaR using a 99% confidence level, a one-day holding period and the most recent three months average volatility. A 99% confidence level means that, on average, one would not expect to exceed such loss amount more than one time every one hundred trading days if the portfolio were held constant for a one-day period.

        Modeling and statistical methods rely on approximations and assumptions that could be significant under certain circumstances. As such, the risk management process also employs other methods such as sensitivity to interest rates and stress testing.

        The following table sets forth our high, low and average VaR for the year ended December 31, 2005:

	High	Low	Average
	(in thousands)
VaR	$443	$55	$206
Aggregate long value	195,123	64,358	96,676
Aggregate short value	97,793	15,772	40,261

        The following table sets forth our high, low and average VaR for the year ended December 31, 2004:

	High	Low	Average
	(in thousands)
VaR	$1,747	$11	$336
Aggregate long value	112,494	43,431	72,787
Aggregate short value	167,987	23,851	65,006

Interest rate risk

        Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold debt securities and other interest sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve. Interest rate risk is primarily managed through the use of U.S. Treasury futures and short positions in corporate debt securities.

Credit risk

        We engage in various securities underwriting, trading and brokerage activities servicing a diverse group of domestic and institutional investor clients. A substantial portion of our transactions are collateralized by the underlying securities and are executed with and on behalf of institutional investor clients including other brokers or dealers, commercial banks and other financial institutions. Our exposure to credit risk associated with the nonperformance of these clients in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the client's ability to satisfy its obligations to us. Our activities as principal also are subject to the risk of counterparty nonperformance. Pursuant to our clearing agreement with Pershing, we are required to reimburse our clearing broker without limit for any losses incurred due to a counterparty's failure to satisfy its contractual obligations with respect to a transaction executed by Pershing as a clearing agent. However, as noted above, these transactions are collateralized by the underlying securities, thereby reducing the associated risk to changes in the market value of the securities through the settlement date. We also seek to mitigate the risks associated with sales and trading services through active customer screening and selection procedures and through requirements that clients maintain collateral in appropriate amounts where required or deemed necessary.

Inflation risk

        Because our assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services we offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our combined financial condition and results of operations in certain businesses.

Operational risk

        Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. We are focused on maintaining our overall operational risk management framework and minimizing or mitigating these risks through continual assessment, reporting and monitoring of potential operational risks. Transactions may expose us to off-balance-sheet risk, wherein our clearing broker may charge us for any losses it incurs in the event that customers may be unable to fulfill their contractual commitments and margin requirements are not sufficient to fully cover losses.

Critical accounting policies and estimates

        The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in the section entitled "Risk factors" cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be materially adversely affected.

        Our significant accounting policies are summarized in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our financial condition and results of operations where:

  •
  the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

  •
  the impact of the estimate or assumption on our financial condition or operating performance is material.

        Using these criteria, we believe the following to be our critical accounting policies.

Fair value of financial instruments

        "Securities owned" and "securities sold, but not yet purchased" in our consolidated statement of financial condition consist of financial instruments carried at estimated fair value, with related unrealized gains or losses recognized in our results of operations. The use of fair value to measure these financial instruments, with related unrealized gains and losses recognized immediately in our results of operations, is fundamental to our financial statements and is one of our most critical accounting policies. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

        Fair values of our financial instruments are generally obtained from quoted market prices in active markets, broker or dealer price quotations, or alternative pricing sources with reasonable levels of price transparency. To a lesser extent we may hold certain financial instruments traded infrequently or are non-marketable securities and, therefore, have little or no price transparency, we value these instruments using methodologies such as the present value of known or estimated cash flows, and we generally do not adjust these underlying valuation assumptions unless there is substantive evidence supporting a change (such as similar market transactions, changes in financial ratios and changes in credit ratings of the underlying companies).

        Financial instruments we own (long positions) are marked to bid prices and instruments we have sold but not yet purchased (short positions) are marked to offer prices. If liquidating a position is reasonably expected to affect its prevailing market price, our valuation is adjusted generally based on market evidence or predetermined policies. In certain circumstances, such as for highly illiquid positions, management's estimates are used to determine this adjustment.

Accounting for contingencies

        Contingent liabilities consist of liabilities that we may incur in connection with arbitration proceedings, litigation, and regulatory uncertainties arising from the conduct of our business activities. We establish reserves for legal and other claims when it becomes probable that we will incur a loss and the loss is reasonably estimated. We consult with legal and other advisors regarding the probability of the estimated amounts. Changes in these assessments can lead to changes in the recorded reserves and the actual costs of resolving the claims may be substantially higher or lower than the amounts reserved for the claim. The reserving for contingencies is based on management's judgment on uncertain events in which changes in circumstances could significantly affect the amounts recorded in our financial statements.

Recently issued accounting pronouncements

        In June 2005, the Emerging Issues Task Force, or EITF, issued EITF 04-05, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." The Task Force reached a consensus that the general partners in a limited partnership are presumed to control the limited partnership regardless of the extent of the general partners' ownership interest in the limited partnership. This presumption can be overcome if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. The guidance in this issue is effective after June 29, 2005 for new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified. The guidance in this issue is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005 for existing limited partnerships. In 2005, Ryan Beck Kronos Fund, LP, a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act, was formed and consolidated into Ryan Beck Investment Management, LLC, a wholly owned subsidiary of ours, who has control over Kronos. We consolidated approximately $6.1 million of assets and $1.3 million of liabilities at December 31, 2005. This consolidation did not have a material impact on our financial statements.

        In December 2004, FASB issued SFAS No. 123 (R), "Share-Based Payments." This statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The statement eliminated the accounting for share-based transactions under APB No. 25 and its related interpretations, instead requiring all share-based payments to be accounted for using a fair value method. The statement can be adopted using the "Modified Prospective Application" or the "Modified Retrospective Application." In March 29, 2005 the SEC issued Staff Accounting Bulletin, or SAB, No. 107. SAB No. 107 expresses the staff's views of the interaction between SFAS No. 123(R), "Share-Based Payments," and certain SEC rules and regulations. SAB No. 107 also addresses the valuation of share-based payment arrangements for public companies. Management adopted the statement as of January 1, 2006 using the modified prospective application. Management does not believe that the statement will have a material effect on our financial statements for stock option grants issued prior to this offering. Management cannot determine the ultimate financial statement impact of future grants to be made subsequent to the offering.

        In October 2005, FASB issued FSP No. FAS 123(R)-2, "Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)." The FSP outlines a practical accommodation for determining if a mutual understanding of the key terms and conditions of an award to an individual exists at the date the award is granted. The guidance of this FSP is effective upon adoption of Statement 123(R). Management believes that the guidance in this FSP will not have an effect on future stock option grants.

        In November 2005, FASB issued FSP No. 123(R)-3, "Transition Election Related to Accounting for the Tax Effects of Share-based Payment Awards." The FSP provides an alternative method as of the date that SFAS No. 123(R) is adopted for calculating the beginning balance of the pool of additional paid-in capital available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R). On January 1, 2006, the date we adopted the accounting policies of SFAS No. 123(R), we elected the transition method under FSP No. 123(R)-3.

Business

        We provide financial advice and solutions to individuals, institutions and corporate clients through our approximately 1,100 employees in 43 locations in 14 states. For individual investors, our private client group provides a full range of financial services, including wealth planning and management, retirement and estate planning, education funding and portfolio reviews. Our institutional clients benefit from the market making, underwriting and distribution services of our capital markets group, which offers trading, institutional sales and syndicate activities, as well as research. Through our investment banking group, we provide capital raising and financial advisory services to financial institutions and middle market companies.

        We focus on building long-term relationships with our clients and on leveraging the experience and knowledge of our professionals to serve our clients' needs. Our private client group serves the needs of individuals with $500,000 to $5 million in assets available for investing. We have an established expertise in serving financial institutions such as community banks and thrifts, regional banks, other financial institutions specializing in trust services, custodial services and wealth management, mutual holding companies and providers of diversified financial services. We also target middle market and emerging growth companies with valuations typically ranging from $20 million to $1 billion. Our goal is to be a primary financial advisor to each of our clients.

        Our business segments are described below.

Private client group

        Our financial consultants offer traditional brokerage products and unique investment opportunities created by our investment banking, syndicate and proprietary product activities. Our services include wealth planning and management, retirement and estate planning, education funding and portfolio reviews for both fixed-income and equity investors. We utilize an "open architecture" approach that gives our financial consultants autonomy to offer clients a range of available products and services.

        We target investors with approximately $500,000 to $5 million in assets available for investing, predominantly in the eastern half of the United States. In 2005, we opened four new branches, three in Pennsylvania and one in Florida. Our goal is to provide personalized, sophisticated service to a segment of the population which we believe is often overlooked by our larger competitors. We are committed to providing tailored investment solutions and preserving and growing our clients' wealth.

        As of December 31, 2005, our financial consultants managed approximately 135,000 accounts for over 72,000 households. These accounts represented approximately $18.2 billion in assets. In 2005, our private client group generated revenues of $148.4 million and contributed pre-tax operating income, excluding corporate expenses, of $18.9 million. The primary sources of revenue for the private client group are commissions and spreads earned on equity and fixed-income transactions, sales fees earned for distribution of mutual funds and annuities, and fees earned on investment management and money market accounts. We also receive revenue based on our clients' margin loans and money market balances held by Pershing, as our clearing broker.

Our people

        As of December 31, 2005, our private client group employed 428 financial consultants located in 35 retail locations. Our financial consultants are essential to our business as they serve as relationship managers for our clients. We believe that we provide our financial consultants with a level of autonomy and independence that is rare for a firm of our size. We actively recruit and strive to retain experienced financial consultants in order to maintain the quality of our personnel and grow our private client business.

        We utilize a grid-based compensation system where our financial consultants' compensation is based on their overall production. We believe that our system is one of the most competitive in our industry and is a key factor in our ability to recruit and retain talented financial consultants. In order to aid in our recruitment and retention efforts we also offer deferred compensation and forgivable loan packages. These programs vest over five to seven years and promote key employee retention and assist newly recruited financial consultants to transition to our firm. During 2005, we committed $11.5 million toward deferred compensation and forgivable loan packages.

        In order to retain our key employees and to assist in their professional development, we continually conduct training and development programs. In addition to our internal product specialists, we use external consultants and strategic partners to further develop the expertise of our employees at all levels within the private client group.

Focus

        We believe that our range of products and services, along with the support of our product specialists, are competitive strengths for our existing financial consultants and are attractive to prospective new hires. We strive to offer a range of the best available products in all categories and continually seek to add new products and services consistent with this commitment to quality.

        Our range of products and services include:

  •
  listed and over-the-counter equity securities;

  •
  corporate, municipal, U.S. government and agency fixed-income securities;

  •
  underwritten offerings for both equity and debt financings;

  •
  third-party mutual funds;

  •
  underwriting and trading of unit investment trusts;

  •
  option execution, strategy and trading;

  •
  fixed and variable annuities;

  •
  insurance products;

  •
  checking, debit card and other banking services through our asset management account; and

  •
  investment advisory services.

        Our philosophy is to provide a high level of research, technology and support to our financial consultants, enabling them to develop a wealth management plan geared toward the particular needs of each client. Our financial consultants are the gatekeepers of the client relationship and the primary decision-makers as to the products offered to each client.

        Our transaction-based revenues are derived from the sale of equity and fixed-income securities. Based upon market conditions, this mix changes from year to year. We maintain principal inventories to facilitate customer sales of investment grade fixed-income securities with an emphasis on municipal bonds, agency securities and mortgage-backed securities. With respect to equity securities, we are a principal market maker in many bank stocks and other securities covered by our research department. In recent years, we have automated a majority of our transaction order processing to improve the quality of order execution and permit our trading desks to focus on our most profitable opportunities. We also promote mutual fund sales with a dedicated department that provides guidance to the private client group. We recently added a team of estate planning professionals to support our financial consultants and seek to continue to grow our estate planning client base.

Growth

        Our goal is to increase the number of financial consultants and the average productivity per consultant. We plan to achieve this goal through financial incentives and by providing our financial consultants with an environment conducive to expanding their business. We utilize internal and external recruiting resources, in conjunction with our marketing and advertising campaign, to increase our financial consultant base. We work to increase the revenue per trade through the utilization of advanced pricing analytical tools.

Our strategy

        Our strategic vision is to:

  •
  offer quality investment products, ideas and services to our growing client base;

  •
  focus on meeting the short-term needs of our clients while planning for their long-term goals; and

  •
  create a world-class financial services firm.

        In 2005, approximately 68% of the private client group's revenues were transaction-based. Transaction-based private client group revenues are commissions and sales credits associated with equity and fixed-income securities transactions. Non transaction-based revenues include mutual fund commissions, insurance and annuity commissions, interest income and fees earned from managed money programs. Our goal is to increase our revenues from advisory fee-based accounts to achieve a more predictable revenue stream. Our long-term objective is to have a business mix more equally split between advisory fee-based and transaction-based revenues. We encourage this shift in revenue mix by emphasizing the recruitment of advisory fee-based financial consultants, employing compensation incentives for such accounts and enhancing our marketing of such products and accounts.

        In 2002, we embarked on several distinct investment advisory and asset management initiatives. Our first offering of separately managed accounts, known as "Focus" and featuring over 55 established money managers, had assets under management of $546.2 million in approximately 1,500 accounts at December 31, 2005. Our "Select" account grew to $311.9 million at the end of 2005 from $239.4 million at the end of 2004. We also offer investment advisory services through our investment policy group, which is led by our chief investment officer. This initiative had assets under management of $53.2 million as of December 31, 2005. Another investment advisory effort, led by a senior financial consultant in New York, had assets under management of $354.6 million as of December 31, 2005.

        Management is committed to supporting and strictly enforcing compliance standards. The branch office managers' supervisory activities are supported by technology that permits them to monitor customer activity and regularly receive exception reports. Our compliance staff supplements the branch office managers' efforts. Ultimately, the effectiveness of their collective efforts is tested by our audit program. Through this three-tiered effort, we continually modify our compliance policies, procedures and enforcement.

        We conduct client satisfaction surveys to better gauge and understand our clients' needs and their overall perception of their experience and relationship with us. Our most recent survey, which was conducted in January 2006, provided us with valuable feedback on our strengths and areas perceived to be in need of improvement. We were pleased with the overall results, which indicated that approximately 91% of respondents were "satisfied" with us. Of this number, approximately 65% were "completely satisfied." To strengthen the relationship between our financial consultants and our customers, we have developed a new employee training program known as "The Ryan Beck Experience: A Commitment to Client Service." This program is intended to provide our employees with a blueprint for providing the excellent customer driven service which our clients expect.

Capital markets

        Our capital markets group offers research, trading, institutional sales and syndicate services to our clients. It also supports the industry coverage and product origination of our investment banking group and provides proprietary products and investment ideas for customers of our private client group. We continue to build capital market capabilities that can be cross-utilized by both our investment banking group and private client group.

        Our capital markets group is organized into three product departments:

  •
  Equity capital markets. Our equity capital markets department provides innovative micro-cap and small-cap investment ideas to institutional clients in our targeted industry sectors and distributes public equity offerings managed by us. This department includes equity trading, institutional sales, syndicate and research.

  •
  Taxable capital markets. Our taxable capital markets department creates and trades investment grade securities, principally mortgage-backed, agency and asset-backed securities and preferred stocks. The department also focuses on providing a sales and trading organization that can service the needs of both our financial institutions clients and our private client group. It includes taxable fixed-income origination, trading and institutional sales.

  •
  Municipal capital markets. Our municipal capital markets department provides full-service financing and advisory services to tax-exempt entities primarily in our geographic footprint. The department distributes offerings primarily to the institutional market place. It includes public finance, derivative and structured products, institutional sales and trading.

Our people

        As of December 31, 2005, the capital markets group employed 131 professionals operating from 17 locations in 11 states.

        In 2005, we instituted several initiatives within the capital markets group, including the hiring or internal transfer of a total of 65 employees. We have several programs in place to increase both the recruitment and retention of key employees, including accelerated compensation comprised of enhanced payouts, deferred compensation and forgivable loans paid to new hires in their first 12 months of employment. During 2005, in connection with recruiting efforts, the capital markets group committed $4.3 million toward deferred compensation and forgivable loan packages.

Focus

Trading

        Our trading department acts as both principal and agent to facilitate the execution of customers' orders. We also engage, on a limited basis, in proprietary trading for our own account. We focus on providing cost-effective trading execution and high levels of service to our clients. Each of our trading desks supports sales to our three different categories of clients: wholesale trading (where our counterparties are other broker-dealers located in the United States), institutional accounts and individual investors.

        The over-the-counter equity trading department acts as a market maker in approximately 575 NASDAQ securities, as well as over 300 financial institutions trading on the electronic bulletin board or the pink sheets. We also trade closed-end funds on a principal and agency basis. The taxable fixed-income trading group deals in listed and over-the-counter preferred stocks, corporate bonds, mortgage-backed securities, certificates of deposit, asset-backed securities and government and agency debt. Our public finance trading desk specializes in a broad array of municipal bonds, including fixed- and variable-rate bonds, short-, medium- and long-term bonds, bank qualified bonds and zero coupon bonds.

        The trading environment for broker-dealers has changed dramatically over the past several years. We believe that increased transparency in the pricing of securities has been beneficial to our clients but has reduced trading markets. We have responded by modifying our trading business to increase our focus on executing and facilitating trades for our customers, and to decrease our focus on proprietary trading profits.

Institutional sales

        Our institutional equity sales department delivers research information and analysis to domestic institutional investors, including mutual funds, hedge funds and pension funds. The department provides timely and cost-effective trading execution through our sales trading desks. The institutional sales personnel work closely with our research analysts in coordinating meetings between our institutional investors and the management teams of the companies within our research universe. Additionally, we focus on the marketing of our public offerings to the institutional market.

        Our bank services department, formally organized in 2001, provides a comprehensive array of services to corporate and institutional clients focused on thrift and community bank securities. Over the past several years, we have assisted numerous mid- and small-cap institutions (both over-the-counter and exchange listed) with their stock repurchases. We have developed a reliable distribution channel and substantial relationships that facilitate these services and transactions for our clients.

        In October 2005, we formed our financial institutions strategies department to capitalize on our deep financial institution relationships. The department serves specialized fixed-income needs by evaluating the composition of the assets or liabilities of the client's balance sheet. We have ten sales personnel working closely with our financial institutions strategist to provide: balance sheet restructuring, bond portfolio analytics and swap analysis, balanced leverage strategies, liabilities analytics, repurchase agreements, off-balance-sheet hedging and Community Reinvestment Act products, as well as access to our proprietary and secondary fixed-income trading inventory.

        In the second half of 2005, we formed our municipal sales department to service a broad array of institutional clients, including mutual, pension and hedge funds, that invest in tax-exempt securities. Our municipal sales department works closely with our institutional trading desk and our public finance group to provide value-added advice and strategies in addition to sales of new issues and of tax-exempt bonds in inventory.

Product origination

        The equity syndicate department is responsible for coordinating the marketing, distribution, pricing and stabilization of Ryan Beck lead-managed and co-managed offerings. Additionally, the syndicate department coordinates syndicate and selling group activities managed by other investment banking firms, including our participation in distributions of closed-end funds. In 2005, we acted as lead manager or co-manager in 31 transactions that raised an aggregate of $12.2 billion. Also, we were an underwriter or selling group member in 33 transactions that raised an aggregate of $13.0 billion.

        We structure and distribute fixed-income instruments for our institutional and individual clients. In 2005, our deposit product department structured and distributed over $2.0 billion in instruments issued by financial institutions throughout the United States. Our agency department participated in over 200 offerings in 2005 with a principal amount issued of $1.7 billion for governmental agencies throughout the United States. In November 2005, we formed a mortgage-backed securities department that structured and distributed over $500.0 million in products through December 31, 2005. Additionally, in 2005 we participated in a variety of capacities, including manager, co-manager, underwriter and selling group member, for other types of fixed-income instruments. These include preferred stocks, corporate bonds, whole loans, bond funds and index and equity-linked structured debt.

        Our public finance department has a long history of bringing competitive and negotiated debt offerings to market. In 2005, the public finance department managed, co-managed or served as a selling group member in more than 200 transactions. Our clients include local and state municipal authorities and agencies as well as tax-exempt entities such as schools (primary and secondary), hospitals and other healthcare providers and public utilities.

        The structured products department works closely with public finance professionals and clients on non-traditional methods to achieve a desired capital structure. This includes monetizing non-advance refundable debt, reinvestment of bond proceeds through guaranteed investment contracts, and forward delivery agreements and equity hedging. Our professionals have experience in structuring and trading derivative instruments and complex securitization transactions. We act solely as agent and advisor in our derivative transactions, thereby reducing our capital risk.

Research

        Our goal is to generate timely and productive ideas that will improve our clients' investment performance. Our research department focuses not on merely providing periodic research reports but rather on emphasizing quantitative and qualitative analysis. We have a unique network of industry experts who assist us in our analysis. We believe that independent, high-quality investment research is critical to serving our clients' needs and differentiating ourselves in the marketplace.

        At December 31, 2005, the equity research department consisted of 13 analysts and eight support associates. The department publishes research on 214 companies in seven industries. In general, we expect an equity analyst team covering a specific sector to provide fundamental research on approximately 15 to 25 companies. Proprietary research reports are distributed to customers of our private client group and institutional clients. Additionally, we have an agreement with an outside vendor to provide research to our individual investors beyond our existing coverage.

        We have established policies and procedures to preserve the independence of our research analysts, in addition to our compliance with NASD rules. For example, we prohibit our research analysts from owning the securities of companies they cover. We also prohibit investment banking from dictating or influencing company-specific coverage decisions. However, investment banking targets the same industry sectors as our equity research department and strives to build relationships with the majority of companies in our research universe. Coverage initiation and termination decisions are reviewed and approved by equity research management and communicated to the subject company directly by equity research. We prohibit our research analysts from participating in the solicitation of investment banking business from corporate clients by restricting their participation with respect to any potential transaction to certain due diligence activities. Finally, we significantly restrict the manner and type of participation that our research analysts may have with respect to the marketing of an investment banking transaction.

Growth

        In 2005, we hired three senior research analysts, increasing our total number of publishing analysts to 13. In 2000, we covered 172 companies in six different industry sectors. As of December 31, 2005, we covered 214 companies in seven different industry sectors. The following chart shows our analysts and the number of companies we covered as of December 31, 2005, each broken down by sector:

Sector	Analysts	Companies
Financial institutions	6	102
Real estate	1	24
Consumer	2	17
Healthcare	1	11
Aerospace, defense and homeland security	1	10
Business services	1	12
Closed-end funds	1	38

        The following chart shows the market capitalization breakdown of the companies we covered as of December 31, 2005:

Market capitalization	Companies
Less than $500 million	52
$500 million to $2 billion	68
$2 billion to $10 billion	44
More than $10 billion	12
Closed-end funds	38

Our strategy

        Our capital markets strategy consists of three key elements:

  •
  Expanding into selected industries and sectors. We have recently established a program to strengthen our existing expertise and broaden our industry coverage. We start with research and proprietary trading and then focus on covering those clients who we believe will benefit from this expertise.

  •
  Targeting institutional clients. Our sales and trading professionals cover more than 1,000 institutional accounts in the United States. We use our industry-focused research product to build relationships with institutional accounts which invest in these industries. We focus on both large mutual fund companies as well as sector-specific money managers and hedge funds. We continually target potential clients that can benefit from our proprietary research and our trading capabilities.

  •
  Leveraging trading execution strength. We believe providing cost-effective trading execution and high levels of service is critical to building our business. Our sales and trading professionals utilize their focused expertise and our research product to build relationships with clients. If we execute trades for our clients in a responsive, cost-effective manner, utilizing our capital where appropriate, we believe that we can grow our business significantly.

        Continuous improvements in our professionals, product and distribution capabilities are critical to providing our institutional and individual clients with high-quality research. We believe the following initiatives are important elements of our strategy to continuously improve our research quality:

  •
  Hiring and developing analysts with industry experience. We believe deep industry knowledge is an important factor in providing insightful analysis and recommendations for our investing clients. Accordingly, we seek to hire analysts with significant industry experience and encourage our analysts to enhance their industry knowledge through education and other training programs.

  •
  Ensuring independent analysis and product quality. To help ensure independent analysis and product quality, our director of research is responsible for reviewing the research product for overall quality, with a specific focus on objectivity, independence and analytical rigor. He draws on our supervisory analyst, compliance personnel and other senior research analysts to review stock ratings changes, coverage discontinuations and new research products. An integral part of his research oversight role is to review new coverage initiations to screen and challenge the analysis for quality, independence, completeness and depth of thinking. We believe the most important facet of providing insightful and independent research is helping our clients make money. To measure our analysts' performance, we assess each analyst's success using a number of measurements, including outside services.

  •
  Distributing quality research product broadly and in a timely fashion. We believe that our clients value the timely flow of information, therefore, the prompt review, approval, production and distribution of quality research products are critical to our business. We utilize a third-party web-based system that allows analysts to input research reports from remote sites and allows the draft reports to be edited and reviewed by appropriate staff in any of our locations. Supervisory analysts, in coordination with compliance, review and approve reports within the system. Once approved, the reports are distributed automatically to our clients via electronic mail, First Call and other systems.

  •
  Expanding research coverage platform. We continually seek to expand our research coverage to serve our clients with greater breadth of coverage. During the past two years, we have added research coverage in consumer products and services (including specialty retail and restaurants), business services, aerospace, defense and homeland security, real estate (including real estate investment trusts) and other selected growth sectors.

Investment banking

        We have a well-established investment banking practice that services clients in several industry sectors. Our investment banking group provides the knowledge and personalized service of a boutique with the capabilities of a full-service firm. We are focused on building client relationships early in a company's growth cycle so we can develop a long-term client relationship and have multiple opportunities for repeat business. We believe our private client distribution system is a competitive advantage. Moreover, we have maintained a dominant market position in handling demutualization transactions for thrifts. In the middle market sector, we have developed a reputation for successfully managing micro-capitalization public offerings and providing issuers with capital and currency to exploit market opportunities.

Our people

        As of December 31, 2005 our investment banking group employed 35 professionals operating from eight locations. The primary driver of our investment banking group is the hiring, development and retention of senior investment bankers. We believe the experience of our senior investment bankers is an important competitive advantage in marketing our investment banking services. Our 15 senior investment bankers have an average of 14 years of relevant experience. We seek to recruit experienced investment bankers from other leading investment banking firms or industry boutiques.

        Our primary compensation tools for the recruitment and retention of senior investment bankers is a combination of market level base salary, annual bonus and deferred compensation. Our bonus structure is based upon individual, department and firm performance with a high correlation to the individual's attributable revenue production. This methodology allows investment bankers to have a certain level of predictable compensation based upon their individual performance. The deferred compensation structure is designed to create longer-term equity-linked incentives to promote retention. Additionally, in certain engagements we receive warrants as a component of our remuneration, a portion of which we distribute to our investment bankers.

Focus

General

        Our investment banking activities include:

  •
  Financings.    Financings include serving as lead manager or co-manager on underwritten public offerings and serving as placement agent for private placements of equity and debt securities, private investments in public equity and mezzanine, leveraged buyouts and recapitalization financings. In addition, our financial institutions department is a leading advisor and selling agent on mutual-to-stock conversions. In 2005, we completed 29 financing transactions that raised a total of $6.03 billion. Fees from these financing transactions accounted for 73.6% of investment banking revenues for 2005. Our successful track record and reputation with financing transactions is instrumental in our new business marketing efforts.

  •
  Mergers and acquisitions.    Mergers and acquisitions include buy- and sell-side advisory assignments, divestitures, corporate defense activities and restructurings. In 2005, we advised on 12 transactions with an aggregate valuation of $2.05 billion. Fees from mergers and acquisitions advisory assignments accounted for 25.9% of investment banking revenues for 2005.

  •
  Valuation, opinion and advisory services.    Valuation, opinion and advisory services include fairness opinions, valuation analysis and advisory and corporate strategy review. In 2005, we completed 8 opinion and advisory assignments. Fees from these assignments accounted for less than 1% of investment banking revenues for 2005.

Financial institutions department

        For over 35 years, Ryan Beck's financial institutions department has been a leading investment banker to financial institutions such as community banks and thrifts, regional banks, other financial institutions specializing in trusts, custody and wealth management, mutual holding companies and providers of diversified financial services. Over the past 20 years, we have assisted in over 235 capital-raising transactions and advised on more than 161 merger and acquisition assignments. As an advisor to financial institutions nationwide, our financial institutions department has established a reputation as a leading provider of investment banking services to this industry. We have recently leveraged our expertise to expand our focus to specialty finance companies, including title insurance providers, mortgage real estate investment trusts and other providers of financial products and services.

        Our financial institutions department's transaction experience is extensive. We have managed or co-managed mutual-to-stock conversion transactions ranging from $2.0 million to approximately $4.0 billion, including the largest standard conversion, mutual holding company minority offering and second step transaction. We have been instrumental in pioneering the simultaneous conversion/acquisition transaction, as evidenced by our role as an advisor in more than two-thirds of such transactions that have occurred in the past three years.

        Our financial institutions department is a leader in mutual-to-stock conversions and has been ranked as the number one advisor by SNL Securities based on gross proceeds in each of the last three calendar years. Additionally, in 2004 and 2005, the group was ranked as the number four and seven mergers and acquisitions advisor, respectively, based on the number of transactions for banks and thrifts. The group also is a leading advisor on equity securities, convertible securities and debt offerings.

        During 2005, the financial institutions department advised on seven mergers and acquisitions with a total transaction value of $273.0 million. Additionally, during 2005, the financial institutions group managed or co-managed 12 securities offerings, which raised an aggregate of $812.0 million, and acted as selling agent on seven conversion transactions which raised an aggregate of $4.2 billion.

Middle market department

        This department focuses primarily on middle market and emerging growth companies with valuations typically ranging from $20.0 million to $1.0 billion. The middle market department seeks to provide clients with a broad range of strategic and financial options tailored to meet the unique challenges faced by these companies. An important aspect of the middle market department's activities includes maintaining a broad and deep network of relationships within the financial sponsor community, consisting of venture capital, private equity and buyout firms. These firms continue to play a key role in providing financing to, and completing transactions with, companies in the industries covered by the middle market department.

        The middle market department's investment bankers focus primarily on industry sectors where they possess significant experience and relationships, including:

  •
  Consumer products and service, including retail and restaurants.    This sector includes companies in the following industries: consumer durables, apparel, footwear, direct marketing, household and personal products, leisure and entertainment, retail and restaurants.

  •
  Business services.    This sector includes companies in the following industries: educational and vocational training, facilities management, human capital solutions, human resources outsourcing, marketing and professional and consulting services.

  •
  Aerospace, defense and homeland security.    This sector includes companies that manufacture aerospace engines, aircraft systems, satellites or related equipment and parts; provide aerospace maintenance, repair, overhaul and support services; and manufacture, develop or support products and systems designed for national defense, military or counter-terrorism activities.

  •
  Real estate, including real estate investment trusts.    This sector includes real estate investment trusts, or REITs, encompassing retail, industrial and office REITs, real estate operating companies and companies focused on commercial property and land development.

  •
  Selective growth sector.    This includes niche manufacturers and providers of unique products, services or technology. In addition, we target select areas of the healthcare industry.

        In 2005, the middle market department completed eight transactions, including several underwritings and sell-side acquisitions. During 2005, the department greatly expanded its public offering and capital markets business by leveraging the recent expansion of our capital markets group.

Growth

        In 2005, we added six new senior investment bankers, two in the middle markets department and four in the financial institutions department. This expansion has enabled us to provide investment banking coverage to two additional industries and three additional regions of the country.

Our strategy

        Our strategy is to enhance our position as a full-service investment banking firm for companies in selected industries with market capitalizations generally less than $1 billion.

  •
  Maintain long-term client relationships.    We seek to establish long-term client relationships and support our clients at each point in their growth cycle. We strive to develop deep relationships with the executive management and boards of directors of our clients. Our clients benefit from a combination of investment banking capabilities and relationships, institutional and private client group distribution channels, proprietary research and trading and after-market support.

  •
  Deliver superior transaction execution.    We provide our clients boutique-like knowledge within a full-service firm. Because of our relatively high number of managing directors as a percentage of investment banking professionals we are generally able to ensure that each client receives the attention of a senior level investment banker. Our managing directors have extensive experience within their industry sector and across the range of services our firm provides. The breadth of products and services we offer allows us flexibility in meeting the transaction-based and financing needs of our clients.

  •
  Focus on specific industries.    Our investment bankers are organized along industry sectors that provide a full range of investment banking products and services. These professionals have considerable transaction experience and a broad network of strategic and financial sponsor relationships. By focusing on a limited number of industries, and concentrating our efforts generally on companies with market capitalizations less than $1.0 billion, our bankers have the ability to devote nearly all of their time to their specific areas of expertise. This limited focus also allows our bankers to develop highly focused marketing plans that leverage both their individual and our depth of experience in that sector. Our approach to targeting specific industries allows us to coordinate our efforts across several departments.

  •
  Leverage our capabilities.    Our investment banking group seeks to differentiate itself from its competitors by offering clients a diverse set of services. As a full-service firm, we can offer clients substantial distribution of securities in connection with a public offering through institutional and retail channels with nationwide coverage. When we lead or co-manage public offerings, our syndicate department works closely with the co-manager group to produce a coordinated effort. Through our trading operations we provide market making and after-market support for our clients' securities. Our research department offers research that is valuable for investors in small capitalization companies.

        In addition, the 428 financial consultants in our private client group serve as a source of potential deal flow for investment banking transactions. We have established a referral program in which our financial consultants contact the investment banking group when they believe an investment banking opportunity exists with one of their clients or contacts. The financial consultant is compensated when a referral leads to a successful transaction. Our investment banking group also focuses on cross-selling other firm products and capabilities, including our bank services group and our financial institutions strategies group.

Corporate support

        Our corporate support employees are located in northern New Jersey. Support functions include information technology, operations, human resources, finance and accounting, facilities, legal and compliance. Customer account processing is outsourced to our clearing broker, Pershing, on a fully-disclosed basis. Our corporate support functions have been organized to deliver service excellence on a highly leveraged framework providing cost-effective growth and flexibility.

        We have a detailed disaster recovery plan for each of our branches. From our data center in Jersey City, New Jersey, we can redirect all critical business functions for any of our branches. We have deployed internet protocol telephony through approximately 74% of our branches, which enables redirection of all calls remotely. We have developed a business continuity plan that is designed to permit continued operation of business critical functions in the event of disruptions to our primary data center. All business critical functions can be supported without the Jersey City facility through our back-up data center located in Florham Park, New Jersey. We also have provided for a back-up trading facility located in Jersey City, which can fully support all trading activities currently located in Florham Park. Additionally, through our clearing broker, we have provided for continuity of all customer related processing activities.

        The securities industry in the United States is subject to extensive regulation under both federal and state law, as well as self-regulatory organizations. Through the issuance of policies and procedures, our compliance department aims to assure that our employees, are aware of, and abide by, the various rules and regulations promulgated by these entities. While the compliance department seeks to maintain up-to-date policies and procedures, regulators are constantly defining and re-defining their interpretation of such rules and regulations in response to incidents and events, through various pronouncements and through enforcement actions aimed at behavior believed to violate such rules and regulations. As such, while we believe our current policies and procedures are reasonably designed to enforce the rules and regulations as currently interpreted, future interpretations of current rules or regulations, or further modifications to such rules and regulations could lead us to modify our policies, procedures and practices accordingly.

        For the past 15 years, we have handled the clearing and settlement functions of our customer and proprietary trading activities on a fully disclosed basis. For the last 12 years, we have outsourced these and related functions to Pershing, a wholly owned subsidiary of The Bank of New York. The key considerations for the decision to outsource to Pershing are:

  •
  Financing and balance sheet.    As a fully-disclosed broker-dealer, the capital requirements and related borrowing arrangements necessary to support our business are centralized and thereby significantly reduced.

  •
  Flexibility and control.    Although we are a major customer of Pershing and are able to provide significant input into systems and procedures, most processes are controlled by Pershing, reducing or eliminating our ability to facilitate changes that enhance our customer service and putting us at risk for Pershing's errors or system failures.

  •
  Variable cost structure.    Our contractual relationship with Pershing provides that the costs and fees are primarily variable in nature. We also need significantly fewer employees in our operations department than we would need as a clearing broker. However, as we continue to grow and execute our growth strategy we may reach a point in which a primarily fixed clearing cost structure would be beneficial.

  •
  Regulatory.    We primarily operate under an exemption from Rule 15c3-3 that significantly reduces various regulatory and compliance burdens on us.

  •
  Growth.    Our relationship with Pershing simplifies acquisitions of other broker-dealers, especially those that also clear their trades through Pershing. The Gruntal transaction was facilitated and simplified due to the common clearing relationship.

  •
  Revenue sharing.    We share in the revenue derived from customer margin and money market balances, although we are unable to maximize our profits in these client activities.

  •
  Client confidence.    Since Pershing is a larger and better capitalized entity than us, we believe that some institutional accounts and high net worth individuals are more comfortable dealing with us given the perceived reduction in counter-party risk.

        We are in the process of renegotiating our agreement with Pershing. Our current contract with Pershing provides for early termination provisions, including a break-up fee.

Risk management

        We utilize a multi-faceted approach to the risk management process in which we attempt to create a proactive culture. We strive to provide an open dialogue to identify risk associated with all aspects of our business. Our management encourages our compliance personnel and our professionals to detect, investigate, monitor and remediate any risks that could possibly jeopardize our reputation, standards of ethics and integrity, financial stability or client relationships.

        On a routine basis, we review all of our businesses, using our internal risk analysis tool. This tool helps management identify our strengths and weaknesses, opportunities and threats. We strive to mitigate the weaknesses identified and monitor the threats. In addition to reviewing our existing operations, management constantly analyzes external conditions that could affect our operations such as event risk, interest rate changes, credit and liquidity concerns, execution risk, new product implementation and vendor quality. We do so by asking questions, soliciting additional advice, talking to the competition and learning from their mistakes, and assessing industry-wide business practices. Finally, our risk management team, consisting of senior level executives, meets on a regular basis to assess the findings of such analysis, making modifications to our processes as necessary.

        In addition to the ordinary risks inherent in our various businesses, we also attempt to prepare for those extraordinary risks that can unexpectedly arise. Management reviews and evaluates our critical operations and infrastructure and seeks to promptly identify and address deficiencies. Additional areas of extraordinary risk, such as potential conflicts of interest and exposure to fraud, are also assessed by us through comprehensive polling of our employees. We attempt to identify and resolve any areas of potential conflicts of interest between us and our clients.

Competition

        We are subject to intense competition in all of the markets for our principal financial products and services in the United States. The securities industry is dominated by several large Wall Street and foreign firms. Over the past several years there have been numerous acquisitions of securities firms by large financial institutions. These financial institutions have greater financial resources than we do, which allow them to engage in additional lending activities to businesses in connection with providing financial advisory services as well as to underwrite larger offerings and hold much larger trading positions than we are able.

        In addition, these large financial institutions have a broader product base and geographic reach, which may mitigate the effects on their businesses of a downturn in certain market conditions or a downturn in the economy in specific regions of the country or sectors of the economy. We also compete with regional broker-dealers and in some cases with small boutique firms. In addition, we compete with alternative trading systems via the internet and other media through which securities and futures transactions are effected. Competition is principally based on price, quality of service, reputation and financial resources. There has been increased competition in recent years from other market participants, including insurance companies, commercial banks, electronic communications networks, online brokerage firms, mutual fund sponsors and other companies offering financial services.

        In addition, there is competition within our industry in obtaining and retaining the services of qualified employees. Because of the importance of our employees in the performance of our business, our ability to compete effectively is dependent upon attracting, retaining and motivating qualified individuals. Our ability to attract, retain and motivate such persons depends, among other things, on geographical location, work environment, culture and compensation. We believe that transitioning to public stock ownership, which enables us to offer stock based compensation and incentives, will allow us to compete more effectively for qualified employees.

Employees

        As of December 31, 2005, we had approximately 1,100 employees, of which approximately 800 were registered with the NASD. Of those, approximately 462 were financial consultants and sales personnel, of which approximately 350 held insurance licenses, and approximately 230 were licensed as investment advisors. We believe that our relationship with our employees is satisfactory.

Properties

        Our corporate and executive offices are located at 18 Columbia Turnpike, Florham Park, New Jersey. Corporate support, operations and administration are located in Livingston, New Jersey. Our primary data center is located in Jersey City, New Jersey. As of March 31, 2006, we operated 43 locations throughout the United States. We have branch facilities in California, Connecticut, Florida, Illinois, Louisiana, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, Pennsylvania, Texas and Virginia.

        All of our facilities are leased. The leases are for varying terms through 2019. See Note 11 to our audited consolidated financial statements for additional information.

Legal proceedings

        We are involved in a number of complaints, legal actions, arbitrations, investigations and proceedings concerning matters arising in connection with our business. Some of these actions have been brought on behalf of various classes of plaintiffs and seek substantial or indeterminate damages.

        We are also involved, from time to time, in investigations and proceedings by governmental agencies and self-regulatory organizations, which can result in fines or other disciplinary action being imposed on us.

        We are named as defendants in various judicial, regulatory and arbitration proceedings in the ordinary course of business. The nature of such proceedings do not involve large claims subjecting us to exposure, such as claims relating to investment banking underwritings, but rather are routine retail customer complaints regarding losses in individual accounts. These claims are ordinarily subject to NASD arbitration proceedings. Additionally, legal proceedings may be brought from time to time in the future. Although there can be no assurance as to the ultimate outcome of a particular matter, we have generally denied, or believe that we have meritorious defenses and will deny, liability in all significant actions pending against us and we intend to vigorously defend such actions. In view of the inherent difficulty of predicting the outcome of legal proceedings, particularly where the plaintiffs seek substantial or indeterminate damages or where novel legal theories or a large number of parties are involved, we cannot state with confidence what the eventual outcome of currently pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual result in each pending matter will be. Subject to the foregoing caveat, we believe, based upon our current knowledge, after appropriate consultation with legal counsel and taking into account our legal reserves, that pending judicial, regulatory and arbitration proceedings will be resolved with no material adverse effect on our financial condition, although we can provide no assurance that such actions will not be material to our operating results and cash flows.

Regulation

        As a participant in the securities industry, we are subject to complex and extensive regulation of most aspects of our business by federal and state regulatory agencies, self-regulatory agencies, securities exchanges and by foreign governmental agencies, regulatory bodies and securities exchanges. The regulatory framework of the securities industry is designed primarily to safeguard the integrity of the capital markets and protect customers, not creditors or shareholders. The laws, rules and regulations comprising such regulatory framework are constantly changing, as are the interpretation and enforcement of existing laws, rules and regulations. The effect of any such changes cannot be predicted and may direct the manner of operation and profitability of our company.

        Ryan Beck is subject to regulations governing every aspect of the securities business, including the effecting of securities transactions, its capital requirements, its record-keeping and reporting procedures, relationships with customers, including the handling of cash and margin accounts, the experience and training requirements for certain employees and business procedures with firms that are not members of these regulatory bodies.

        Ryan Beck is registered as a securities broker-dealer and as an investment advisor with the SEC. The securities exchanges mentioned above and the NASD are voluntary, self-regulatory bodies composed of members such as Ryan Beck which have agreed to abide by the respective bodies' rules and regulations. Each of these organizations may expel, fine and otherwise discipline member firms and their employees. Ryan Beck is also licensed as a broker-dealer in each of the 50 states, requiring us to comply with the laws, rules and regulations of each state. Each state may revoke the license to conduct a securities business, fine and otherwise discipline broker-dealers and their employees.

        Ryan Beck is also subject to the SEC's uniform net capital rule, Rule 15c3-1. The uniform net capital rule sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. In addition, Ryan Beck is subject to certain notification requirements related to withdrawals of excess net capital. See Note 10 to our audited consolidated financial statements for additional information.

        The research areas of investment banks have been, and remain, the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act, the SEC and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel. The SEC and the NASD may adopt additional and more stringent rules with respect to our business in the future.

        Ryan Beck is also subject to the USA PATRIOT Act anti-money-laundering provisions and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to substantial liability and regulatory sanctions.

Management

Executive officers and directors

        The following table sets forth information as of December 31, 2005 regarding individuals who we expect to serve as our executive officers and directors following the offering. We expect to appoint additional directors over time who are not our employees or otherwise affiliated with our management.

Name	Age	Position
Ben A. Plotkin	50	Chairman of the Board and Chief Executive Officer
Michael J. Kollender	40	Executive Vice President
Melissa (Lisa) J. Schultz	44	Executive Vice President
Anthony G. Simone	37	Executive Vice President and Chief Financial Officer
Leonard J. Stanley	51	Executive Vice President and Chief Administrative Officer
Garry J. Stegeland	52	Executive Vice President
Jay Suskind	41	Executive Vice President
John N. Wyllys	56	Executive Vice President
Raymond Baumkirchner	60	Director
Anthony R. Coscia	46	Director
Robert G. Cox	65	Director
Michael M. Horn	66	Director

        Ben A. Plotkin is our Chairman and Chief Executive Officer; these are the same positions he has filled for Ryan Beck since 1997. Mr. Plotkin also serves as chairman of our executive management committee. Prior to joining Ryan Beck as an investment banker in 1987, he was a senior executive and a director of a private thrift holding company. Mr. Plotkin served as a member of the board of directors of BankAtlantic Bancorp from February 1998 until August 2002. He has also practiced law, specializing in financial institution public offerings and acquisitions. Mr. Plotkin holds a B.B.A. degree from the University of Florida and a J.D. from Georgetown University Law Center.

        Michael J. Kollender is our Executive Vice President and head of both Middle Market Investment Banking and Corporate Development. Mr. Kollender is also a member of our executive management committee. He has been Ryan Beck's Executive Vice President and Director of Middle Market Investment Banking since 2003, and also oversees Ryan Beck's acquisitions and divestitures. Prior to joining the firm in 1999 as a managing director, he was a managing director and partner with Josephthal & Co., Inc. Mr. Kollender holds a B.S. degree from Syracuse University and is a certified public accountant.

        Melissa (Lisa) J. Schultz is our Executive Vice President and co-head of Capital Markets; these are the same positions she has filled for Ryan Beck since 2004. Mrs. Schultz is also a member of our executive management committee. She was head of Ryan Beck's research and institutional sales from 2001 to 2004, having joined the firm in 1997 as syndicate manager. She was previously employed by Clovebrook Capital Corp. and Drexel Burnham Lambert. Mrs. Schultz holds a B.S. degree from Simmons College.

        Anthony G. Simone is our Executive Vice President and Chief Financial Officer; these are the same positions he has filled for Ryan Beck since July 2005. Mr. Simone is also a member of our executive management committee. He is responsible for all of our financial management and control matters, including regulatory reporting. He joined Ryan Beck in August 2000 as assistant controller. Prior to that, Mr. Simone worked for Neuberger Berman, where he served as financial reporting and analysis manager. Mr. Simone holds a B.S. degree from the University of Scranton and an M.B.A. from Fordham University Graduate School of Business.

        Leonard J. Stanley is our Executive Vice President and Chief Administrative Officer; these are the same positions he has filled for Ryan Beck since 2003. Mr. Stanley is also a member of our executive management committee. He was chief financial officer of Ryan Beck from 1995 to 2003, having joined the firm in 1994 as controller. Mr. Stanley holds a B.S. degree from the State University of New York and is a certified public accountant.

        Garry J. Stegeland is our Executive Vice President, General Counsel and Corporate Secretary; which positions he has held since 2003. Mr. Stegeland is also a member of our executive management committee. He joined Ryan Beck in 2002 and was employed by UBS PaineWebber as director of compliance for the private client group from 1988 to 2002, and was previously associated with Shearson Lehman Brothers' legal department. Mr. Stegeland holds a B.A. degree from St. Joseph's College and a J.D. from St. John's University School of Law.

        Jay Suskind is our Executive Vice President and co-head of Capital Markets. Mr. Suskind is also a member of our executive management committee. He has been Ryan Beck's Executive Vice President, Director of Trading and co-head of Capital Markets since 2004. He joined Ryan Beck in 1993 as an equity trader and was previously affiliated with Sherwood Securities Corp. and Goldman Sachs. Mr. Suskind holds a B.A. degree from Rutgers College and an M.B.A. from the Rutgers Graduate School of Management.

        John N. Wyllys is our Executive Vice President and head of the Private Client Group; these are the same positions he has filled for Ryan Beck since 2001. Mr. Wyllys is also a member of our executive management committee. Prior to joining the firm he was employed by Merrill Lynch, Pierce, Fenner & Smith, Inc. Mr. Wyllys holds a B.S. degree from the University of Florida.

        Raymond Baumkirchner is a member of our board of directors. He has served as a director of Ryan Beck and as its audit committee's financial expert since 2005. From 2003 to 2005, he served on the board of directors of Spencer Savings Bank, and was that board's chairman from 2003 to 2004. He was a vice president in the finance department of Dow Jones & Company from 2000 to 2001. From 1995 to 2000, he was a managing director of PricewaterhouseCoopers in its broker-dealer consulting practice. He was also previously affiliated with Credit Suisse First Boston, Dillon, Read and Co. and Arthur Young & Co. Mr. Baumkirchner holds a degree from Manhattan College.

        Anthony R. Coscia is a member of our board of directors. He has served as a director of Ryan Beck since 2006. He is a member of the law firm of Windels, Marx, Lane & Mittendorf, LLP and chairman of the Board of Commissioners of the Port Authority of New York and New Jersey and of the boards of its wholly owned corporate entities. He also served as chairman of the New Jersey Economic Development Authority from 1992 to 2003. Mr. Coscia holds degrees from Georgetown University and Rutgers University School of Law.

        Robert G. Cox is a member of our board of directors and of our audit committee. He has served as a director of Ryan Beck since 2003. From 1996 to 2000 he was president and a director of Summit Bancorp. He served as chief executive officer and president of Summit Bancorp's predecessor company, The Summit Bancorporation, and prior to that held several top executive roles at Summit Bank. Mr. Cox holds a degree from Mohawk Valley College.

        Michael M. Horn is a member of our board of directors and chairman of the board's audit committee. He has served in these capacities at Ryan Beck since 1986. He is a member of the law firm of McCarter & English, LLP. He is chairman of the New Jersey Bar Association Bank Regulatory Committee and serves on the board of directors of the Community Foundation of New Jersey. He is a former New Jersey State Treasurer. Mr. Horn holds degrees from Princeton University and the Harvard Law School.

Executive management committee

        Our executive management committee consists of Mrs. Schultz and Messrs. Plotkin, Kollender, Simone, Stanley, Stegeland, Suskind and Wyllys. Mr. Plotkin heads the committee and appoints members annually, or as he deems appropriate.

        The executive management committee governs the strategy and management of our business and operations, subject to the supervision of our board of directors. The executive management committee sets our general non-executive compensation policies, establishes our financing objectives and principles, determines our funding requirements and evaluates, where appropriate, acquisitions, dispositions and other significant transactions. Additionally, it establishes policies and procedures regarding regulatory matters, compliance matters, insurance coverage, information technology, human resources, firm administration and tax matters.

        The executive management committee meets weekly and at such additional times as Mr. Plotkin deems necessary or appropriate.

Committees of the board of directors

        Audit Committee.    Our audit committee currently consists of Messrs. Baumkirchner, Cox and Horn. Two of our audit committee members are "independent" as such term is defined in Rule 10A-3(b)(i) under the Securities Exchange Act and all of them are independent under NASDAQ rules. In addition, one of them will be determined to be an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K.

        Immediately prior to this offering, our board of directors will adopt a new written charter for the audit committee that will be available on our website. Our audit committee will be responsible for:

  •
  selecting the independent auditors;

  •
  approving the overall scope of the audit;

  •
  assisting the board of directors in monitoring the integrity of our financial statements, the independent auditors' qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements;

  •
  annually reviewing an independent auditors' report describing the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm;

  •
  discussing the annual audited financial and quarterly statements with management and the independent auditors;

  •
  discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  discussing policies with respect to risk assessment and risk management;

  •
  meeting separately, periodically, with management, internal auditors and the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  setting clear hiring policies for employees or former employees of the independent auditors;

  •
  handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time; and

  •
  reporting regularly to the full board of directors.

Compensation committee

        Immediately prior to this offering, we will form a compensation committee, which will consist of at least three independent directors, and we will adopt a written charter for the compensation committee that will be available on our website. Our compensation committee will be responsible for:

  •
  reviewing key employee compensation policies, plans and programs;

  •
  reviewing and approving the compensation of our executive officers;

  •
  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  •
  reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters;

  •
  administration of stock plans and other incentive compensation plans; and

  •
  such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Nominating and corporate governance committee

        Immediately prior to this offering, we will form a nominating and corporate governance committee, which will consist of at least three independent directors, and we will adopt a written charter for the nominating and corporate governance committee that will be available on our website. The nominating and corporate governance committee will be responsible for:

  •
  developing and recommending criteria for selecting new directors;

  •
  screening and recommending to the board of directors individuals qualified to become executive officers;

  •
  overseeing evaluations of the board of directors, its members and committees of the board of directors; and

  •
  handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

Board of directors' compensation and relationships

Compensation for non-employee directors

        We presently anticipate that directors who are not our employees will receive an annual retainer of $            in cash for service on our board of directors, inclusive of meeting fees. We also anticipate that the chairman of the audit committee will receive an additional annual retainer of $            in cash, the chairman of the compensation committee will receive an additional annual retainer of $            in cash,

and the chairman of the nominating and corporate governance committee will receive an additional annual retainer of $            in cash. Non-employee directors will not participate in our employee benefit plans.

Compensation for employee directors

        Our employees who also serve as directors will receive compensation for their services as employees, but they will not receive any additional compensation for their service as directors.

Compensation and governance committee interlocks and insider participation

        We do not anticipate any interlocking relationships between any member of our compensation committee or our nominating and governance committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the United States federal securities laws.

Historical compensation of Ryan Beck executive officers

        The following table contains compensation information for our chief executive officer and four of our other executive officers who were the most highly compensated for the year ended December 31, 2005. These amounts do not necessarily reflect the compensation such persons will receive following the offering, which could be higher or lower.

Summary compensation table

		Annual compensation			Long-term compensation awards
					Awards		Payouts
Name	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award ($)	Number of securities underlying options/SARS (#)	LTIP payouts $	All other compensation ($)
Ben A. Plotkin	2005	500,000	1,895,000	4,735	0	0	0	437,500	(2)
Michael J. Kollender(1)	2005	250,000	355,000	0	0	0	0	120,000	(2)
Melissa (Lisa) J. Schultz	2005	200,000	400,000	0	0	0	0	150,000	(2)
Jay Suskind	2005	200,000	400,000	0	0	0	0	150,000	(2)
John N. Wyllys	2005	240,000	360,000	27,487	0	0	0	190,000	(2)

(1)
In connection with a 2005 investment banking transaction, Mr. Kollender received warrants that are exercisable for common stock of a client. At the date of issue, the exercise price of these warrants was equal to the market value of the stock to be received on exercise of the warrants. At December 31, 2005, assuming no restrictions or limitations on the exercise of the warrants and sale of the underlying stock, these warrants had an in-the-money value of approximately $299,000.

(2)
This amount represents deferred compensation grants under our New Deferred Incentive Compensation Plan.

        Our named executive officers received no grants of options to purchase shares of our common stock during the fiscal year ended December 31, 2005.

        The following table shows the aggregate number of shares underlying options for our common stock exercised in 2005 and the value at year-end of outstanding options for our common stock, whether or not exercisable, in each case for our directors and named executive officers.

Aggregated option/SAR exercises in last fiscal year and FY-end/SAR values

					Value of unexercised in-the-money options/SARs at FY-end ($)
			Number of securities underlying unexercised options/SARs at FY-end (#)
	Shares acquired on exercise ($)
Name		Value realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ben A. Plotkin	0	$0.00	750,000	90,000	$5,355,000	$313,200
Michael J. Kollender	0	$0.00	0	67,500	$0.00	$369,150
Melissa (Lisa) J. Schultz	0	$0.00	75,000	30,000	$535,500	$104,400
Jay Suskind	0	$0.00	60,000	30,000	$428,400	$104,400
John N. Wyllys	0	$0.00	60,000	30,000	$428,400	$104,400

Benefit plans

Deferred incentive compensation plan

        Our deferred incentive compensation plan is designed to provide deferred incentive compensation to eligible financial consultants and certain key executives. The plan is treated as a bonus plan under the Employee Retirement Income Security Act. Under the terms of the plan, we may grant deferred bonuses under the plan to some or all participants. Vesting in the deferred bonuses occurs over time according to the plan terms, and the period of time required depends in part upon the type of deferred bonus. Credited amounts may also vest upon involuntary termination of employment.

        Participants who are credited with amounts under the plan must choose a methodology for determining hypothetical gains and losses on the deferred bonuses. Participants can choose from a range of measurement funds (which can be changed from time to time), or they can choose the Ryan Beck appreciation plan ("units"). If a participant wishes to invest in the plan, then he or she must so elect at the time that the bonus is first credited, and the participant cannot later elect to change that investment alternative. Amounts deemed invested in the plan earn a rate of return from 0% to 18.75%. In addition, the rate of return accruing on units vests after 5 years, regardless of the underlying vesting schedule.

        When amounts under the plan become vested, they are paid out to the participants, unless the participant has elected to further defer the amounts under the plan.

        We intend to discontinue the plan after the completion of the offering and will replace it with a new equity incentive program involving restricted stock.

Voluntary deferred compensation plan

Actual plan

        Our voluntary deferred compensation plan is designed to provide specified benefits to a select group of management or highly compensated employees and directors. Participants in the plan are permitted to voluntarily defer portions of their compensation, and are also permitted to defer amounts that otherwise would have been paid out under the plan.

        Participants must choose a methodology for determining gains and losses, and participants have the choice between units and other measurement funds. The same investment restrictions that apply under the deferred incentive compensation plan apply under the voluntary deferred compensation plan. While all deferral amounts credited under the plan are vested, the returns credited with respect to units vest over 5 years.

        We intend to continue the voluntary deferred compensation plan after the completion of the offering. We intend to initiate a matching contribution under the plan, and the matching contributions will be deemed invested on a mandatory basis in our Class A common stock. In addition, we intend to offer an election to current participants in the unit investments that would permit them to convert to a pure stock-based investment form, and will cause payouts attributable to it to be paid in cash or in kind, in our discretion.

Prior voluntary deferred compensation plan

        We sponsor a frozen voluntary deferred compensation plan, to which no further contributions are made. All amounts credited thereunder are fully vested. The methodology for determining gains and losses under the frozen plan is the same as that under the active voluntary deferred compensation plan.

        We intend to continue the frozen voluntary deferred compensation plan after the completion of the offering. Due to restrictions imposed by the Internal Revenue Code, we do not anticipate making any changes to the frozen plan.

Supplemental bonus plan

        The supplemental bonus plan covers Mr. Plotkin only.

        Under the plan, we determine the amount, if any, to be credited each year. Investment returns on the deferred bonus amounts are determined based upon investment selections made by Mr. Plotkin.

        Amounts credited under the plan vest over time, and are paid out when they vest. The original deferral amount will be paid out during 2007, based upon the original terms of the plan which require a payout after ten years. Other deferral amounts will be paid out over the period ending on January 2, 2008.

Supplemental executive retirement plan

        Mr. Plotkin is a participant in a supplemental executive retirement plan. His participation commenced as of January 1, 2004, and he will become fully vested ten years from that date. Vesting will occur earlier if Mr. Plotkin is involuntarily terminated, terminates voluntarily for good reason, becomes disabled or dies. Upon Mr. Plotkin's retirement at or after age 60, he is entitled to receive approximately $2.3 million, payable in equal monthly installments over 120 months.

Common stock option and equity incentive program

        Our current Amended and Restated Common Stock Option Program provides for the issuance of stock options to employees. As of March 31, 2006, there were 2,424,000 options outstanding with an average exercise price of $3.819 to 52 participants. Option grants are subject to four-year cliff vesting.

        In connection with the offering, we intend to extinguish vested options issued under the current plan, with the consent of the option holders, by offering consideration of comparable value. This consideration will include a mixture of cash and Class A common stock representing in the aggregate the value of the options. A new equity incentive plan will be adopted, incorporating option, restricted stock and other stock-based programs. Unvested options will be amended to conform to the terms of such plan, to the extent permitted by applicable law.

        The purpose of the equity incentive plan is to motivate our key employees, officers, directors and financial consultants to use their best efforts on our and our subsidiaries' behalf and to retain these employees, officers, directors and financial consultants.

        Awards.    The equity incentive plan provides for the grant of stock options and stock appreciation rights and for awards of shares, restricted shares, restricted stock units and other equity-based awards.

        Shares subject to the equity incentive plan.    Subject to adjustment as provided below, the aggregate number of shares of our Class A common stock that may be delivered pursuant to awards granted under the equity incentive plan will be                        shares. If an award granted under the equity incentive plan terminates, lapses or is forfeited without the delivery or vesting of shares, as applicable, then the shares covered by the terminated, lapsed or forfeited award will again be available to be granted.

        In the event of any change affecting the outstanding shares of our Class A common stock by reason of, among other things, a share dividend or split, reorganization, recapitalization, merger, consolidation or any transaction similar to the foregoing (other than a cash dividend), the compensation committee, in its discretion, will be able to make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the equity incentive plan or pursuant to outstanding awards, (2) the option price or exercise price of any stock appreciation right and/or (3) any other affected terms of such awards.

        Any shares of our Class A common stock issued under the equity incentive plan may consist, in whole or in part, of authorized and unissued shares of our Class A common stock or of treasury shares of our Class A common stock.

        Plan administration.    The equity incentive plan will be administered by the compensation committee of our board of directors. Our board of directors will also have the authority to take any action delegated to the compensation committee under the equity incentive plan as it may deem necessary. Awards may, in the discretion of the compensation committee, be made under the equity incentive plan in assumption of, or in substitution for, outstanding awards previously granted by us or our affiliates. The number of shares underlying such substitute awards will be counted against the aggregate number of shares available for awards under the equity incentive plan. The compensation committee will have the authority to (1) select equity incentive plan participants, (2) interpret the equity incentive plan, (3) establish, amend and rescind any rules and regulations relating to the equity incentive plan and to make any other determinations deemed necessary or desirable for the administration of the equity incentive plan, (4) correct any defect or supply any omission or reconcile any inconsistency in the equity incentive plan in the manner and to the extent deemed necessary or desirable and (5) establish the terms and conditions of any award consistent with the provisions of the equity incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Any decision in respect of the interpretation and administration of the equity incentive plan will lie within the sole and absolute discretion of the compensation committee.

        Eligibility.    Any employee, officer, director or financial consultant of us or any of our affiliates will be eligible to participate in the equity incentive plan. In each case, the compensation committee will select the actual grantees.

        Limitations.    No award may be granted under the equity incentive plan after the 10th anniversary of its commencement. Awards granted prior to the termination may extend beyond the termination date of the equity incentive plan.

        Options.    Under the equity incentive plan, the compensation committee may grant both incentive stock options intended to conform to the provisions of Section 422 of the Internal Revenue Code and non-qualified stock options. The exercise price for options will be determined by the compensation committee, except that the exercise price cannot be less than 100% of the fair market value (as defined in the equity incentive plan) of our Class A common stock on the grant date. In the case of incentive stock options granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our subsidiaries, the exercise price cannot be less than 110% of the fair market value of a share of our Class A common stock on the grant date and the incentive stock option will terminate on a date not later than one day preceding the fifth anniversary of the date on which such incentive stock option was granted. All options granted under the equity incentive plan will be non-qualified stock options unless the applicable award agreement expressly states that the option is intended to be an incentive stock option.

        The compensation committee will determine when, and upon what terms and conditions, options granted under the plan will be exercisable, except that no option will be exercisable more than 10 years after the date on which it was granted. The exercise price may be paid (1) with cash (or its equivalent), (2) to the extent permitted by the compensation committee, with shares of our Class A common stock that have a fair market value equal to the aggregate option exercise price and that have been held by the optionee for not less than six months (or such other period as established by the compensation committee or generally accepted accounting principles); or (3) to the extent permitted by the compensation committee, partly in cash and partly in shares.

        Stock appreciation rights.    The compensation committee will be authorized to grant stock appreciation rights under the equity incentive plan either independently or in connection with an option, or portion thereof. Stock appreciation rights granted in connection with an option, or portion thereof, (1) will be granted either at the same time as the option or at any time prior to the exercise or cancellation of the related option, (2) will cover the same shares covered by the option (or such lesser number of shares as the compensation committee may determine) and (3) will be subject to the same terms and conditions as such option as well as any additional limitations contemplated by the equity incentive plan or that the compensation committee may impose, in its discretion, including conditions upon the exercisability or transferability of stock appreciation rights.

        The exercise price of each share covered by a stock appreciation right will be determined by the compensation committee, except that the exercise price cannot be less than the greater of the fair market value of our Class A common stock on the date the stock appreciation right was granted or, in the case of a stock appreciation right granted in connection with an option, or a portion thereof, the option price of the related option. Each stock appreciation right granted independent of an option will entitle an equity incentive plan participant upon exercise of such right to an amount equal to (1) the excess of (a) the fair market value on the exercise date of one share of Class A common stock over (b) the exercise price per share, times (2) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in connection with an option, or a portion thereof, will entitle an equity incentive plan participant to surrender to us the unexercised option, or any portion thereof, and to receive from us in exchange an amount equal to (1) the excess of (a) the fair market value on the exercise date of one share over (b) the option price per share, times (2) the number of shares covered by the option, or portion thereof, which is surrendered. Payment for any stock appreciation rights may be made in shares or in cash, or partly in shares and partly in cash, all as determined by the compensation committee.

        Other stock-based awards.    The compensation committee will be authorized to grant awards of shares, restricted shares, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of Class A common stock. We refer to such awards as other stock-based awards. Other stock-based awards may be granted alone or in addition to any other awards granted under the equity incentive plan. Subject to the provisions of the equity incentive plan, the compensation committee will determine (1) the number of shares to be awarded under (or otherwise related to) such other stock-based awards, (2) whether such other stock-based awards will be settled in cash, shares or a combination of cash and shares and (3) all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof). In addition, the other stock-based awards will be in the form, and dependent on the conditions, as the compensation committee determines, including, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

        Transferability.    Unless otherwise determined by the compensation committee, awards granted under the equity incentive plan are not transferable other than by will or by laws of descent and distribution.

        Change of control.    The equity incentive plan provides that, in the event of a change of control, as the term is defined in the equity incentive plan, the compensation committee may, in its sole discretion, provide for:

  •
  termination of an award upon the consummation of the change of control but only if the award has vested and been paid out or the equity incentive plan participant has been permitted to exercise the award in full for a period of not less than 20 days prior to the change of control;

  •
  acceleration of all or any portion of an award;

  •
  payment of any amount (in cash or, in the discretion of the compensation committee, in the form of consideration paid to our shareholders in connection with the change of control) in exchange for the cancellation of such award; and/or

  •
  issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards.

        Amendment and termination.    The compensation committee may amend, alter or terminate the equity incentive plan in any respect at any time, but no amendment may increase the number of shares available under the plan without the approval of our shareholders (except for adjustments in such amounts in connection with stock splits, reorganizations, mergers and similar transactions) or diminish any of the rights of a participant under any awards previously granted, without his or her consent.

Certain relationships and related transactions

Relationship with BankAtlantic Bancorp

        Since our acquisition by BankAtlantic Bancorp in 1998, we have been operated as an independent entity, subject to limited oversight. An independence agreement put in place at the time of the acquisition stated that we would be operated independently, but that BankAtlantic Bancorp must approve the compensation of our executive management, acquisitions by us, major leases and any settlement of a material lawsuit. Our chief executive officer and the chief executive officer of BankAtlantic Bancorp were also to jointly approve all nominees to our board of directors. Mr. Plotkin's employment agreement gives him the right to resign for good reason if the provisions of the independence agreement are violated by BankAtlantic Bancorp. No BankAtlantic Bancorp officers or directors serve on our board of directors.

        We and BankAtlantic Bancorp have a few important relationships. We cooperate on the preparation of reports filed by BankAtlantic Bancorp with the SEC insofar as we both use the same independent public accounting firm and we prepare information contained in those reports relating to the reporting of our segment. BankAtlantic Bancorp prepares consolidated federal tax returns including us and we reimburse BankAtlantic Bancorp for the amount of federal taxes attributable to us. However, we file our own state tax returns and pay our own state taxes. Our property, casualty and directors and officers insurance is purchased by the parent corporation of BankAtlantic Bancorp, and we reimburse that company for this expense. We maintain our own health insurance plans for employees. BankAtlantic Bancorp provided us additional capital for the Gruntal transaction, which has since been repaid. We also have acted in an underwriting capacity for BankAtlantic Bancorp and its affiliates in certain public offerings. Also, from time to time, we may execute trades for BankAtlantic Bank when it purchases investment securities or issues certificates of deposit. Except for these relationships, we are independent of BankAtlantic Bancorp from a financial point of view.

        As a subsidiary of BankAtlantic Bancorp, we have been subject to certain provisions of the Sarbanes-Oxley Act as it relates to BankAtlantic Bancorp, including the provisions regarding internal controls and procedures. Following the offering, depending on the percentage of our common stock owned by BankAtlantic Bancorp, we may remain consolidated for federal tax purposes with BankAtlantic Bancorp, will continue to purchase insurance with BankAtlantic Bancorp and engage the same independent accounting firm.

Loans with our directors and executive officers

        To the extent permitted by the Sarbanes-Oxley Act, our directors and executive officers and their associates, including family members, from time to time may be indebted to our clearing broker under margin trading accounts offered by Pershing to our customers. Pershing carries all of the accounts of our customers and may charge us for any losses it incurs in the event that our customers are unable to fulfill their contractual commitments and margin requirements are not sufficient to fully cover losses. Margin loans to our directors and executive officers and their associates, including family members, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with our non-employee customers and did not involve more than the normal risk of collectibility or present other unfavorable features.

Related transactions involving our directors and executive officers

        Anthony Coscia is a partner in the law firm of Windels Marx Lane & Mittendorf LLP. Windels Marx has provided legal services to us during each of the past three years. We paid Windels Marx approximately $73,500 in 2003, approximately $110,500 in 2004 and less than $60,000 in 2005.

        Michael Horn is a partner in the law firm of McCarter and English LLP. McCarter and English has provided legal services to us during each of the past three years, in amounts less than $60,000 for each year.

Principal shareholders

        Immediately prior to the offering, all of the outstanding shares of our Class A and Class B common stock will be owned by BankAtlantic Bancorp. After the offering, BankAtlantic Bancorp will own all of our outstanding Class B common stock and            shares of our Class A common stock.

        The following table sets forth certain information regarding the anticipated beneficial ownership of our Class A common stock immediately prior to the offering, by:

  •
  BankAtlantic Bancorp;

  •
  each of our named executive officers and directors, individually; and

  •
  all executive officers and directors as a group.

        We know of no person, other than BankAtlantic Bancorp, who will beneficially own 5% or more of our issued and outstanding Class A common stock.

        As of the closing of the offering, we will have                        issued and outstanding shares of our Class A common stock.

        The number of shares of Class A common stock beneficially owned by each listed shareholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of Class A common stock deemed outstanding includes shares issuable upon conversion of other securities (including the Class B common stock), as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled within 60 days of April 17, 2006. For purposes of calculating each person's or group's percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units that may be exercised or settled within 60 days of April 17, 2006 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

        The address for each listed shareholder, unless otherwise indicated, is: c/o Ryan Beck Holdings, Inc., 18 Columbia Turnpike, Florham Park, New Jersey 07932. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of shares beneficially owned				Percentage beneficially owned
Name	Shares of common stock owned prior to offering		Shares of Class A common stock owned after offering	Shares of Class B common stock owned after offering	Shares of common stock owned prior to offering	Shares of Class A common stock owned after offering	Shares of Class B common stock owned after offering
Beneficial owner
BankAtlantic Bancorp, Inc. 2100 West Cypress Creek Road Ft. Lauderdale, FL 33309	24,375,000				100.0%
Named executive officers and directors:
Ben A. Plotkin	750,000	(1)			3.0%
Michael J. Kollender	0				—
Melissa (Lisa) J. Schultz	75,000	(2)			*
Jay Suskind	60,000	(3)			*
John N. Wyllys	60,000	(4)			*
Raymond Baumkirchner	0				—
Anthony R. Coscia	0				—
Robert G. Cox	0				—
Michael M. Horn	0				—
All executive officers and directors as a group (12 persons)	1,005,000	(5)			4.0%

*
Represents less than 1.0%

(1)
Consists of beneficial ownership of 750,000 shares of our common stock which may be acquired within 60 days pursuant to stock options.

(2)
Consists of beneficial ownership of 75,000 shares of our common stock which may be acquired within 60 days pursuant to stock options.

(3)
Consists of beneficial ownership of 60,000 shares of our common stock which may be acquired within 60 days pursuant to stock options.

(4)
Consists of beneficial ownership of 60,000 shares of our common stock which may be acquired within 60 days pursuant to stock options.

(5)
Consists of beneficial ownership of 1,005,000 shares of our common stock which may be acquired within 60 days pursuant to stock options.

Description of capital stock

        The following is a description of the material terms of our certificate of incorporation and bylaws as each is anticipated to be in effect upon the closing of this offering. On or prior to the commencement of the offering, we intend to amend and restate both our certificate of incorporation and bylaws to, among other changes, create the Class A and Class B common stock described herein. Copies of these documents will be filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized shares

        Our authorized capital stock will consist of (i)             shares of Class A common stock, $.001 par value per share, of which             shares will be issued and outstanding immediately prior to the closing of this offering, and (ii)                          shares of Class B common stock, $.001 par value per share, of which            shares will be issued and outstanding immediately prior to the closing of this offering. Immediately following the closing of this offering, there are expected to be             shares of Class A common stock issued and outstanding (or            shares of Class A common stock if the underwriters exercise their over-allotment option in full), and            shares of Class B common stock issued and outstanding.

Common stock

Voting rights

        Except as provided by law or as specifically provided in our certificate of incorporation, holders of Class A common stock and Class B common stock will vote as a single group. Each share of Class A common stock will be entitled to one vote, but the total voting power of the Class A common stock will be limited to an aggregate 53% of the combined voting power of our common stock. Each share of Class B common stock will be entitled to the number of votes per share such that the Class B common stock will represent in the aggregate 47% of the combined voting power of our common stock. The fixed voting percentages will be eliminated, and shares of Class B common stock will be entitled to only one vote per share, from and after the date that there are less than            shares of Class B common stock outstanding (which amount is approximately one-half the number of shares of Class B common stock that will be outstanding immediately following the offering).

        Under New Jersey law, holders of Class A common stock are entitled to vote as a separate voting group, and would therefore have an effective veto power, on amendments to our certificate of incorporation which would have any of the following effects:

  •
  exclude or limit the right of holders of Class A common stock to vote on any matter, except as such right may be limited by voting rights given to new shares then being authorized of any existing or new class or series (which exception would include the specific matters included in our certificate of incorporation and described below entitling the holders of Class B common stock to vote as a separate class);

  •
  cancel or otherwise adversely affect dividends which have accrued but have not been declared on the shares of Class A common stock;

  •
  create, or authorize the board of directors to create, a new class or series having, or convertible into shares having, rights or preferences prior or superior to those of the shares of Class A common stock, or increase such rights or preferences of any class or series;

  •
  decrease the par value of the shares of Class A common stock;

  •
  effect a conversion, exchange or reclassification of the shares of Class A common stock;

  •
  effect a conversion or exchange, or create a right of conversion or exchange, of any shares of another class or series into shares of Class A common stock;

  •
  change the designation, preferences, limitations or relative rights of the shares of Class A common stock;

  •
  change the shares of Class A common stock into a different number of shares, or into the same number of shares of another class or series; or

  •
  divide the shares of Class A common stock into series or determine the designation of any series in their class or determine any preferences, limitations or relative rights of any series in their class, or authorize the board to make any such division or to make or change any such determination.

        Under New Jersey Law, holders of Class B common stock are entitled to vote as a class, and would therefore have effective veto power, on proposed amendments to our certificate of incorporation which would affect the rights of the Class B common stock in substantially the same manner as described above.

        Holders of Class A common stock and Class B common stock each are also entitled to vote as a class on a plan of merger or consolidation if the plan of merger or consolidation, as the case may be, contains any provision which, if contained in a proposed amendment to the certificate of incorporation, would entitle such class to vote as a class unless such provision is one which could be adopted by the board without shareholder approval.

        In addition to the rights afforded to our shareholders under New Jersey law, our certificate of incorporation will provide that the approval of the holders of Class B common stock voting as a separate class will be required before any of the following actions may be taken:

  •
  the issuance of any additional shares of Class B common stock, other than a stock dividend issued to holders of Class B common stock;

  •
  the reduction of the number of outstanding shares of Class B common stock (other than upon conversion of the Class B common stock into Class A common stock or upon a voluntary disposition to us); or

  •
  any amendments of the capital stock provisions of our certificate of incorporation.

Convertibility of Class B common stock

        Holders of Class B common stock will possess the right, at any time, to convert any or all of their shares into shares of Class A common stock on a share-for-share basis.

Dividends and other distributions; liquidation rights

        Holders of Class A common stock and Class B common stock will be entitled to receive cash dividends, when and as declared by the board of directors out of legally available assets. Any distribution per share with respect to Class A common stock will be identical to the distribution per share with respect to Class B common stock, except that a stock dividend or other non-cash distribution to holders of Class A common stock may be declared and issued only in the form of Class A common stock while a dividend or other non-cash distribution to holders of Class B common stock may be declared and issued in the form of either Class A common stock or Class B common stock at the discretion of the board of directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

        Upon any liquidation, the assets legally available for distribution to shareholders will be distributed ratably among the holders of Class A common stock and Class B common stock.

Preemptive or payment rights

        Common shareholders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions relating to shares of our common stock.

Certain provisions of our amended certificate of incorporation and bylaws

Board of directors

        Any vacancy in the board of directors, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of the shareholders or of a majority of the remaining directors, even though less than a quorum of the board of directors, or by a sole remaining director. Any such director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until the next annual meeting of shareholders or until such director's earlier resignation or removal. The limitation on filling vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us.

Board meetings

        Our bylaws will provide that special meetings of the board of directors may be called by the chairman of our board of directors or by a majority of directors in office.

Shareholder meetings

        Our bylaws will provide that our shareholders may take any action required or permitted to be taken by our shareholders at an annual meeting or special meeting of shareholders without a meeting and without prior notice by written consent or consents. Our bylaws will further provide that special meetings of the shareholders may only be called by the chairman of the board, the president, the board of directors or the holder(s) of                        shares of stock representing at least 50% of the voting power of all of our outstanding stock.

Requirements for advance notification of shareholder nominations and proposals

        Our bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. In order for any matter to be considered "properly brought" before a meeting, a shareholder must comply with requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next shareholders meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

Limitation of liability and indemnification

        Our certificate of incorporation and bylaws will limit the liability of executive officers and directors to the maximum extent permitted by New Jersey law. Specifically, an officer or director will not be personally liable for monetary damages for breach of fiduciary duty as an officer or a director, except liability for:

  •
  any breach of their duty of loyalty to us or our shareholders;

  •
  acts or omissions not in good faith or which involve a knowing violation of the law; or

  •
  any transaction from which they derived an improper personal benefit.

        The limitation of liability will not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our bylaws will provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. Our bylaws will also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and we may advance expenses incurred by our employees or other agents in advance of the final disposition of any action or proceeding. Our bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain the services of highly qualified persons as directors and officers.

        The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our shareholders. The value of your investment in our Class A common stock may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any director, officer or employee in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of us pursuant to the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-takeover effects of the New Jersey Shareholders Protection Act

        We are subject to the provisions of Section 14A-10A of the New Jersey Business Corporation Act, which is known as the "New Jersey Shareholders Protection Act." Under the New Jersey Shareholders Protection Act, we are prohibited from engaging in any "business combination" with any "interested shareholder" for a period of five years following the time at which that shareholder becomes an "interested shareholder" unless the business combination is approved by our board of directors before that shareholder became an "interested shareholder." After this five-year period has expired, any business combination with an "interested shareholder" must be approved by holders of 66 2/3% of the voting shares not held by the "interested shareholder" or meet certain prescribed value requirements. Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations.

        An "interested shareholder" is (i) any person that directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting stock; or (ii) any of our affiliates or associates (as those terms are defined in the New Jersey Shareholders Protection Act) that directly or indirectly beneficially owned 10% or more of the voting power of our then-outstanding stock at any time within a five-year period immediately prior to the date in question.

NASDAQ National Market trading

        We intend to apply to have our Class A common stock approved for quotation on the NASDAQ National Market under the symbol "RBCO."

Transfer agent and registrar

        We intend to appoint a transfer agent and registrar for our Class A common stock prior to the consummation of this offering.

Shares eligible for future sale

        Prior to this offering, there has not been any public trading market for our Class A common stock, and we cannot predict what effect, if any, market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of the offering, we will have a total of            million shares of Class A common stock outstanding (            million shares if the underwriters' over-allotment option is exercised in full) and            million shares of Class B common stock issued and outstanding. All of the shares of Class A common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold in compliance with the limitations of Rule 144 described below. The remaining            million shares of our Class A common stock outstanding will be "restricted securities," as that term is defined under Rule 144 under the Securities Act. The outstanding shares of Class A and Class B common stock beneficially owned by BankAtlantic Bancorp are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which are summarized below.

        Subject to the provisions of Rules 144 and 144(k), additional shares of our Class A common stock will be available for sale in the public market under exemptions from the registration requirements as follows:

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our Class A common stock for at least one year, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of:

  •
  1% of the then outstanding shares of Class A common stock, which will be approximately            shares immediately following the offering; and

  •
  the average weekly trading volume on the NASDAQ National Market during the four calendar weeks preceding each such sale, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In addition, under Rule 144(k), a person who is not and has not been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years since the shares were acquired from us or any affiliate of ours, is entitled to sell those shares without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Lock-up agreements

        We, BankAtlantic Bancorp, our directors and executive officers and certain other employees have agreed to certain restrictions on the issuance or sale of our securities for a period following completion of the offering. See "Underwriting—Lock-up agreements."

Stock options

        Options to purchase up to an aggregate of approximately            million shares of our Class A common stock will be outstanding as of the closing of this offering. Of these options, approximately            will have vested at or prior to the closing of this offering and approximately            may vest over the next two years.

        Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock subject to outstanding stock options and options issuable under our equity incentive plan. After expiration of the applicable contractual resale restrictions, shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they are registered or qualify for an exemption from registration under Rule 144.

Material U.S. tax consequences

        The following is a discussion of the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our Class A common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of our Class A common stock that hold our Class A common stock as a "capital asset," within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of our Class A common stock in light of their particular circumstances or to beneficial owners of our Class A common stock subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, expatriates, partnerships, other pass-through entities, persons who hold our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell our Class A common stock under the constructive sale provisions of the Code). This discussion does not address any U.S. state and local or non-U.S. tax considerations relating to the acquisition, ownership and disposition of our Class A common stock.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of our Class A common stock that is a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state thereof or therein, including the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of the source thereof; or

  •
  a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that are treated as domestic trusts.

        The term "Non-U.S. Holder" means a beneficial owner of our Class A common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes. If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, owns our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

        You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

Dividends

        If you are a U.S. Holder, distributions, if any, made on our Class A common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If you are a corporate U.S. Holder, you may qualify for a dividends received deduction, and if you are a non-corporate U.S.

Holder, dividends paid to you on or before December 31, 2008 will generally be taxed at a reduced maximum marginal tax rate of 15%, subject in each case to the satisfaction of certain holding period and other requirements. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of our Class A common stock. Such gain generally will be long-term capital gain if your holding period in our Class A common stock is more than one year at the time of the distribution.

Gain on disposition of Class A common stock

        If you are a U.S. Holder, you generally will recognize capital gain or loss upon the sale or exchange of our Class A common stock equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) your adjusted tax basis in our Class A common stock. Such gain or loss generally will be long-term capital gain or loss if your holding period in our Class A common stock is more than one year at the time of the sale or exchange. Long-term capital gains of non-corporate taxpayers are generally taxed at a reduced maximum marginal tax rate. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

        In general, payments made on our Class A common stock and proceeds from the sale or other disposition of our Class A common stock may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

  •
  fails to furnish, under penalties of perjury, its taxpayer identification number, or TIN (which for an individual is the holder's social security number);

  •
  furnishes an incorrect TIN;

  •
  under certain circumstances, is notified by the U.S. Internal Revenue Service that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the U.S. Internal Revenue Service that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        A U.S. Holder will also be subject to information reporting with respect to payments on our Class A common stock and proceeds from the sale or other disposition of our Class A common stock, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes such exemption.

Non-U.S. Holders

Dividends

        Subject to the discussion below, if you are a Non-U.S. Holder of Class A common stock, distributions, if any, made out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, generally will constitute dividends for U.S. tax purposes. To the extent distributions exceed our current and accumulated earnings and profits for U.S. tax purposes, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of our Class A common stock. See

"—Gain on disposition of Class A common stock" below. Dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or certain other requirements are met.

        If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

  •
  you are a non-U.S. person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

        "Effectively connected" dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations, unless an applicable income tax treaty provides otherwise.

        If you are a corporate Non-U.S. Holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on disposition of Class A common stock

        If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or other disposition of Class A common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the U.S., and in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by you in the U.S.;

  •
  you are an individual, you hold the Class A common stock as a capital asset, you are present in the U.S. for 183 or more days in the taxable year of the sale or disposition and certain other conditions exist; or

  •
  we are or have been a U.S. real property holding corporation for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or your holding period in our Class A common stock. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as: (a) you did not hold, directly or indirectly, more than five percent of our Class A common stock during the shorter of (x) the five-year period preceding the disposition or (y) your holding period in our Class A common stock; and (b) our Class A common stock is "regularly traded on an established securities market."

        If you are a corporate Non-U.S. Holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

        We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal estate taxes

        Class A common stock held by a Non-U.S. Holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

        Generally, we must report to the U.S. Internal Revenue Service the amount of dividends paid to a Non-U.S. Holder, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided certification that it is not a U.S. person (which is generally provided by furnishing a properly-executed Internal Revenue Service Form W-8BEN), unless the payor otherwise has knowledge or reason to know that the payee is a U.S. person.

        Under current U.S. federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the U.S. under certain circumstances where a broker is a U.S person or has certain U.S connections. Such information reporting will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S person and certain other conditions are met, or you otherwise establish an exemption. You should consult your own tax advisors with respect to the circumstances under which U.S. information reporting requirements may apply. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished timely to the U.S. Internal Revenue Service.

Underwriting

        We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Ryan Beck & Co., Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities Inc.
Ryan Beck & Co., Inc.

Total

        The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of    % of the shares of Class A common stock offered in this offering.

        The underwriters have an option to buy up to            additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Underwriting discounts	Without over-allotment exercise	With over-allotment exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $            .

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock (including shares of our Class B common stock), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        All of our directors and executive officers, certain of our other employees and BankAtlantic Bancorp have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers and employees in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock (including shares of our Class B common stock) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock (including shares of our Class B common stock), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        We will apply to have our Class A common stock approved for quotation on the NASDAQ National Market under the symbol "RBCO."

        Ryan Beck & Co., Inc. is a member of the NASD. Because Ryan Beck & Co., Inc. is our wholly owned subsidiary, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the NASD. That rule requires that the initial public offering price of our Class A common stock in this offering must be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. J.P. Morgan Securities Inc. is serving in that capacity and has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. In accordance with the Conduct Rules of the NASD, an NASD member participating in the distribution of the shares of Class A common stock is not permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written consent of the member's customer.

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities, as well as other purchases by the underwriters for their own account, may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ National Market, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors, including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

        The validity of the issuance of the shares of Class A common stock offered by this prospectus will be passed upon for us by Pitney Hardin LLP, New York, New York. Certain legal matters in connection with the shares of Class A common stock offered by this prospectus will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely on the opinion of Pitney Hardin LLP as to matters of New Jersey law.

Experts

        The consolidated financial statements of Ryan Beck Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

Where you can find additional information

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act and the rules and regulations thereunder with respect to the registration of the shares of our Class A common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our Class A common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We are not currently subject to the informational requirements of the Securities Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the internet (http://www.sec.gov).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Ryan Beck Holdings, Inc. and Subsidiaries:

        In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Ryan Beck Holdings, Inc. and Subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
April 17, 2006

RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

	December 31,
	2005	2004
	(in thousands, except share data)
Assets
Cash	$5,267	$3,452
Cash segregated under Federal and other regulations	99	222
Securities owned, held at clearing broker, at estimated fair value	180,292	125,443
Forgivable loans, net of reserves of $3,401 and $4,417, respectively	18,687	16,588
Notes receivable	3,360	6,346
Property and equipment, net of accumulated depreciation	7,573	7,472
Due from clearing broker	—	16,619
Goodwill	454	454
Deferred income taxes	11,729	8,036
Other assets	6,918	6,146

Total assets	$234,379	$190,778

Liabilities and Stockholder's Equity
Liabilities
Securities sold, but not yet purchased, at estimated fair value	$35,177	$39,462
Due to clearing broker	24,486	—
Accrued employee compensation and benefits	56,633	52,429
Accounts payable and other accrued expenses	15,376	14,436

Total liabilities	131,672	106,327

Commitments and contingencies (Note 11)
Minority interest	2,092	—
Stockholder's equity
Common stock, $0.001 par value per share, authorized 75,000,000 shares; issued 24,465,000 and outstanding 24,375,000 and 24,465,000 as of December 31, 2005 and December 31, 2004, respectively	24	24
Treasury stock at cost, 90,000 and zero shares as of December 31, 2005 and December 31, 2004, respectively	(492)	—
Additional paid-in capital	37,580	37,580
Retained earnings	63,503	46,847

Total stockholder's equity	100,615	84,451

Total liabilities and stockholder's equity	$234,379	$190,778

The accompanying notes are an integral part of these consolidated financial statements.

RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands except share data)
Revenues
Principal transactions, net	$100,287	$90,416	$93,409
Commissions	83,073	82,575	77,056
Investment banking	45,527	48,245	29,839
Interest and dividends	14,511	11,351	10,438
Other	9,913	10,568	10,634

Total revenue	253,311	243,155	221,376

Expenses
Compensation and benefits	165,323	158,867	147,359
Communications	13,554	12,527	13,782
Occupancy, equipment rental and depreciation	15,816	15,429	12,707
Floor brokerage, exchange and clearing fees	9,118	9,835	9,225
Professional fees	6,706	5,481	10,467
Advertising and market development	5,418	4,734	3,290
Interest expense	3,419	924	1,283
Other	7,119	6,184	6,465

Total expenses	226,473	213,981	204,578

Income from continuing operations before income taxes & minority interest	26,838	29,174	16,798
Income tax expense	10,095	11,692	6,924

Income from continuing operations before minority interest	16,743	17,482	9,874
Minority interest	87	—	—

Income from continuing operations	16,656	17,482	9,874
Discontinued operations, (including loss on disposal of $228,000 and less applicable income taxes of $574,000) (see Note 3)	—	—	915

Net income	$16,656	$17,482	$10,789

Basic earnings per share:
Continuing operations	$0.68	$0.72	$0.41
Discontinued operations	—	—	0.04

Basic earnings per share	$0.68	$0.72	$0.45

Diluted earnings per share:
Continuing operations	$0.65	$0.69	$0.40
Discontinued operations	—	—	0.04

Diluted earnings per share	$0.65	$0.69	$0.44

The accompanying notes are an integral part of these consolidated financial statements.

RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
For Each of the Years in the Three Year Period Ended December 31, 2005

	Common Stock (1)	Additional Paid-In Capital (1)	Retained Earnings	Treasury Stock	Total(1)
(In thousands)
BALANCE, JANUARY 1, 2003	$24	$37,437	$23,576	$—	$61,037
Net income	—	—	10,789	—	10,789

BALANCE, DECEMBER 31, 2003	24	37,437	34,365	—	71,826
Net income	—	—	17,482	—	17,482
Dividend paid to parent ($0.204 per share)	—	—	(5,000)	—	(5,000)
Exercise of stock options	—	143	—	—	143

BALANCE, DECEMBER 31, 2004	24	37,580	46,847	—	84,451
Net income	—	—	16,656	—	16,656
Repurchase of common stock	—	—	—	(492)	(492)

BALANCE, DECEMBER 31, 2005	$24	$37,580	$63,503	$(492)	$100,615

(1)
The Company declared a 3 for 1 stock split on January 20, 2004. Amounts have been adjusted to retroactively give effect to the stock split.

RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003
(In thousands)
Cash flows from operating activities
Net income	$16,656	$17,482	$10,789
Adjustment to reconcile net income to net cash provided by operating activities
Loss on disposition of discontinued operations	—	—	228
Depreciation and amortization	2,661	2,101	1,711
Amortization of forgivable loans	4,899	5,406	4,881
Deferred rent	2,377	1,425	—
Minority interest	87	—	—
Deferred income taxes	(3,693)	(1,520)	(2,071)
(Increase) decrease in operating assets
Cash segregated under Federal and other regulations	123	105	(305)
Securities owned, at estimated fair value	(54,849)	(878)	(43,194)
Forgivable loans	(6,998)	(6,949)	(6,117)
Due from clearing broker	16,619	(16,619)	—
Other assets	(772)	1,304	2,491
Increase (decrease) in operating liabilities
Securities sold, but not yet purchased, at estimated fair value	(4,286)	1,649	3,592
Due to clearing broker	24,486	(8,583)	10,353
Accrued employee compensation and benefits	4,203	11,661	11,953
Accounts payable and other accrued expenses	667	(1,683)	5,978

Net cash provided by operating activities	2,180	4,901	289

Cash flows from investing activities
Proceeds from notes receivable—GMS	2,986	5,625	1,710
Purchases of premises and equipment	(2,761)	(5,861)	(1,868)
Decrease in securities purchased under agreements to resell	—	—	145
Net cash proceeds from the sale of GMS and Cumberland Advisors, Inc.	—	—	9,955

Net cash provided by (used in) investing activities	225	(236)	9,942

Cash flows from financing activities
Cash overdraft	(2,104)	(1,549)	(1,502)
Dividend payment to shareholder	—	(5,000)	—
Repayment of subordinated loan to BankAtlantic	—	—	(5,000)
Capital contributions from minority interest holders in Kronos Fund	2,006	—	—
Note payable	—	—	(1,502)
Exercise of stock options	—	143	—
Repurchase of common stock	(492)	—	—

Net cash used in financing activities	(590)	(6,406)	(8,004)

Increase (decrease) in cash and cash equivalents	1,815	(1,741)	2,227
Cash
Beginning of period	3,452	5,193	2,966

End of year	$5,267	$3,452	$5,193

Supplemental cash flow disclosure:
Interest paid	$3,212	$935	$1,045

Income taxes paid, including $10,712, $8,900 and $7,000 paid to BankAtlantic, respectively	$13,698	$12,558	$8,948

Non-cash investing activity

        In 2003, the Company received a note receivable in the amount of $13.6 million in connection with the sale of one of its subsidiaries (see Note 3).

The accompanying notes are an integral part of these consolidated financial statements.

Ryan Beck Holdings, Inc.
Notes to consolidated financial statements

1.     Organization

        Ryan Beck Holdings, Inc. (the "Company") is a holding company organized under the laws of the state of New Jersey in 2003. The Company's principal subsidiary is Ryan Beck & Co., Inc. ("Ryan Beck"), a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Security Dealers, Inc. ("NASD") and other securities exchanges. Other subsidiaries include Ryan Beck Life Agency, Ryan Beck Executive Tax Advisors, Ryan Beck Management Co., Inc. and Ryan Beck Investment Management, LLC ("General Partner"). All intercompany balances and transactions are eliminated in consolidation. Ryan Beck is an investment banking firm engaged in the underwriting, distribution and trading of tax-exempt, equity and debt securities. As investment bankers, the broker-dealer provides capital-raising and advisory services, in addition to mergers and acquisitions transaction management. Ryan Beck also offers a full-service, general securities brokerage business with investment and insurance products for retail and institutional clients and provides investment and wealth management advisory services for its customers.    Ryan Beck clears the majority of its securities transactions on a fully-disclosed basis through a clearing broker, Pershing, a Bank of New York Securities Company.

2.     Summary of Significant Accounting Policies

Consolidation Policy

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In 2005, Ryan Beck Kronos Fund, LP ("Partnership"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act, was formed and consolidated into the General Partner, a wholly owned subsidiary of the Company, who has control over the Partnership. As of December 31, 2005 the Consolidated Statement of Financial Condition includes 100% of the assets and liabilities of the Partnership and the ownership interests of minority investors are recorded as minority interest. Minority interest in income from continuing operations are deducted to arrive at consolidated net income. All inter-company transactions and balances have been eliminated.

Use of Estimates

        The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Actual results could differ from those estimates.

Securities Transactions

        Proprietary securities transactions are recorded on a trade date basis with gains and losses recorded net, in principal transactions. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the statement of financial condition.

        Securities owned are valued at their estimated fair value. Changes in unrealized appreciation (depreciation) arising from fluctuations in fair value or upon realization of securities positions are reflected net in principal transactions.

Derivatives

        Derivative financial instruments, including futures, mortgage backed to-be-announced securities (TBA's) and when-issued securities are recorded on a trade date basis with gains and losses recognized in the Consolidated Statement of Operations as principal transactions. Derivatives are also carried at estimated fair value.

        Open equity futures transactions are recorded as receivables from and payables to broker-dealers and clearing organizations.

Investment Banking

        Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger and acquisition and financial advisory services. Investment banking management and underwriting fees are recorded, net of expenses, when completed, provided no contingency of payment exists. Sales concessions are recorded on trade date.

Income Taxes

        The Company operates under a tax sharing arrangement and is included in BankAtlantic Bancorp Inc.'s ("BankAtlantic Bancorp") consolidated federal tax return. The Company files state and local income tax returns separate from BankAtlantic Bancorp. Federal income taxes are calculated as if the Company filed on a separate tax return basis and the amount of current tax expense or benefit was either remitted to or received from BankAtlantic Bancorp.

        The amount of current and deferred taxes payable or receivable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates. Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

Depreciation

        Depreciation is provided on an accelerated basis for assets acquired prior to 2005. In 2005, the Company changed its method of depreciation to straight-line for all new assets purchased in order to be consistent with BankAtlantic Bancorp's depreciation methodology. The estimated useful lives range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the lease.

Goodwill

        Goodwill is recorded at the acquisition date of a business and tested for impairment annually by comparing the fair value of the reporting unit to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned is greater than the implied fair value of the goodwill.

Fair Value of Financial Instruments

        Management estimates that the fair value of financial instruments recognized on the Consolidated Statement of Financial Condition approximates their carrying value; as such financial instruments are short-term in nature, bear interest at current market rates or are subject to frequent repricing.

New Accounting Pronouncements

        In June 2005 the Emerging Issues Task Force ("EITF") issued EITF 04-05 "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." The Task Force reached a consensus that the general partners in a limited partnership are presumed to control the limited partnership regardless of the extent of the general partners' ownership interest in the limited partnership. This presumption can be overcome if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. The guidance in this issue is effective after June 29, 2005 for new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified. The guidance in this issue is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005 for existing limited partnerships. The adoption of EITF 04-05 resulted in the General Partner, a wholly owned subsidiary of the Company, having to consolidate the Partnership. We consolidated approximately $6.1 million of assets and $1.3 million of liabilities at December 31, 2005. This consolidation did not have a material impact on these financial statements.

        In December 2004, FASB issued SFAS No. 123 (R) "Share-based payments". This Statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees," and its related implementation guidance. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement eliminated the accounting for share-based transactions under APB No. 25 and its related interpretations, instead requiring all share-based payments to be accounted for using a fair value method. The Statement can be adopted using the "Modified Prospective Application" or the "Modified Retrospective Application." In March 29, 2005 the SEC issued Staff Accounting Bulletin ("SAB") No. 107. SAB No. 107 expresses the staff's views of the interaction between SFAS No. 123(R), Share-Based Payment, and certain SEC rules and regulations. SAB No. 107 also addresses the valuation of share-based payment arrangements for public companies. Management adopted the Statement as of January 1, 2006 using the modified prospective application.    Management does not believe that the Statement will have a material effect on the Company's financial statements on current stock option grants outstanding. Management cannot determine the ultimate financial statement impact of any future stock option grants.

        In October 2005, FASB issued FSP No. FAS 123 (R)-2 "Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)." The FSP outlines a practical accommodation for determining if a mutual understanding of the key terms and conditions of an award to an individual exists at the date the award is granted. The guidance of this FSP is effective upon adoption of Statement 123(R). Management believes that the guidance in this FSP will not have an effect on future stock option grants.

        In November 2005, FASB issued FSP No. 123 (R)-3 "Transition Election Related to Accounting for the Tax Effects of Share-based Payment Awards." The FSP provides an alternative method as of the date that SFAS No. 123(R) is adopted for calculating the beginning balance of the pool of additional paid-in capital available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R). On January 1, 2006, the date the Company adopted the accounting policies of SFAS No. 123(R), the Company elected the transition method under FSP No. 123 (R)-3.

3.     Discontinued Operations

        In April 2002, Ryan Beck acquired all of the membership interests in The GMS Group, LLC ("GMS") as part of Ryan Beck's acquisition of certain assets and assumption of certain liabilities of Gruntal & Co, LLC. During the year ended December 31, 2003, Ryan Beck sold two of its subsidiaries, GMS and Cumberland Advisors, Inc. ("Cumberland"), a fixed-income asset management business. The above transactions were presented as discontinued operations in the consolidated statement of operations for the year ended December 31, 2003. Since its acquisition, GMS was operated as an independent business unit. After a receipt of an offer by GMS's management to purchase GMS from Ryan Beck, Ryan Beck sold its entire membership interest in GMS to GMS Group Holdings Corp. ("Buyer") in August 2003 for $22.6 million. The Buyer was formed by the management of GMS along with other investors. Ryan Beck received cash proceeds from the sale of approximately $9.0 million and a $13.6 million secured promissory note issued by the Buyer with recourse to the management of GMS. The note is secured by the membership interest in GMS and contains covenants that require GMS to maintain certain capital and financial ratios. If these covenants are not maintained, Ryan Beck can exercise its rights of default under the note, including pursing the sale of the collateral. Ryan Beck did not recognize any gain or loss associated with the transaction. The promissory note is at a federal funds rate plus an applicable margin, subject to a cap of 13%, and is payable in 27 equal quarterly installments continuing until June 2010 with a final payment in September 2010. The note can be prepaid at the option of the borrower and any prepayment of principal shall be applied in the inverse order of maturity. At December 31, 2005 and 2004, the outstanding balance of the promissory note was $3.3 million and $6.3 million, respectively.

        During the second quarter of 2003, Ryan Beck sold its entire interest in Cumberland for $1.5 million and recognized a $228,000 loss.

        The summarized components of earnings from discontinued operations are as follows (in thousands):

Net interest income	$5,126
Non-interest income	19,187
Non-interest expense	23,744

Income before taxes	569
Income tax benefit	574

Income from discontinued operations	1,143
Loss on disposal of Cumberland	(228)

Net income from discontinued operations	$915

        The following table summarizes the assets and liabilities associated with the sale of Cumberland and GMS and the consideration received (in thousands):

	GMS	Cumberland	Total
Cash	$320	$495	$815
Securities owned	105,083	—	105,083
Property and equipment	425	134	559
Goodwill	—	1,204	1,204
Other assets	5,415	64	5,479
Securities sold but not yet purchased	(3,781)	—	(3,781)
Due to clearing agent	(80,561)	—	(80,561)
Other liabilities	(4,180)	(167)	(4,347)

Net assets sold	22,721	1,730	24,451
Notes receivable—GMS Holdings	(13,681)	—	(13,681)
Cash sold	(320)	(495)	(815)

Net cash proceeds received	$8,720	$1,235	$9,955

4.     Forgivable Loans

        The Company has a recruitment and retention plan for certain financial consultants, key employees and others. Pursuant to this plan the participants received forgivable notes of $8.6 million, $8.0 million and $6.3 million during the years ended December 31, 2005, 2004 and 2003, respectively. Each forgivable note will generally have a term of three, five or seven years. A pro-rata portion of the principal amount of the note is forgiven each month over the three, five or seven-year term. If a participant terminates employment with the Company prior to the end of the term of the Note, the outstanding balance becomes immediately due to the Company. A reserve is established for such terminated notes, taking into consideration historical settlements reached with terminated employees, adjusted for any expenses incurred related to collections. Included in other assets as of December 31, 2005 and 2004 were $18.7 million and $16.7 million, respectively, of forgivable notes. Included in compensation and benefits expense in the Company's consolidated statement of operations for the years ended December 31, 2005, 2004 and 2003 was $4.9 million, $5.4 million and $4.9 million, respectively, of forgivable note amortization.

5.     Securities Owned and Securities Sold, Not Yet Purchased, at Estimated Fair Value

        The Company's securities owned consisted of the following (in thousands):

	As of December 31,
	2005	2004
Certificates of Deposit	$2,483	$927
State and municipal obligations	76,568	10,824
Obligations of U.S. Government agencies	45,827	57,659
Equity securities	23,645	18,042
Mutual funds and other	28,359	27,898
Corporate debt	3,410	10,093

	$180,292	$125,443

        Securities owned at December 31, 2005 and 2004 were primarily associated with Ryan Beck's trading activities conducted as principal on behalf of the firm and individual and institutional investor clients. Transactions as principal involve making markets in securities which are held in inventory to facilitate sales to and purchases from customers.

        Securities sold, but not yet purchased consisted of the following (in thousands):

	As of December 31,
	2005	2004
Certificates of Deposit	$371	$352
State and municipal obligations	41	269
Obligations of U.S. Government agencies	29,653	25,384
Equity securities	3,780	3,498
Corporate debt	1,332	9,959

	$35,177	$39,462

        Securities sold, but not yet purchased are a part of Ryan Beck's normal activities as a broker and dealer in securities and are subject to off-balance-sheet risk should Ryan Beck be unable to acquire the securities for delivery to the purchaser at prices equal to or less than the current recorded amounts.

        During the year ended December 31, 2005, a limited partnership was organized under the Delaware Revised Uniform Limited Partnership Act. The Partnership is a hedge fund that primarily trades equity securities. The Partnership is consolidated into the General Partner, a wholly owned subsidiary of the Company, who has control over the Partnership. Included in securities owned and securities sold but not yet purchased was $3.4 million and $1.3 million, respectively, associated with the Partnership.

6.    Property and Equipment

        Property and equipment, stated at cost, consisted of (in thousands):

	As of December 31,
	2005	2004
Office furniture and equipment	$14,569	$12,773
Leasehold improvements	5,236	4,247

	19,805	17,020
Less accumulated depreciation and amortization	(12,232)	(9,548)

	$7,573	$7,472

        In 2005, the Company changed its method of depreciation to straight-line for all new assets purchased in order to be consistent with BankAtlantic Bancorp's depreciation methodology. Had the Company continued to depreciate such assets on an accelerated basis, approximately $143,000 of additional depreciation expense would have been recognized in 2005. For the years ended December 31, 2005, 2004 and 2003 the Company recorded depreciation and amortization expense of approximately $2.7 million, $2.1 million and $1.7 million, respectively, which is included in occupancy, equipment rental and depreciation.

7.    Income Taxes

        The income tax provision consists of the following for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Current tax expense
Federal	$11,807	$10,164	$6,980
State	1,981	3,048	2,015

	13,788	13,212	8,995

Deferred tax benefit
Federal	(2,976)	(1,175)	(1,811)
State	(717)	(345)	(260)

	(3,693)	(1,520)	(2,071)

	$10,095	$11,692	$6,924

        The following is a reconciliation of the expected income tax expense computed at the applicable Federal statutory rate of 35% to the actual income tax expense for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	For the Years Ended December 31,
	2005		2004		2003
Tax expense at Federal statutory rate	$9,363	35.0%	$10,211	35.0%	$5,873	35.0%
State income taxes, net of Federal income tax effect	1,486	5.5%	1,801	6.2%	1,067	6.3%
Non-taxable investment and interest income	(563)	(2.1)%	(161)	(0.1)%	(248)	(1.5)%
Travel and entertainment expense	228	0.9%	230	0.8%	149	0.9%
Other	(419)	(1.7)%	(389)	(1.8)%	83	0.5%

Income tax expense	$10,095	37.6%	$11,692	40.1%	$6,924	41.2%

        The Company has recorded federal taxes payable of approximately $3.9 million and $4.4 million as of December 31, 2005 and 2004, respectively, which is included within accounts payable and accrued expenses and is payable to BankAtlantic Bancorp under a tax sharing arrangement.

        The Company's cumulative net deferred tax asset consists of the following at December 31, 2005, 2004 and 2003 (in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Deferred compensation	$10,742	$7,849	$7,013
Medical claims reserve	1,327	562	—
Deferred rent	832	638	—
Depreciation	—	—	347
Legal reserve	289	774	1,390
Amortization of goodwill	214	273	326
Other	189	277	1,005
Forgivable loans	50	—	—

Deferred tax asset	13,643	10,373	10,081

Investments	(998)	(1,307)	(2,054)
State taxes	(824)	(460)	(354)
Depreciation	(92)	(169)	—
Forgivable loans	—	(401)	(1,157)

Deferred tax liability	(1,914)	(2,337)	(3,565)

Total net deferred tax asset	11,729	8,036	6,516
Less net deferred tax asset at beginning of year	8,036	6,516	4,445

Total deferred tax (expense), net	$(3,693)	$(1,520)	$(2,071)

        There are no valuation allowances recorded against Federal and state deferred assets at December 31, 2005, 2004 and 2003. Management believes it is more likely than not that all of the Federal and state deferred tax assets will be utilized.

8.    Due to/from Clearing Broker

        In the ordinary course of business, Ryan Beck borrows under an agreement with its clearing broker by pledging securities owned as collateral primarily to finance its trading inventories and is charged interest at prevailing borrowing rates. As of December 31, 2005 balances due to the clearing broker were $24.5 million and as of December 31, 2004, balances due from the clearing broker were $16.6 million. The clearing broker may rehypothecate all of Ryan Beck's securities owned.

9.    Employee Benefit Plans

401(k) Savings Plan:

        In 2005, 2004 and 2003, the Company's employees were able to contribute up to 25%, 25% and 12%, respectively, of their eligible earnings, subject to certain limitations, to the Company's 401(k) Savings Plan. In 2003, the Company began an employer match of 50% on the first 6% of contributions for salaried employees. Additionally, the Company awarded an additional 0%, 2% and 1% of contributions for salaried employees as a discretionary match during the years ended December 31, 2005, 2004 and 2003, respectively. Included in compensation and benefits on the consolidated statement of operations was $502,000, $1.6 million and $332,000 of operating and employer contribution expenses related to the 401(k) Savings Plan during the years ended December 31, 2005, 2004 and 2003, respectively.

Stock Option Plan:

        In March 2002, Ryan Beck established the Common Unit Option Plan ("Plan"), a non-qualified stock option plan. In September 2002, the common units were converted into options to acquire Ryan Beck Common Stock. In March 2004, Ryan Beck options were converted into options of the Company. The Company accounted for its stock based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25. As the exercise price of all options granted for the years ended December 31, 2005, 2004 and 2003 were at fair value of the common stock, no compensation expense was recorded by the Company.

        The following is a summary of the Company's common stock option activity:

Outstanding Options
Outstanding at December 31, 2002	1,455,000
Exercised	—
Forfeited	—
Issued	75,000

Outstanding at December 31, 2003	1,530,000
Exercised	(90,000)
Forfeited	(22,500)
Issued	820,500

Outstanding at December 31, 2004	2,238,000
Exercised	—
Forfeited	(191,000)
Issued	22,000

Outstanding at December 31, 2005	2,069,000

Available for grant at December 31, 2005	368,500

        During 2003, 75,000 options were granted with an exercise price equal to the fair value at the date of grant ($3.36), all of which vest four years from the grant date. In March 2004, options were granted to acquire an aggregate of 798,500 shares of the Company's common stock at an exercise price equal to fair value at the date of grant ($5.26), and in July 2004, 22,000 options were granted to acquire shares of the Company's common stock at an exercise price equal to fair value at the date of grant ($5.28), all of which vest four years from the grant date and expire ten years from the grant date. In January 2005, 22,000 options were granted to acquire shares of the Company's common stock at an exercise price equal to fair value at the date of grant ($5.46), all of which vest four years from the grant date and expire ten years from the grant date. In June 2004, options to acquire 90,000 shares of the Company's common stock were exercised at a price of $1.60 per share. During the years ended December 31, 2005 and 2004, 191,000, and 22,500 options to acquire the Company's common stock were forfeited with a weighted average exercise price of $3.67 and $5.26, respectively. There were no forfeitures during the year ended December 31, 2003.

        Upon exercise of the options, the Company or BankAtlantic Bancorp has the right under certain defined circumstances, starting six months plus one day after the exercise date, to repurchase the common stock at fair value as determined by an independent appraiser. The Company and BankAtlantic Bancorp also have the right of first refusal on any sale of the Company's common stock issued as a result of the exercise of an option, and BankAtlantic Bancorp has the right to require any common shareholder to sell its shares in the event that BankAtlantic Bancorp sells its interest in the Company. The 90,000 shares of the Company's common stock issued in June 2004 upon the exercise of the Company's stock options were repurchased by the Company in January 2005 at $5.46 per share, the fair value of the Company's common stock at the repurchase date.

        The method used to calculate the fair value of the options granted was the Black-Scholes model with the following grant date fair values and assumptions:

		Weighted Average
Year of Grant	Number of Options Granted	Grant Date Fair Value of common stock	Fair Value of Option	Exercise Price	Risk Free Interest Rate	Expected Volatility	Expected Dividend Yield
2003	75,000	$3.36	$1.09	$3.36	2.67%	32.74%	1.09%
2004	820,500	$5.26-5.28	$1.31-1.37	$5.26-5.28	3.77-4.31%	19.80-20.39%	1.09%
2005	22,000	$5.46	$1.57	$5.46	4.39%	21.97%	0.83%

        The expected life for options issued for each of the years in the three-year period ended December 31, 2005 was 6.0 years.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

		For the Years Ended December 31,
	2005	2004	2003
	(In thousands, except share data)
Net income, as reported	$16,656	$17,482	$10,789
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related income tax effect	(173)	(136)	(18)

Pro forma net income	$16,483	$17,346	$10,771

Earnings per share:
Basic as reported	$0.68	$0.72	$0.45

Basic pro forma	$0.68	$0.71	$0.44

Diluted as reported	$0.65	$0.69	$0.44

Diluted pro forma	$0.64	$0.68	$0.44

        The following table summarizes information about Non Qualified stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/05	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/05	Weighted- Average Exercise Price
$1.60 to $1.68	1,320,000	6.3 years	$1.62	1,065,000	$1.60
$5.26 to $5.46	749,000	7.9 years	5.27	0	—

	2,069,000	6.9 years	$2.94	1,065,000	$1.60

Ryan Beck & Co., Inc., Deferred Compensation and Supplemental Retirement Plans

        During the year ended December 31, 2002, Ryan Beck established the Ryan Beck & Co., Inc. Voluntary Deferred Compensation Plan for certain employees whereby the employee may elect to defer a portion of his or her compensation for a minimum of 3 years or until retirement. These contributions are fully vested. The obligations under the terms of this plan are not required to be funded. The obligations are unsecured general obligations to pay, in the future, the value of the deferred compensation, adjusted to reflect the performance of selected measurement options chosen by each participant. Ryan Beck has elected to invest partially in the mutual fund options chosen by the participants to manage the market risk of this obligation. As of December 31, 2005 and 2004 the fully vested deferred compensation participant value and liability totaled $14.1 million and $12.2 million, respectively. The plan also includes unvested contributions acquired in connection with the Gruntal transaction. As of December 31, 2005 and 2004, the deferred compensation participant value related to the contributions acquired totaled $7.4 million and $4.8 million, respectively. For the same periods, the unvested deferred compensation liability under this plan totaled $3.2 million and $2.2 million, respectively.

        The Company also has a non-voluntary deferred compensation plan for certain employees. During the year ended December 31, 2005 Ryan Beck established the New Deferred Incentive Compensation Plan. This plan replaces the former Deferred Incentive Compensation Plan and allocates an award to the plan based on a formula, its discretion or a negotiated employment letter. Depending on the type of the award and the date of allocation to the plan, there is a 3, 5 or 7 year vesting period. As of December 31, 2005 and 2004 the deferred compensation participant value totaled $14.7 million and $12.2 million, respectively. For the same periods, the deferred compensation liability under this plan totaled $5.9 million and $4.1 million, respectively.

        During 2004, Ryan Beck amended the Ryan Beck & Co., Inc. Supplemental Bonus Plan whereby Ryan Beck established incentive deferred compensation, for a key executive, which vests over multiple years. During the years ended December 31, 2005, 2004, and 2003, Ryan Beck awarded deferred bonuses under this Plan of $0, $1.0 million and $0, respectively. The 2004 awards vest and are payable in three equal installments on the first business day in January 2006, 2007 and 2008.

        Effective January 1, 2004, the RB Holdings, Inc. Supplemental Executive Retirement Plan was established. Retirement benefits of $2.3 million under the plan are payable in equal monthly installments over 120 months commencing at retirement. If the participant retires early or has an involuntary termination without cause, or for good reason or change in control the participant shall be entitled to receive 10% of his retirement benefit for each year of participation in the Plan not to exceed 10 years.

        Included in employee compensation and benefits expense in the Company's consolidated statement of operations for the years ended December 31, 2005, 2004 and 2003 was $6.3 million, $3.8 million and $3.4 million, respectively, associated with the above deferred compensation Plans.

10.    Regulatory Requirements

        Ryan Beck, as a registered broker and dealer in securities, is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital. Additionally, Ryan Beck, as a market maker, is subject to supplemental requirements of Rule 15c3-1(a)4, which provides for the computation of net capital to be based on the number of and price of issues in which markets are made by Ryan Beck, not to exceed $1.0 million. At December 31, 2005 and 2004, Ryan Beck's regulatory net capital was $41.2 million and $35.3 million, which was $40.2 million and $34.3 million in excess of its required net capital of $1.0 million, respectively.

        Ryan Beck operates the majority of its business under the provisions of paragraph (k)(2)(ii) of Rule 15c3-3 of the Securities Exchange Act of 1934 as a fully-disclosed introducing broker and, accordingly, customer accounts are carried on the books of the clearing broker. However, Ryan Beck safekeeps and redeems municipal bond coupons for the benefit of its customers. Accordingly, Ryan Beck is subject to the provisions of Rule 15c3-3 relating to possession or control and customer reserve requirements with regard to these bonds.

11.    Commitments and Contingencies

Litigation

        The Company is involved in various legal and regulatory actions arising in the normal course of its operations. Although the Company believes it has meritorious defenses in all current legal action, the outcome of the various legal actions are uncertain. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the financial condition of the Company, but may have a material impact on the statement of operations or cash flows.

Leases

        The Company leases office space and equipment under various noncancelable operational leases. Certain operating leases have renewal options and clauses for escalation and operating cost adjustments. The approximate minimum future rentals under such leases, at December 31, 2005, for the periods shown are (in thousands):

Years ending December 31,	Operating Leases
2006	$10,753
2007	10,356
2008	9,210
2009	8,100
2010	4,902
Thereafter	17,821

Total minimum lease payments	$61,142

        Rental expense, including operating costs and real estate taxes, charged to operations was approximately $13.1 million, $13.3 million and $11.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. Total office rental expense is recognized on a straight-line basis over the life of the lease.

12.    Financial Instruments With Off-Balance-Sheet Risk

        The Company enters into various transactions involving derivatives and other off-balance sheet financial instruments. These financial instruments include futures, mortgage-backed to-be-announced securities (TBAs) and securities purchased and sold on a when-issued basis (when-issued securities). These derivative financial instruments are used to meet the needs of customers, conduct trading activities, and manage market risks and are, therefore, subject to varying degrees of market and credit risk.

        Futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Accordingly, futures contracts generally do not have credit risk except in the event of default of the exchange. The credit risk for TBAs, options and when-issued securities is limited to the unrealized market valuation gains recorded in the consolidated statement of financial condition. Market risk is substantially dependent upon the value of the underlying financial instruments and is affected by market forces such as volatility and changes in interest rates. The Company generally utilizes US treasury bond and note futures as economic hedges against its municipal bond trading portfolio. The financial futures are recorded at fair value with changes in fair value included in earnings. At December 31, 2005, the Company sold 245 US treasury contracts with a notional amount of $26.5 million. There were no open financial futures contracts at December 31, 2004. At December 31, 2005 and 2004 there were no derivatives designated as accounting hedges.

        In addition, the Company has sold securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. The Company has recorded these obligations in the financial statements at December 31, 2005, at market values of the related securities and will incur a loss if the market value of the securities increases subsequent to December 31, 2005.

        The Company's customers' securities transactions are introduced on a fully-disclosed basis to its clearing broker. The clearing broker carries all of the accounts of the customers of the Company and is responsible for execution, collection of and payment of funds and receipt and delivery of securities relative to customer transactions. Customers' securities activities are transacted on a cash and margin basis. These transactions may expose the Company to off-balance-sheet risk, wherein the clearing broker may charge the Company for any losses it incurs in the event that customers may be unable to fulfill their contractual commitments and margin requirements are not sufficient to fully cover losses. As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. As of December 31, 2005 and 2004, the Company has recorded liabilities of $13,279 and $188,000, respectively, with regard to the right. The Company has the right to pursue collection or performance from the counter parties who do not perform under their contractual obligations. The Company seeks to minimize this risk through procedures designed to monitor the creditworthiness of its customers and ensure that customer transactions are executed properly by the clearing broker.

13.    Related-Party Transactions

        In 2005, the Company recorded approximately $800,000 in revenue and expense reimbursements related to investment banking and advisory services performed for BFC Financial Corporation ("BFC"). BFC is the controlling shareholder of BankAtlantic Bancorp with a majority voting interest.

        In 2004 and 2003, the Company recorded approximately $280,000 and $670,000, respectively, in revenue related to investment banking and advisory services performed for BankAtlantic Bancorp.

        In 2005, the Partnership was formed and consolidated into the General Partner, a wholly owned subsidiary of the Company, who has control over the Partnership. As of December 31, 2005 the Consolidated Statement of Financial Condition includes 100% of the assets and liabilities of the

Partnership and the ownership interests of minority investors are recorded as minority interest. Minority interest in income from continuing operations are deducted to arrive at consolidated net income. Total assets and total liabilities of the Partnership as of December 31, 2005 were $6.1 million and $1.3 million, respectively.

14.    Business Segments

        Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment. The information provided for segment reporting is based on internal reports utilized by management. Results of operations are reported through Corporate and three reportable segments: Private Client Group, Capital Markets and Investment Banking. During 2005, one customer accounted for greater than 10% of Capital Markets and Investment Banking gross revenues from a large mutual to stock transaction. No customer accounted for greater than 10% of gross revenue for the years ended December 31, 2004 and 2003.

        Private Client Group services include wealth planning and management, retirement and estate planning, education funding and portfolio reviews for both equity and fixed-income investors. The segment also includes net interest earnings on client margin loans held at Pershing.

        The Company operates three capital markets divisions: equity capital markets, taxable capital markets and municipal capital markets. Through these three divisions, the Company offers trading, institutional sales and syndicate activities.

        Investment Banking activities include managing underwritten public offerings, serving as placement agent on institutional private financings and acting as an advisor on mergers and acquisitions.

        Corporate consists of the business activities managed on a corporate basis, including enterprise-wide administrative support functions. Additionally, Corporate includes the Company's investment portfolios.

        Segment pre-tax operating income (loss) is derived from the Company's financial reporting systems by specifically attributing customer relationships and their related revenues and expenses. Revenue-sharing of sales credits associated with underwritten offerings is based on the distribution channel generating the sales. Expenses directly managed by the business line, including salaries, commissions, incentives, employee benefits, occupancy, marketing and business development and other direct expenses are accounted for within each segment's pre-tax operating income (loss) in a manner similar to the combined financial results. General and administrative expenses incurred by centrally managed corporate support functions are not allocated.

        Designations, assignments and allocations may change from time to time as methods of evaluating performance change or business segments are realigned to better respond to customers of the Company. Prior periods are presented on a comparable basis.

        Assets are not reported by segment, as management does not measure and view reportable segment asset information. The financial management of balance sheet assets, liabilities and capital is performed on an enterprise-wide basis.

        Reportable segment financial results for the respective years ended December 31, are as follows (in thousands):

	Private Client Group	Capital Markets	Investment Banking	Corporate	Total
2005
Total Gross Revenue	$148,378	$47,612	$50,042	$7,279	$253,311
Total Expenses	$129,516	$43,490	$20,039	$33,428	$226,473

Segment pre-tax Operating Income (Loss)	$18,862	$4,122	$30,003	$(26,149)	$26,838

	Private Client Group	Capital Markets	Investment Banking	Corporate	Total
2004
Total Gross Revenue	$157,796	$35,386	$43,394	$6,579	$243,155
Total Expenses	$132,870	$32,286	$16,839	$31,986	$213,981

Segment pre-tax Operating Income (Loss)	$24,926	$3,100	$26,555	$(25,407)	$29,174

	Private Client Group	Capital Markets	Investment Banking	Corporate	Total
2003
Total Gross Revenue	$146,971	$43,311	$25,403	$5,691	$221,376
Total Expenses	$128,717	$34,493	$11,773	$29,595	$204,578

Segment pre-tax Operating Income (Loss)	$18,254	$8,818	$13,630	$(23,904)	$16,798

15.    Earnings Per Share

        Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options to issue common shares of the Company were exercised. The options are included in the weighted average number of common shares outstanding based on the treasury stock method, if dilutive.

	For the Years Ended December 31,
	2005	2004	2003
Basic earnings per share
Income from continuing operations	$16,656	$17,482	$9,874
Discontinued operations	—	—	915

Net income	16,656	17,482	10,789

Denominator:
Basic weighted average number of common shares outstanding	24,378	24,428	24,375
Basic earnings per share from:
Continuing operations	0.68	0.72	0.41
Discontinued operations	—	—	0.04

Basic earnings per share	$0.68	$0.72	$0.45

	For the Years Ended December 31,
	2005	2004	2003
Diluted earnings per share
Income from continuing operations	$16,656	$17,482	$9,874

Discontinued operations	—	—	915

Income available after assumed conversion	16,656	17,482	10,789
Denominator:
Basic weighted average number of
common shares outstanding	24,378	24,428	24,375
employee stock options	1,213	943	405

Diluted weighted average shares outstanding	25,591	25,371	24,780

Diluted earnings per share from:
Continuing operations	0.65	0.69	0.40
Discontinued operations	—	—	0.04

Diluted earnings per share	$0.65	$0.69	$0.44

        Options to acquire 0, 798,000 and 75,000 common shares were anti-dilutive for the years ended December 31, 2005, 2004 and 2003, respectively.

                                Shares

                Ryan Beck Holdings, Inc.

Class A common stock

Prospectus

JPMorgan	Ryan Beck & Co.

                        , 2006

Until                          (the 25th calendar day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses (other than underwriting discounts and commissions) to be borne by the registrant in connection with the offering. All of the amounts shown are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee		$10,700
NASD Filing Fee		10,500
NASDAQ National Market Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Printing and Engraving Expenses		*
Fee of Qualified Independent Underwriter		*
Miscellaneous Expenses		*
Total Fees and Expenses	$	*
*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 14A:2-7(3) of the New Jersey Business Corporation Act, or the NJBCA, permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article VI of the registrant's amended and restated certificate of incorporation limits the liability of officers and directors to the fullest extent permitted by New Jersey law.

        Section 14A:3-5 of the NJBCA provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

        The registrant's amended and restated certificate of incorporation and bylaws limit the liability of officers and directors to the maximum extent permitted by New Jersey law. Specifically, an officer or director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for:

  •
  any breach of his or her duty of loyalty to the registrant or its shareholders;

  •
  acts or omissions not in good faith or which involve a knowing violation of the law; or

  •
  any transaction from which he or she derived an improper personal benefit.

        The limitation of liability will not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The registrant's amended and restated bylaws provide that the registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The registrant believes that indemnification under its amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. The registrant's amended and restated bylaws also provide that the registrant shall advance expenses incurred by a director or officer, and may advance expenses incurred by its employees or other agents, in advance of the final disposition of any action or proceeding. The registrant's amended and restated bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent. The indemnification provisions in the registrant's certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of the registrant's directors and officers arising under the Securities Act of 1933, as amended, or the Securities Act.

        Section 14A:3-5(9) of the NJBCA provides that any corporate agent may be insured by insurance purchased and maintained by the corporation against any expenses incurred in any proceeding and any liabilities asserted against him or her in his or her capacity as a corporate agent, whether or not the corporation would have the power to indemnify him or her against any such expenses and liabilities.

        The registrant maintains insurance that provides for indemnification of its officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

        The underwriting agreement in connection with this offering will also provide for the indemnification of the registrant's officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act, under certain conditions and with respect to certain limited information.

Item 15.    Recent Sales of Unregistered Securities.

        During the three-year period preceding the date of the filing of this registration statement, the securities set forth in the following paragraph were sold by the registrant without registration under the Securities Act. None of these transactions involved any underwriters or public offerings. These securities were issued by the registrant in reliance upon exemptions from registration contained in Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering and Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans. The recipients of these securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients either received adequate information or had access, through their employment or other relationship with the registrant, to such information about the registrant.

        In the three-year period preceding the date of the filing of this registration statement, the registrant granted stock options to employees under its Amended and Restated Common Stock Option Program covering an aggregate of 1,104,000 shares of common stock. These options were issued with exercise prices ranging from $5.26 per share to $8.74 per share.

Item 16.    Exhibits and Financial Statement Schedules.

        The following exhibits either are filed herewith or will be filed by amendment, as indicated below:

Exhibits	Description
1.1*	Form of Underwriting Agreement relating to Ryan Beck Holdings, Inc.'s Class A common stock.
3.1*	Amended and Restated Certificate of Incorporation.
3.2*	Amended and Restated Bylaws.
4.1*	Form of Common Stock Certificate.
5.1*	Opinion of Pitney Hardin LLP as to the validity of the shares of Common Stock being offered.
10.1*	RB Holdings, Inc. Supplemental Executive Retirement Plan for Ben Plotkin.
10.2*	Ryan Beck & Co., Inc. New Deferred Incentive Compensation Plan.
10.3*	Ryan Beck & Co., Inc. New Voluntary Deferred Compensation Plan.
10.4*	RB Holdings, Inc. Amended and Restated Common Stock Option Program.
10.5*	Ryan Beck & Co., Inc. Voluntary Deferred Compensation Plan.
10.6*	Ryan Beck & Co., Inc. Supplemental Bonus Plan.
10.7*	Ryan Beck & Co., Inc. Employee's Profit Sharing & 401(k) Savings Plan.
10.8*	Employment Agreement by and between Ben A. Plotkin and Ryan Beck & Co., Inc. dated as of June 30, 1998.
10.9*	Independence Agreement by and among BankAtlantic Bancorp, Inc., BCP Acquisition Corporation and Ryan Beck & o., Inc. dated June 30, 1998.
21.1*	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Pitney Hardin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement).

*
To be filed by amendment.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Florham Park, state of New Jersey, on April 13, 2006.

RYAN BECK HOLDINGS, INC.
By:	/s/ BEN A. PLOTKIN Name: Ben A. Plotkin Title: Chairman and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben A. Plotkin and Anthony Simone, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BEN A. PLOTKIN Ben A. Plotkin	Director, Chairman and Chief Executive Officer (principal executive officer)	April 13, 2006
/s/ ANTHONY SIMONE Anthony Simone	Chief Financial Officer (principal financial and accounting officer)	April 13, 2006
/s/ ROBERT COX Robert Cox	Director	April 13, 2006
/s/ MICHAEL HORN Michael Horn	Director	April 13, 2006
/s/ RAY BAUMKIRCHNER Ray Baumkirchner	Director	April 13, 2006
/s/ ANTHONY COSCIA Anthony Coscia	Director	April 13, 2006

INDEX TO EXHIBITS

Exhibits	Description
1.1*	Form of Underwriting Agreement relating to Ryan Beck Holdings, Inc.'s Class A common stock.
3.1*	Amended and Restated Certificate of Incorporation.
3.2*	Amended and Restated Bylaws.
4.1*	Form of Common Stock Certificate.
5.1*	Opinion of Pitney Hardin LLP as to the validity of the shares of Common Stock being offered.
10.1*	RB Holdings, Inc. Supplemental Executive Retirement Plan for Ben Plotkin.
10.2*	Ryan Beck & Co., Inc. New Deferred Incentive Compensation Plan.
10.3*	Ryan Beck & Co., Inc. New Voluntary Deferred Compensation Plan.
10.4*	RB Holdings, Inc. Amended and Restated Common Stock Option Program.
10.5*	Ryan Beck & Co., Inc. Voluntary Deferred Compensation Plan.
10.6*	Ryan Beck & Co., Inc. Supplemental Bonus Plan.
10.7*	Ryan Beck & Co., Inc. Employee's Profit Sharing & 401(k) Savings Plan.
10.8*	Employment Agreement by and between Ben A. Plotkin and Ryan Beck & Co., Inc. dated as of June 30, 1998.
10.9*	Independence Agreement by and among BankAtlantic Bancorp, Inc., BCP Acquisition Corporation and Ryan Beck & Co., Inc. dated June 30, 1998.
21.1*	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Pitney Hardin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement).

*
To be filed by amendment.

QuickLinks

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
Table of contents
Prospectus summary
The offering
Summary consolidated financial information
Risk factors
Forward-looking statements
Use of proceeds
Dividend policy
Capitalization
Dilution
Selected consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Regulation
Management
Summary compensation table
Aggregated option/SAR exercises in last fiscal year and FY-end/SAR values
Principal shareholders
Description of capital stock
Shares eligible for future sale
Material U.S. tax consequences
Underwriting
Legal matters
Experts
Where you can find additional information
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS
RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY For Each of the Years in the Three Year Period Ended December 31, 2005
RYAN BECK HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS
Ryan Beck Holdings, Inc. Notes to consolidated financial statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS